As filed with the Securities and Exchange Commission on July 27, 2009
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESCO INTERNATIONAL, INC.
(exact name of registrant as specified in its charter)

Delaware	5063	25-1723342
(state or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. employer identification no.)
WESCO DISTRIBUTION, INC.
(exact name of registrant as specified in its charter)

Delaware	5063	25-1723345
(state or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. employer identification no.)

225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219
Telephone: (412) 454-2200
(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen A. Van Oss
Senior Vice President and Chief Administrative Officer
WESCO International, Inc.
225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219
Telephone: (412) 454-2200
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

With Copies to:

Kristen L. Stewart Jeffrey W. Acre K&L Gates LLP Henry W. Oliver Building 535 Smithfield Street Pittsburgh, Pennsylvania 15222-2312 Telephone: (412) 355-6500	Vincent Pagano John D. Lobrano Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 Telephone: (212) 455-2000

Approximate date of commencement of proposed sale to the public:  The offering of the securities will commence promptly following the filing date of this Registration Statement. No tendered securities will be accepted for exchange until this Registration Statement has been declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Aggregate	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit	Offering Price(1)	Fee
6.0% Convertible Senior Debentures due 2029	$345,000,000(2)	n/a	$356,435,644	$19,890
Common Stock, $.01 par value	13,142,844 shares(3)	(3)	(3)	(3)
Guarantee(4)	(5)	(5)	(5)	(5)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended. Amount represents the book value of WESCO International, Inc.’s 1.75% Convertible Senior Debentures due 2026 and 2.625% Convertible Senior Debentures due 2025 as of the latest practicable date prior to the filing of this Registration Statement.

(2)	Represents the maximum aggregate principal amount of WESCO International, Inc.’s 6.0% Convertible Senior Debentures due 2029 that may be issued in the exchange offer to which this Registration Statement relates.

(3)	The number of shares of common stock to be issued upon conversion of the 6.0% Convertible Senior Debentures due 2029 was calculated based on the minimum initial conversion price of $26.25 per share (which represents the maximum amount of shares issuable). In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the 6.0% Convertible Senior Debentures due 2029, as such amount may be adjusted due to the anti-dilution provisions applicable to the 6.0% Convertible Senior Debentures due 2029 or otherwise pursuant to the terms of the 6.0% Convertible Senior Debentures due 2029. Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of common stock issuable upon such conversion of the 6.0% Convertible Senior Debentures due 2029 registered hereby.

(4)	Guarantee by WESCO Distribution, Inc. of WESCO International, Inc.’s 6.0% Convertible Senior Debentures due 2029.

(5)	No separate registration fee is payable for the guarantee of WESCO Distribution, Inc. pursuant to Rule 457(n) under the Securities Act.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may change. We may not complete the exchange offer, and the securities being registered may not be exchanged until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 27, 2009

PROSPECTUS

OFFER TO EXCHANGE
UP TO $345,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF
OUR 6.0% CONVERTIBLE SENIOR DEBENTURES DUE 2029
FOR OUR OUTSTANDING
1.75% CONVERTIBLE SENIOR DEBENTURES DUE 2026 (CUSIP NOS. 95082PAF2 AND 95082PAG0)
AND OUR OUTSTANDING
2.625% CONVERTIBLE SENIOR DEBENTURES DUE 2025 (CUSIP NO. 95082PAE5)

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange $960 principal amount of our new 6.0% Convertible Senior Debentures due 2029 (the “2029 Debentures”) for each $1,000 principal amount of our 1.75% Convertible Senior Debentures due 2026 (the “2026 Debentures”), and $1,010 principal amount of our 2029 Debentures for each $1,000 principal amount of our 2.625% Convertible Senior Debentures due 2025 (the “2025 Debentures”), provided that the maximum aggregate principal amount of 2029 Debentures that we will issue is $345,000,000 (the “Maximum Issue Amount”). We will also pay in cash accrued and unpaid interest on 2026 Debentures and 2025 Debentures accepted for exchange from the last applicable interest payment date to, but excluding, the date on which the exchange of 2026 Debentures and 2025 Debentures accepted for exchange is settled (such date is referred to herein as the “Settlement Date”). We refer to this offer as the “Exchange Offer.”

The aggregate principal amount of 2026 Debentures and 2025 Debentures that are accepted for exchange will be based on the order of acceptance priority for such series. We will accept for purchase (1) first, any and all 2026 Debentures validly tendered and not validly withdrawn (with adjustments downward to avoid the exchange of 2026 Debentures in a principal amount other than integral multiples of $1,000), and (2) second, the maximum aggregate principal amount of 2025 Debentures validly tendered and not validly withdrawn (with adjustments downward to avoid the exchange of 2025 Debentures in a principal amount other than integral multiples of $1,000) on a pro rata basis, such that the aggregate principal amount of 2029 Debentures issued in the Exchange Offer for 2026 Debentures and 2025 Debentures does not exceed the Maximum Issue Amount. As of July 27, 2009, the aggregate principal amounts of 2026 Debentures and 2025 Debentures outstanding were $300,000,000 and $150,000,000, respectively. In no event will exchanges of validly tendered 2026 Debentures be subject to proration, due to the size of the Maximum Issue Amount.

We urge you to carefully read the “Risk Factors” section beginning on page 30 of this prospectus before you make any decision regarding the Exchange Offer.

None of us, the Dealer Managers, the Exchange Agent, the Information Agent or any other person is making any recommendation as to whether or not you should tender your 2026 Debentures or 2025 Debentures for exchange in the Exchange Offer. You must make your own decision whether to tender 2026 Debentures or 2025 Debentures in the Exchange Offer, and, if so, the amount of 2026 Debentures or 2025 Debentures, as the case may be, to tender.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Lead Dealer Managers for the Exchange Offer are:

Goldman, Sachs & Co.	Barclays Capital

The Co-Dealer Managers for the Exchange Offer are:

Credit Suisse	Wells Fargo Securities

Robert W. Baird & Co.	Raymond James

The date of this prospectus is          , 2009.

(Cover page continued)

Payment of all principal and interest (including contingent and additional interest, if any) payable on the 2029 Debentures will be unconditionally guaranteed by our subsidiary, WESCO Distribution, Inc. The 2029 Debentures will be our senior unsecured obligations, and the guarantee will be an unsecured senior subordinated obligation of WESCO Distribution.

The 2029 Debentures will be convertible, at the holder’s option, into cash and, in certain circumstances, shares of our common stock pursuant to the terms of the 2029 Debentures, based on an initial conversion rate and an initial conversion price equal to 125% of the “Average VWAP,” provided that the initial conversion price will in no event be less than $26.25 (the “Minimum Conversion Price”). The “Average VWAP” means the arithmetic average, as determined by us, of the Daily VWAP for each trading day during the ten trading day period ending on and including the scheduled Expiration Date for the Exchange Offer, rounded to four decimal places. The “Daily VWAP” for any trading day means the per share volume weighted average price of our common stock on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page WCC.N <Equity> AQR (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of our common stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for this purpose). The initial conversion rate will be 1,000 divided by the initial conversion price, rounded to four decimal places. Because the initial conversion price will not be less than $26.25, the maximum initial conversion rate will not be greater than 38.0952 shares of our common stock per $1,000 principal amount of 2029 Debentures.

The Exchange Offer is subject to the general conditions discussed under “The Exchange Offer — Conditions to the Exchange Offer.” In addition, the registration statement of which this prospectus forms a part must be declared effective and not be subject to a stop order or any proceedings for that purpose. The Exchange Offer is also conditioned on a minimum aggregate principal amount of 2026 Debentures and 2025 Debentures being validly tendered and not validly withdrawn such that at least $100,000,000 aggregate principal amount of 2029 Debentures will be issued in the Exchange Offer.

Holders may withdraw their tendered 2026 Debentures or 2025 Debentures at any time on or prior to the Expiration Date of the Exchange Offer. In addition, holders may withdraw any tendered 2026 Debentures or 2025 Debentures that are not accepted for exchange by us after the expiration of 40 business days from July 27, 2009, if such 2026 Debentures or 2025 Debentures have not been previously returned to you.

The Exchange Offer will expire at midnight, New York City time, on August 21, 2009, unless extended or earlier terminated by us (such date, as the same may be extended or earlier terminated, the “Expiration Date”). You may withdraw your tendered 2026 Debentures and 2025 Debentures at any time prior to the Expiration Date. If the initial conversion price is set at the Minimum Conversion Price because the Average VWAP otherwise would result in an initial conversion price of less than the Minimum Conversion Price, we will extend the Exchange Offer until midnight, New York City time, on the second trading day following the previously scheduled Expiration Date to permit holders to tender or withdraw their 2026 Debentures or 2025 Debentures during those days.

See “Description of Differences Among the Convertible Debentures” for a summary of the material differences between the 2029 Debentures, the 2026 Debentures and the 2025 Debentures. Neither the 2026 Debentures nor the 2025 Debentures are listed for trading on any national securities exchange. We expect to list the 2029 Debentures for trading on the New York Stock Exchange. Our common stock is traded on the New York Stock Exchange under the symbol “WCC.” The last reported sale price of our common stock on July 24, 2009 was $25.51 per share.

i

WESCO International, Inc. is a Delaware corporation. WESCO Distribution, Inc. is a Delaware corporation and a wholly owned subsidiary of WESCO International. WESCO International and WESCO Distribution were each incorporated in 1993. The principal executive offices of WESCO International and WESCO Distribution are each located at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, and the telephone number at that address is (412) 454-2200. Our website is located at http://www.wesco.com. The information in our website is not part of this prospectus.

We currently have trademarks and service marks registered with the U.S. Patent and Trademark Office. The registered trademarks and service marks include: “WESCO®”, our corporate logo, the running man logo, the running man in box logo, “The Extra Effort People®”, and “CB Only the Best is Good Enough”, which was added as a result of the acquisition of Carlton-Bates Company. Certain of these and other trademark and service mark registration applications have been filed in various foreign jurisdictions, including Canada, Mexico, the United Kingdom, Singapore and the European Community.

Neither WESCO International, WESCO Distribution nor any of their respective representatives are making any representation to you regarding the legality of a tender of 2026 Debentures or 2025 Debentures by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of tendering your 2026 Debentures or 2025 Debentures in the Exchange Offer.

In making a decision to tender 2026 Debentures or 2025 Debentures in the Exchange Offer, you must rely on your own examination of our business and the terms of the Exchange Offer, including the merits and risks involved. No person has been authorized to give any information or any representation concerning us, the Exchange Offer or the 2029 Debentures (other than as contained in this prospectus and the related letter of transmittal), and, if given or made, that other information or representation should not be relied upon as having been authorized by us. Neither WESCO International, WESCO Distribution nor any of their respective representatives are making an offer to sell these securities in any jurisdiction where the Exchange Offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of the incorporated document, as applicable.

FORWARD-LOOKING STATEMENTS

You should carefully review the information contained in or incorporated by reference into this prospectus. In this prospectus, statements that are not reported financial results or other historical information are “forward-looking statements.” Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts. They use words such as “target,” “goal,” “objective,” “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions in connection with any discussion of future operating or financial performance.

We cannot guarantee that any forward-looking statements will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and assumptions that may prove to be inaccurate. Among others, the factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 and any of our subsequently filed Quarterly Reports on Form 10-Q could cause actual results to differ from those in forward-looking statements included in or incorporated by reference into this prospectus or that we otherwise make. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove to be inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider any forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consider any additional disclosures that we may make on related subjects in future filings with the Securities and Exchange Commission (the “SEC”). You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), to register the offer and exchange of the 2029 Debentures and a tender offer statement on Schedule TO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This prospectus does not contain all of the information included in the registration statement or the Schedule TO or the exhibits to such filings. We strongly encourage you to read carefully the registration statement, the Schedule TO and the exhibits to such filings.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the Public Reference Room. The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s internet website’s address is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange under the ticker symbol “WCC,” and our reports and other information can be inspected at the offices of the New York Stock

Exchange, 20 Broad Street, New York, New York 10005. Our internet website is http://www.wesco.com. Information contained on our website is not part of, and should not be construed as being incorporated by reference into, this prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you, including business and financial information, by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus or in documents incorporated by reference in this prospectus. Some information that we file with the SEC after the date of this prospectus, and until the completion of the Exchange Offer, will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the following documents that we have filed with the SEC, and any filings that we make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we complete the Exchange Offer, including between the date of this prospectus and the date on which the registration statement of which this prospectus forms a part is declared effective, except as noted in the paragraph below:

Our SEC Filings (File No. 1-14989)	Period for or Date of Filing

Annual Report on Form 10-K(1) Quarterly Report on Form 10-Q Current Reports on Form 8-K Registration Statement on Form 8-A	Year Ended December 31, 2008 Quarter Ended March 31, 2009 April 15, May 27 and July 27, 2009 May 4, 1999

(1)	Items 6, 7, 7A and 8 within the Annual Report on Form 10-K for the year ended December 31, 2008 were revised and superseded by the Current Report on Form 8-K filed with the SEC on July 27, 2009. The revisions reflect the impact of the adoption of Financial Accounting Standards Board Staff Position APB 14-1 (“FSP APB 14-1”), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” which was retrospectively applied, as required.

We are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus or that are exhibits to the registration statement of which this prospectus is a part. Requests should be directed to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, PA 15219, Attention: Corporate Secretary; telephone number: (412) 454-2200. You also may review a copy of the registration statement and its exhibits and the Schedule TO and its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet website (See “— Available Information” above).

In order to ensure timely delivery of documents, security holders must request this information no later than five business days before the scheduled Expiration Date. Accordingly, any request for documents should be made by August 14, 2009 to ensure timely delivery of the documents prior to such date.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of our 2026 Debentures or 2025 Debentures are highlights of selected information included elsewhere or incorporated by reference in this prospectus. To fully understand the Exchange Offer and the other considerations that may be important to your decision about whether to participate in the Exchange Offer, you should carefully read this prospectus in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this prospectus. See the section of this prospectus entitled “Where You Can Find More Information.”

Why are you making the Exchange Offer?

Holders of 2026 Debentures may require us to repurchase all or a portion of their 2026 Debentures on certain future dates, the first of which will occur on November 15, 2011. Similarly, holders of 2025 Debentures may require us to repurchase all or a portion of their 2025 Debentures on certain future dates, the first of which will occur on October 15, 2010. The purpose of the Exchange Offer is to provide us with financial flexibility by extending the maturity of a portion of our debt represented by the 2026 Debentures and 2025 Debentures and reducing the principal amount of 2026 Debentures and 2025 Debentures that we may be obligated to repurchase in November 2011 and October 2010, respectively.

What securities are the subject of the Exchange Offer?

The securities that are the subject of the Exchange Offer are our 2026 Debentures and 2025 Debentures. As of July 27, 2009, the aggregate principal amounts of 2026 Debentures and 2025 Debentures outstanding were $300,000,000 and $150,000,000, respectively.

What aggregate principal amount of 2026 Debentures and 2025 Debentures is being sought in the Exchange Offer?

We will accept for exchange an aggregate principal amount of 2026 Debentures and 2025 Debentures such that the aggregate principal amount of 2029 Debentures issued in the Exchange Offer does not exceed $345,000,000. The aggregate principal amount of 2026 Debentures and 2025 Debentures that are accepted for exchange will be based on the order of priority for such series. We will accept for purchase (1) first, any and all 2026 Debentures validly tendered and not validly withdrawn (with adjustments downward to avoid the exchange of 2026 Debentures in a principal amount other than integral multiples of $1,000), and (2) thereafter, the maximum aggregate principal amount of 2025 Debentures validly tendered and not validly withdrawn (with adjustments downward to avoid the exchange of 2025 Debentures in a principal amount other than integral multiples of $1,000) on a pro rata basis, such that the aggregate principal amount of 2029 Debentures issued in the Exchange Offer for 2026 Debentures and 2025 Debentures does not exceed the Maximum Issue Amount. In no event will exchanges of validly tendered 2026 Debentures be subject to proration, due to the size of the Maximum Issue Amount. See “The Exchange Offer — Maximum Issue Amount; Acceptance Priority Levels; Proration” for more information on priority of purchase and proration of validly tendered 2026 Debentures and 2025 Debentures.

What will I receive in the Exchange Offer if my 2026 Debentures or 2025 Debentures are accepted for exchange?

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange $960 principal amount of our new 2029 Debentures for each $1,000 principal amount of our 2026 Debentures, and $1,010 principal amount of our 2029 Debentures for each $1,000 principal amount of our 2025 Debentures. We will also pay in cash accrued and unpaid interest on 2026 Debentures and 2025 Debentures accepted for exchange from the last applicable interest payment date to, but excluding, the Settlement Date. Subject to the satisfaction or waiver of all conditions to the Exchange Offer and the terms of the Exchange Offer described in this prospectus, 2026 Debentures and 2025 Debentures that are validly tendered and not validly withdrawn will be accepted for exchange in accordance with the terms of the Exchange Offer, including the acceptance priority. The maximum aggregate principal amount of 2029 Debentures that may be issued in the Exchange Offer is $345,000,000.

In what denominations will the 2029 Debentures be issued? What will happen if I am otherwise entitled to 2029 Debentures in a lower principal amount?

The 2029 Debentures will be issued only in minimum denominations of $2,000 and integral multiples of $1,000. In lieu of issuing 2029 Debentures in denominations of other than a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof, if the amount of 2026 Debentures or 2025 Debentures accepted for exchange from a particular holder is such that the minimum denomination threshold of the 2029 Debentures is not reached, we will deliver cash at settlement equal to the entire principal amount of 2029 Debentures that would otherwise have been issued to such holder but for the minimum denomination threshold.

Is the Exchange Offer subject to a minimum condition?

The Exchange Offer is conditioned on a minimum aggregate principal amount of 2026 Debentures and 2025 Debentures being tendered such that at least $100.0 million aggregate principal amount of 2029 Debentures will be issued in exchange. The Exchange Offer is also subject to the other conditions discussed under “The Exchange Offer — Conditions to the Exchange Offer,” including, among other things, the effectiveness of the registration statement of which this prospectus forms a part.

How does the interest rate on the 2029 Debentures offered in the Exchange Offer compare to the interest rate on the 2026 Debentures or 2025 Debentures?

Holders of 2029 Debentures will receive interest payments at an annual rate of 6.0%. Interest will be payable on the 2029 Debentures on March 15 and September 15 of each year, beginning on March 15, 2010, until the 2029 Debentures mature on September 15, 2029, unless earlier converted, redeemed or repurchased. See “Description of the 2029 Debentures — Interest” and “Description of Differences Among the Convertible Debentures.”

If you do not exchange all of your 2026 Debentures in the Exchange Offer, interest will continue to be payable on your 2026 Debentures at an annual rate of 1.75%. Interest on the 2026 Debentures is payable on November 15 and May 15 of each year until November 15, 2026, unless earlier converted, redeemed or repurchased. Similarly, if you do not exchange all of your 2025 Debentures in the Exchange Offer, interest will continue to be payable on your 2025 Debentures at an annual rate of 2.625%. Interest on the 2025 Debentures is payable on October 15 and April 15 of each year until October 15, 2025, unless earlier converted, redeemed or repurchased.

Are the 2026 Debentures or the 2025 Debentures listed on a national securities exchange?

No, neither the 2026 Debentures nor the 2025 Debentures are listed on a national securities exchange, although we do expect to list the 2029 Debentures on the New York Stock Exchange. Investors are urged to consult with their bank, broker or financial advisor in order to obtain information regarding the market prices for the 2026 Debentures and the 2025 Debentures.

What is a recent market price of your common stock?

Our common stock is traded on the New York Stock Exchange under the symbol “WCC.” The last reported sale price of our common stock on July 24, 2009 was $25.51 per share.

How do the conversion prices and conversion rates of my 2026 Debentures or 2025 Debentures compare with the conversion price and conversion rate of the 2029 Debentures offered in the Exchange Offer?

Each $1,000 principal amount of 2026 Debentures is convertible under certain circumstances into 11.3437 shares of our common stock (which is equivalent to a conversion price of $88.15 per share), subject to adjustment under certain circumstances. Each $1,000 principal amount of 2025 Debentures is convertible under certain circumstances into 23.8872 shares of our common stock (which is equivalent to a conversion price of $41.86 per share), subject to adjustment under certain circumstances.

Each $1,000 principal amount of 2029 Debentures will be convertible under certain circumstances into an applicable number shares of our common stock (representing an applicable conversion price per share), subject to adjustment under certain circumstances. The initial conversion rate of the 2029 Debentures will be specified in the indenture for the 2029 Debentures, and will equal 1,000 divided by the initial conversion price. The initial conversion price will equal 125% of the Average VWAP, rounded to four decimal places; provided that in no event will the initial conversion price be less than $26.25 (the “Minimum Conversion Price”). The “Average VWAP” means the arithmetic average, as determined by us, of the Daily VWAP for each trading day during the ten trading day period ending on and including the Expiration Date for the Exchange Offer, rounded to four decimal places. The “Daily VWAP” for any trading day means the per share volume weighted average price of our common stock on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page WCC.N <Equity> AQR (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of our common stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for this purpose).

Examples of the initial conversion price and initial conversion rate if the Average VWAP is a specified level appear in the table below.

		Initial Conversion Rate
		per $1,000 Principal
Sample Average VWAP	Initial Conversion Price	Amount

$19.00	$26.25	38.0952
$20.00	$26.25	38.0952
$21.00	$26.25	38.0952
$22.00	$27.50	36.3636
$23.00	$28.75	34.7826
$24.00	$30.00	33.3333
$25.00	$31.25	32.0000
$26.00	$32.50	30.7692
$27.00	$33.75	29.6296
$28.00	$35.00	28.5714

How can I obtain information regarding the determination of the initial conversion price and the initial conversion rate

Throughout the Exchange Offer, the indicative Average VWAP and the resulting indicative initial conversion price and initial conversion rate with respect to the 2029 Debentures will be available at http://www.gbsc-usa.com/Wesco and from the Information Agent at one of its numbers listed on the back cover page of this prospectus. We will announce the definitive initial conversion price and initial conversion rate with respect to the 2029 Debentures by 4:30 p.m., New York City time, on the Expiration Date, and the definitive initial conversion price and initial conversion rate also will be available by that time at http://www.gbsc-usa.com/Wesco and from the Information Agent.

Is there a minimum conversion price for the 2029 Debentures?

Yes. In no event will the initial conversion price for the 2029 Debentures be less than the Minimum Conversion Price of $26.25. If the initial conversion price equals the Minimum Conversion Price, the initial conversion rate will be 38.0952 shares of our common stock per $1,000 principal amount of 2029 Debentures.

Depending on the trading price of our common stock compared to the Average VWAP described above, the initial conversion price may be set at the Minimum Conversion Price. If the Average VWAP is equal to or less than $21.00, the initial conversion price will equal $26.25, the Minimum Conversion Price. If the initial conversion price is set at the Minimum Conversion Price because the Average VWAP otherwise would result in an initial conversion price of less than the Minimum Conversion Price, we will extend the Exchange Offer until midnight, New York City time, on the second trading day following the original Expiration Date to permit holders to tender or withdraw their 2026 Debentures and 2025 Debentures during those days. Any changes in the prices of our common stock on those additional days of the Exchange Offer will not, however, affect the initial conversion price or the initial conversion rate.

Can holders currently exercise the conversion rights under the 2026 Debentures and the 2025 Debentures? When can I exercise the conversion rights associated with the 2026 Debentures, the 2025 Debentures and the 2029 Debentures?

As of July 27, 2009, holders may not exercise their conversion rights under their 2026 Debentures or their 2025 Debentures. Absent the occurrence of certain circumstances, in which case the 2026 Debentures and the 2025 Debentures may become convertible earlier, the 2026 Debentures and the 2025 Debentures will only become convertible at the option of the holders thereof on November 15, 2024 and October 15, 2023, respectively.

Prior to September 15, 2028, the 2029 Debentures will only be convertible upon the occurrence of certain circumstances. See “Description of Differences Among the Convertible Debentures” for a summary of the conversion conditions applicable to the 2026 Debentures, the 2025 Debentures and the 2029 Debentures. See also “Description of the 2029 Debentures” for a description of the conversion conditions applicable to the 2029 Debentures.

What other rights will I lose if I exchange my 2026 Debentures or 2025 Debentures in the Exchange Offer?

If you validly tender your 2026 Debentures or 2025 Debentures and we accept them for exchange, you will lose the rights of a holder of 2026 Debentures or 2025 Debentures, respectively, with respect to the 2026 Debentures or 2025 Debentures that are exchanged. For example, you would lose the right to receive semi-annual interest payments and principal payments in accordance with the terms of the 2026 Debentures or 2025 Debentures, as the case may be, with respect to the 2026 Debentures and 2025 Debentures that are accepted for exchange in the Exchange Offer. In addition, you will not have the right to require us at your option to repurchase all or a portion of your 2029 Debentures on specified dates in the future, beginning on November 15, 2011, in the case of the 2026 Debentures, and on October 15, 2010, in the case of the 2025 Debentures. See “Description of Differences Among the Convertible Debentures.”

May I tender only a portion of the 2026 Debentures or 2025 Debentures that I hold?

Yes. You do not have to tender all of your 2026 Debentures or 2025 Debentures in order to participate in the Exchange Offer. However, you may only tender 2026 Debentures or 2025 Debentures for exchange in integral multiples of $1,000 principal amount.

If the Exchange Offer is consummated and I do not participate in the Exchange Offer or I do not exchange all of my 2026 Debentures or 2025 Debentures in the Exchange Offer, how will my rights and obligations under my remaining outstanding 2026 Debentures or 2025 Debentures be affected?

The terms of your 2026 Debentures or 2025 Debentures that remain outstanding after the consummation of the Exchange Offer will not change as a result of the Exchange Offer. However, if a sufficiently large aggregate principal amount of 2026 Debentures or 2025 Debentures does not remain outstanding after the Exchange Offer, the trading markets for the remaining outstanding principal amount of 2026 Debentures or 2025 Debentures, as the case may be, may be less liquid.

What do you intend to do with the 2026 Debentures and 2025 Debentures that are accepted for exchange in the Exchange Offer?

The 2026 Debentures and 2025 Debentures accepted for exchange by us in the Exchange Offer will be cancelled and retired.

Are you making a recommendation regarding whether I should participate in the Exchange Offer?

None of us, the Dealer Managers, the Exchange Agent or the Information Agent is making any recommendation regarding whether you should tender or refrain from tendering your 2026 Debentures or 2025 Debentures for exchange in the Exchange Offer. Accordingly, you must make your own determination as to whether to tender your 2026 Debentures or 2025 Debentures for exchange in the Exchange Offer and, if so, the amount of 2026 Debentures or 2025 Debentures to tender. Before making your decision, we urge you to read this prospectus carefully in its entirety, including the information set forth in the section of this prospectus entitled “Risk Factors,” and in the documents incorporated by reference in this prospectus.

When will I receive the Exchange Offer consideration for my 2026 Debentures or 2025 Debentures tendered and accepted for exchange pursuant to the Exchange Offer?

The 2029 Debentures and cash, if any, deliverable in respect of 2026 Debentures and 2025 Debentures accepted for exchange pursuant to the Exchange Offer will be delivered to the Exchange Agent (or upon its instruction to The Depository Trust Company (“DTC”)), as agent for the holders whose 2026 Debentures and 2025 Debentures have been accepted for exchange, promptly following the Expiration Date.

Settlement will not occur until after any final proration factor is determined. We may be unable to announce the final proration factor until at least three New York Stock Exchange trading days after the Expiration Date to the extent that 2026 Debentures and/or 2025 Debentures are tendered by notice of guaranteed delivery, which notices will not require the 2026 Debentures and/or 2025 Debentures tendered thereby to be delivered until the third New York Stock Exchange trading day following the Expiration Date.

Will the 2029 Debentures to be issued in the Exchange Offer be freely tradable?

2029 Debentures received pursuant to this Exchange Offer generally may be offered for resale, resold and otherwise transferred without further registration under the Securities Act and without delivery of a prospectus meeting the requirements of Section 10 of the Securities Act if the holder is not our “affiliate” within the meaning of Rule 144(a)(1) under the Securities Act. Any holder who is our affiliate at the time of the exchange must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales, unless such sale or transfer is made pursuant to an exemption from such requirements and the requirements under applicable state securities laws.

Do you or any of your affiliates have any current plans to purchase any 2026 Debentures or 2025 Debentures that remain outstanding subsequent to the Expiration Date?

No.

Although we and our affiliates do not have any current plans to purchase any 2026 Debentures or 2025 Debentures that remain outstanding subsequent to the Expiration Date, we and our affiliates reserve the right, in our or their absolute discretion, to do so. Following completion of the Exchange Offer, we may repurchase additional 2026 Debentures or 2025 Debentures that remain outstanding in the open market, in privately negotiated transactions, in new exchange offers, through redemptions or otherwise. Future purchases or exchanges of 2026 Debentures or 2025 Debentures that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any 2026 Debentures or 2025 Debentures other than pursuant to the Exchange Offer until 10 business days after the Expiration Date of the Exchange Offer. Future purchases or exchanges, if any, will depend on many factors, which include market conditions and the condition of our business.

What are the conditions to the Exchange Offer?

The Exchange Offer is subject to the conditions described in “The Exchange Offer — Conditions to the Exchange Offer,” including the condition that the registration statement of which this prospectus forms a part shall have become effective and that there shall not have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs. The Exchange Offer is conditioned on a minimum aggregate principal amount of 2026 Debentures and 2025 Debentures being tendered such that at least $100.0 million aggregate principal amount of 2029 Debentures will be issued in exchange.

When does the Exchange Offer expire?

The Exchange Offer will expire at midnight, New York City time, on August 21, 2009, unless extended or earlier terminated by us. If the initial conversion price is set at the Minimum Conversion Price because the Average VWAP otherwise would result in an initial conversion price of less than the Minimum Conversion Price, we will extend the Exchange Offer until midnight, New York City time, on the second trading day following the previously scheduled Expiration Date to permit holders to tender or withdraw their 2026 Debentures or 2025 Debentures during those days. Any changes in the prices of our common stock on those additional days of the Exchange Offer will not, however, affect the conversion price or the conversion ratio.

Under what circumstances can the Exchange Offer be extended, amended or terminated?

We reserve the right to extend the Exchange Offer for any reason. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date of the Exchange Offer. However, we may be required by law to extend the Exchange Offer if we make a material change in the terms of the Exchange Offer or to the information contained in this prospectus. During any extension of the Exchange Offer, 2026 Debentures and 2025 Debentures that were previously tendered for exchange and not validly withdrawn will remain subject to the Exchange Offer. We also reserve the right to terminate the Exchange Offer at any time prior to the Expiration Date of the Exchange Offer if any condition to the Exchange Offer is not met. If the Exchange Offer is terminated, no 2026 Debentures or 2025 Debentures will be accepted for exchange, and any 2026 Debentures or 2025 Debentures that have been tendered for exchange will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the Exchange Offer, see the section of this prospectus entitled “The Exchange Offer — Expiration Date; Extension; Termination; Amendment.”

How will I be notified if the Exchange Offer is extended, amended or terminated?

We will issue a press release or otherwise publicly announce any extension, amendment or termination of the Exchange Offer. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date of the Exchange Offer. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see the section of this prospectus entitled “The Exchange Offer — Expiration Date; Extension; Termination; Amendment.”

What risks should I consider in deciding whether or not to tender my 2026 Debentures or 2025 Debentures?

In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the 2029 Debentures and our common stock that are described in the section of this prospectus entitled “Risk Factors,” and the documents incorporated by reference in this prospectus.

What are the material U.S. federal income tax considerations of my participating in the Exchange Offer?

Please see the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations.” You should consult your own tax advisor for a full understanding of the tax considerations of participating in the Exchange Offer.

How will the Exchange Offer affect the trading markets for the 2026 Debentures and 2025 Debentures that are not exchanged?

There currently are limited trading markets for the 2026 Debentures and 2025 Debentures. To the extent that 2026 Debentures or 2025 Debentures are tendered and accepted for exchange pursuant to the Exchange Offer, the trading markets for the remaining 2026 Debentures or 2025 Debentures will be even more limited or may cease to exist altogether. A debt security with a small outstanding aggregate principal amount or “float” may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged 2026 Debentures or 2025 Debentures may be adversely affected. The reduced float may also make the trading prices of the remaining 2026 Debentures or 2025 Debentures more volatile. See “Risk Factors — Risks Related to Participation in the Exchange Offer by Holders of 2026 Debentures and 2025 Debentures — The liquidity of any trading markets that currently exists for the 2026 Debentures or 2025 Debentures may be adversely affected by the Exchange Offer, and holders of 2026 Debentures or 2025 Debentures who fail to participate in the Exchange Offer may find it more difficult to sell their 2026 Debentures or 2025 Debentures after the Exchange Offer is completed.”

Neither the 2026 Debentures nor the 2025 Debentures are listed for trading on any national securities exchange. We expect to list the 2029 Debentures for trading on the New York Stock Exchange.

Is your financial condition and your results of operations relevant to my decision to tender my 2026 Debentures or 2025 Debentures for exchange in the Exchange Offer?

Yes. We believe that the respective market prices of our common stock, the 2026 Debentures and the 2025 Debentures are closely linked to our financial condition and results of operations. In addition, the market price of our 2029 Debentures issued pursuant to this Exchange Offer is expected to be closely linked to our financial condition and results of operations. For information about the accounting treatment of the Exchange Offer, see the section of this prospectus entitled “The Exchange Offer — Accounting Treatment.”

Are any 2026 Debentures or 2025 Debentures held by your directors or executive officers?

To our knowledge, none of our directors, executive officers or controlling persons, or any of their affiliates, beneficially own any 2026 Debentures or 2025 Debentures, other than Roy W. Haley, our Chairman and Chief Executive Officer, and Kenneth L. Way, a Director. For more information on the holdings of Messrs. Haley and Way, see the section of this prospectus entitled “Interests of Directors and Executive Officers.”

Will you receive any proceeds from the Exchange Offer?

No. We will not receive any proceeds from the Exchange Offer.

How do I tender my 2026 Debentures or 2025 Debentures for exchange in the Exchange Offer?

If you beneficially own 2026 Debentures or 2025 Debentures that are held in the name of a broker or other nominee and wish to tender such 2026 Debentures or 2025 Debentures, you should promptly instruct your broker or other nominee to tender on your behalf. To tender in the Exchange Offer, a holder must:

(1) either:

•	properly complete, duly sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile together with any other documents required by the letter of transmittal, to the Exchange Agent on or prior to midnight, New York City time, on the Expiration Date; or

•	instruct DTC to transmit on behalf of the holder a computer-generated message to the Exchange Agent in which the holder of the 2026 Debentures or 2025 Debentures acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message shall be received by the Exchange Agent on or prior to midnight, New York City time, on the Expiration Date, according to the procedure for book-entry transfer described below; and

(2) deliver to the Exchange Agent on or prior to the Expiration Date confirmation of book-entry transfer of the holder’s 2026 Debentures or 2025 Debentures into the Exchange Agent’s account at DTC pursuant to the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer — Procedures for Tendering 2026 Debentures and 2025 Debentures.”

Alternatively, if a holder wishes to tender its 2026 Debentures or 2025 Debentures for exchange in the Exchange Offer and the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, the holder must tender its 2026 Debentures or 2025 Debentures according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

For more information regarding the procedures for exchanging your 2026 Debentures or 2025 Debentures, see the section of this prospectus entitled “The Exchange Offer — Procedures for Tendering 2026 Debentures and 2025 Debentures” and “The Exchange Offer — Book-Entry Transfer.”

Are there procedures for guaranteed delivery of 2026 Debentures or 2025 Debentures?

Yes. If you wish to tender your 2026 Debentures or 2025 Debentures for exchange in the Exchange Offer and the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, you must tender your 2026 Debentures or 2025 Debentures according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

What happens if some or all of my 2026 Debentures or 2025 Debentures are not accepted for exchange?

Any 2026 Debentures or 2025 Debentures not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the Exchange Offer to the address specified by you in the letter of transmittal or by book entry transfer into an account with DTC specified by you. For more information, see the section of this prospectus entitled “The Exchange Offer — Withdrawal Rights.”

Until when may I withdraw 2026 Debentures or 2025 Debentures previously tendered for exchange?

You may withdraw 2026 Debentures or 2025 Debentures that were previously tendered for exchange at any time on or prior to the Expiration Date of the Exchange Offer. In addition, you may withdraw any 2026 Debentures or 2025 Debentures that you tender that are not accepted for exchange by us after the expiration of 40 business days from July 27, 2009, if such 2026 Debentures or 2025 Debentures have not been previously returned to you. For more information, see the section of this prospectus entitled “The Exchange Offer — Withdrawal Rights.”

How do I withdraw 2026 Debentures or 2025 Debentures previously tendered for exchange in the Exchange Offer?

For a withdrawal to be effective, the Exchange Agent must receive a computer-generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, on or prior to the Expiration Date. For more information regarding the procedures for withdrawing tenders of 2026 Debentures or 2025 Debentures, see the section of this prospectus entitled “The Exchange Offer — Withdrawal Rights.” A form of notice of withdrawal may be obtained from Global Bondholder Services Corporation, the Information Agent for the Exchange Offer. The Information Agent’s contact information appears on the back cover of this prospectus.

Will I have to pay any fees or commissions if I tender my 2026 Debentures or 2025 Debentures for exchange in the Exchange Offer?

You will not be required to pay any fees or commissions to us, the Dealer Managers, the Exchange Agent or the Information Agent in connection with the Exchange Offer. If your 2026 Debentures or 2025 Debentures are held through a broker or other nominee who tenders the 2026 Debentures or 2025 Debentures on your behalf (other than those tendered through a Dealer Manager), your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

With whom may I talk if I have questions about the Exchange Offer?

If you have questions regarding the terms of the Exchange Offer, please contact the Lead Dealer Managers, Goldman, Sachs & Co. and Barclays Capital Inc. The respective addresses and telephone numbers for the Lead Dealer Managers are set forth on the back cover of this prospectus. If you have questions regarding the procedures for tendering your 2026 Debentures or 2025 Debentures for exchange in the Exchange Offer, please contact the Information Agent. Its address and telephone number are set forth on the back cover of this prospectus. You may also write to any of these entities at one of their respective addresses set forth on the back cover of this prospectus.

SUMMARY

This summary provides an overview of selected information. Because this is only a summary, it may not contain all of the information that may be important to you in deciding whether to participate in the Exchange Offer. Before making a decision on whether to participate in the Exchange Offer, you should carefully read this entire prospectus, including the financial data and information contained and incorporated by reference in this prospectus and the section of this prospectus entitled “Risk Factors.”

Unless the context otherwise requires, in this prospectus, the terms “the Company,” “we,” “us,” “our” and “WESCO International” refer to WESCO International, Inc., excluding its subsidiaries; “WESCO” refers to WESCO International, Inc. and its subsidiaries; and “WESCO Distribution” refers to WESCO Distribution, Inc., a wholly owned subsidiary of WESCO International, Inc., excluding its subsidiaries.

WESCO

With sales of approximately $6.1 billion in 2008 and sales of approximately $1.2 billion in the three months ended March 31, 2009, WESCO is a leading North American provider of electrical construction products and electrical and industrial maintenance, repair and operating supplies, commonly referred to as “MRO.” WESCO has approximately 400 full service branches and seven distribution centers located in the United States, Canada, Mexico, the United Kingdom, Nigeria, United Arab Emirates, Singapore, Australia and China. WESCO serves approximately 115,000 customers globally, offering more than 1,000,000 products from approximately 23,000 suppliers utilizing a highly automated, proprietary electronic procurement and inventory replenishment system. At the end of 2008, WESCO had approximately 7,200 employees worldwide, of which approximately 6,300 were located in the United States and approximately 900 in Canada and our other international locations.

Recent Developments

On July 23, 2009, WESCO announced its financial results for the second quarter of 2009. The following is a summary of WESCO’s unaudited results of operations for the three and six months ended June 30, 2009. This summary is not intended to be a comprehensive statement of WESCO’s unaudited financial results for these periods. Full financial results will be included in WESCO’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which is expected to be filed with the SEC on or about August 3, 2009.

Consolidated net sales in the second quarter of 2009 totaled $1.159 billion versus $1.588 billion in the comparable period for 2008, a decrease of 27%. Selling, general and administrative (“SG&A”) expenses in the second quarter of 2009 totaled $169.9 million, which were $37.0 million less than the second quarter of 2008 and $17.6 million less than the first quarter of 2009.

Interest expense totaled $13.8 million for the second quarter of 2009 versus $16.0 million for the second quarter of 2008. On January 1, 2009, WESCO retrospectively implemented the new accounting standard, FSP APB 14-1, for its convertible debentures. As a result of this change, $3.6 million and $3.8 million of non-cash interest expense was recorded in the respective second quarters of 2009 and 2008. The overall reduction to interest expense in the second quarter of 2009, relative to the second quarter of 2008, was attributable to lower interest rates and reduced debt levels. The effective tax rate for the current quarter was 24.2% versus 30.5% in the comparable quarter of 2008.

Operating income for the second quarter of 2009 was $47.6 million compared to $96.8 million in last year’s comparable quarter. Joint venture income was $1.1 million versus $2.6 million in last year’s comparable quarter. Net income for the second quarter of 2009 was $26.4 million versus $58.0 million in the comparable quarter last year. Diluted earnings per share were $0.62 in the second quarter of 2009 versus $1.33 in the second quarter of 2008, based on 42.7 million and 43.6 million shares outstanding, respectively.

Consolidated net sales in the six months ended June 30, 2009 totaled $2.339 billion versus $3.053 billion in the comparable period for 2008, a 23.4% decrease. SG&A expenses for the six months ended June 30, 2009 totaled $357.3 million or $61.2 million lower than the comparable period in 2008. Operating income for the six months ended June 30, 2009 totaled $91.2 million versus $173.9 million in the comparable period last year. The effective tax rate for the six month period ended June 30, 2009 was 26.4% versus 30.6% in the comparable period in 2008. Net income for the six month period ended June 30, 2009 was $49.7 million versus $100.7 million in the comparable period last year. Diluted earnings per share were $1.17 per share in the six months ended June 30, 2009 versus $2.30 per share for the comparable period in 2008, based on 42.6 million and 43.8 million shares outstanding, respectively.

The Exchange Offer

The following summary contains basic information about the Exchange Offer. It does not contain all of the information that may be important to you. For a more complete description of the terms of the Exchange Offer, see “The Exchange Offer.”

Offeror	WESCO International, Inc.

Securities Subject to the Exchange Offer	We are making this Exchange Offer for our outstanding 1.75% Convertible Senior Debentures due 2026 and our outstanding 2.625% Convertible Senior Debentures due 2025. The 2026 Debentures and the 2025 Debentures each are guaranteed on a senior subordinated basis by WESCO Distribution.

The Exchange Offer	Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange $960 principal amount of our new 2029 Debentures for each $1,000 principal amount of our 2026 Debentures, and $1,010 principal amount of our 2029 Debentures for each $1,000 principal amount of our 2025 Debentures, provided that the maximum aggregate principal amount of 2029 Debentures that we will issue is $345,000,000. We will also pay in cash accrued and unpaid interest on 2026 Debentures and 2025 Debentures accepted for exchange from the last applicable interest payment date to, but excluding, the Settlement Date. We refer to this offer as the “Exchange Offer.”

Subject to the satisfaction or waiver of all conditions to the Exchange Offer, 2026 Debentures and 2025 Debentures that are validly tendered and not validly withdrawn will be accepted for exchange in accordance with the terms of the Exchange Offer, including the acceptance priority.

In lieu of issuing 2029 Debentures in denominations of other than a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof, if the amount of 2026 Debentures or 2025 Debentures accepted for exchange from a particular holder is such that the minimum denomination threshold of the 2029 Debentures is not reached, we will deliver cash at settlement equal to the entire principal amount of 2029 Debentures that would have been issued but for the minimum denomination threshold.

See “The Exchange Offer” for more information on the terms of the Exchange Offer.

Acceptance Priority Levels	The aggregate principal amount of 2026 Debentures and 2025 Debentures that are accepted for exchange will be based on the order of priority for such series. We will accept for purchase (1) first, any and all 2026 Debentures validly tendered and not validly withdrawn (with adjustments downward to avoid the exchange of 2026 Debentures in a principal amount other than integral multiples of $1,000), and (2) second, the maximum aggregate principal amount of 2025 Debentures validly tendered and not validly withdrawn (with adjustments downward to avoid the exchange of 2025 Debentures in a principal amount other than integral multiples of $1,000) on a pro rata basis, such that the aggregate principal amount of 2029 Debentures issued in the Exchange Offer for 2026 Debentures and 2025 Debentures does not exceed the

Maximum Issue Amount. Even if the 100% of the 2026 Debentures are validly tendered (and not validly withdrawn) the 2026 Debentures will not be subject to proration due to the size of the Maximum Issue Amount.

See “The Exchange Offer — Maximum Issue Amount; Acceptance Priority Levels; Proration” for more information on priority of purchase and proration.

Purpose of the Exchange Offer	Holders of 2026 Debentures may require us to repurchase all or a portion of their 2026 Debentures on certain future dates, the first of which will occur on November 15, 2011. Similarly, holders of 2025 Debentures may require us to repurchase all or a portion of their 2025 Debentures on certain future dates, the first of which will occur on October 15, 2010. The purpose of the Exchange Offer is to provide us with financial flexibility by extending the maturity of a portion of our debt represented by the 2026 Debentures and 2025 Debentures and reducing the principal amount of 2026 Debentures and 2025 Debentures that we may be obligated to repurchase in November 2011 and October 2010, respectively.

Market Trading	Neither the 2026 Debentures nor the 2025 Debentures are listed for trading on any national securities exchange. Investors are urged to consult with their bank, broker or financial advisor in order to obtain information regarding the market prices for the 2026 Debentures and the 2025 Debentures. We intend to have the 2029 Debentures listed for trading on the New York Stock Exchange.

Our common stock is traded on the New York Stock Exchange under the symbol “WCC.” The last reported sale price of our common stock on July 24, 2009 was $25.51 per share.

Expiration Date	The Expiration Date of the Exchange Offer will be midnight, New York City time, on August 21, 2009, unless extended or earlier terminated by us. The term “Expiration Date” means such date and time or, if we extend the Exchange Offer, the latest date and time to which we extend the Exchange Offer. If the initial conversion price is set at the Minimum Conversion Price because the Average VWAP otherwise would result in an initial conversion price of less than the Minimum Conversion Price, we will extend the Exchange Offer until midnight, New York City time, on the second trading day following the previously scheduled Expiration Date to permit holders to tender or withdraw their 2026 Debentures or 2025 Debentures during those days. Any changes in the prices of our common stock on those additional days of the Exchange Offer will not, however, affect the initial conversion price or the initial minimum conversion rate.

Settlement Date	The settlement of the Exchange Offer will occur promptly after the Expiration Date.

Conditions to the Exchange Offer	The Exchange Offer is subject to the conditions discussed under “The Exchange Offer — Conditions to the Exchange Offer,” including, among other things, that the registration statement of which this prospectus forms a part must be declared effective and not being subject to a stop order or any proceedings for that purpose and a minimum aggregate principal amount of 2026 Debentures and 2025 Debentures shall have been tendered such that at least $100.0 million aggregate principal amount of 2029 Debentures will be issued in exchange. We will not be required to accept for exchange any outstanding 2026 Debentures and 2025 Debentures tendered, subject to the terms of the Exchange Offer, and may terminate this Exchange Offer if any condition of this Exchange Offer as described under “The Exchange Offer — Conditions to the Exchange Offer” remains unsatisfied. We also will not be required to, but we reserve the right to, waive any of the conditions to this Exchange Offer, other than the non-waivable conditions described under “The Exchange Offer — Conditions to the Exchange Offer.”

Extensions; Waivers and Amendments; Termination	Subject to applicable law, we reserve the right to (1) extend the Exchange Offer; (2) waive any and all conditions to or amend the Exchange Offer in any respect (except as to the condition that the registration statement of which this prospectus forms a part having been declared effective and not being subject to a stop order or any proceedings for that purpose and the condition that a minimum aggregate principal amount of 2026 Debentures and 2025 Debentures shall have been tendered such that at least $100.0 million aggregate principal amount of 2029 Debentures will be issued in the Exchange Offer, which conditions we cannot waive); or (3) terminate the Exchange Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See “The Exchange Offer — Expiration Date; Extension; Termination; Amendment.”

Comparison of Differences Among the Convertible Debentures	There are material differences among the terms of the 2026 Debentures, the 2025 Debentures and the 2029 Debentures. See “Description of Differences Among the Convertible Debentures.”

Procedures for Tendering 2026 Debentures and 2025 Debentures	You may tender your 2026 Debentures and 2025 Debentures by transferring them through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Exchange Offer — Procedures for Tendering 2026 Debentures and 2025 Debentures,” “The Exchange Offer — Book-Entry Transfer” and “The Exchange Offer — Guaranteed Delivery Procedures.”

For further information, call the Information Agent at the telephone numbers set forth on the back cover of this prospectus or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

If you are a beneficial owner of 2026 Debentures or 2025 Debentures that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your 2026 Debentures or 2025 Debentures, you should contact your intermediary entity promptly and instruct it to tender the 2026 Debentures or 2025 Debentures on your behalf if you wish to participate in the Exchange Offer. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offer a number of days before the Expiration Date in order for such entity to tender 2026 Debentures or 2025 Debentures on your behalf on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

Guaranteed Delivery Procedures	If you wish to tender your 2026 Debentures or 2025 Debentures for exchange in the Exchange Offer and the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, you must tender your 2026 Debentures or 2025 Debentures according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

Consequences of Failure to Participate in the Exchange Offer	Any 2026 Debentures and 2025 Debentures that are not exchanged in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the applicable governing indenture. If a sufficiently large aggregate principal amount of 2026 Debentures or 2025 Debentures does not remain outstanding after the Exchange Offer, the trading markets for the remaining outstanding aggregate principal amount of 2026 Debentures or 2025 Debentures, as the case may be, may be less liquid. See “The Exchange Offer — Consequences of Failure to Participate in the Exchange Offer” and “Risk Factors.”

Withdrawal Rights; Non-Acceptance	You may withdraw your tender of 2026 Debentures or 2025 Debentures at any time on or prior to midnight, New York City time, on the Expiration Date. In addition, if not previously returned, you may withdraw 2026 Debentures or 2025 Debentures that you tender that are not accepted by us for exchange after expiration of 40 business days from July 27, 2009. In the event that tendered 2026 Debentures or 2025 Debentures are not withdrawn, not exchanged by us due to proration or otherwise not accepted by us for exchange, such 2026 Debentures or 2025 Debentures will be promptly returned to such holders or credited to such holder’s DTC account in the same manner as tendered to us, unless the holder has indicated other delivery instructions in the related letter of transmittal or computer-generated message. See “The Exchange Offer — Withdrawal Rights.”

Required Approvals	We are not aware of any regulatory approvals necessary to complete the Exchange Offer, other than compliance with applicable securities laws.

Appraisal Rights	You do not have dissenters’ rights or appraisal rights with respect to this Exchange Offer.

Material U.S. Federal Income Tax Considerations	We intend to take the position that, although not free from doubt, the exchange of 2026 Debentures or 2025 Debentures for 2029 Debentures will constitute a recapitalization for U.S. federal income tax purposes. Provided the exchange so qualifies, you generally will not recognize gain or loss as a result of the exchange, except that you will recognize any gain in an amount equal to the lesser of: (i) the excess, if any, of the issue price of the 2029 Debentures received and any cash (including cash paid in respect of accrued interest) received in the Exchange Offer over your adjusted tax basis in your 2026 Debentures or 2025 Debentures; and (ii) any cash (including cash paid in respect of accrued interest) you receive in the Exchange Offer, plus the fair market value of the principal amount of the 2029 Debentures you receive over the principal amount of the 2026 Debentures or 2025 Debentures that you surrender in exchange therefor. See “Material U.S. Federal Income Tax Considerations” for a discussion of the material U.S. federal income tax consequences of the Exchange Offer.

The 2029 Debentures and the common stock issuable upon conversion of the 2029 Debentures will be subject to special and complex U.S. federal income tax rules. Holders are urged to consult their tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer and owning and disposing of the 2029 Debentures and common stock issuable upon conversion of the 2029 Debentures. See “Material U.S. Federal Income Tax Considerations.”

Fees and Commissions	You are not required to pay fees or commissions to us, the Dealer Managers, the Exchange Agent or the Information Agent in connection with the Exchange Offer. If your 2026 Debentures or 2025 Debentures are held through a broker or other nominee who tenders the 2026 Debentures or 2025 Debentures on your behalf (other than those tendered through a Dealer Manager), your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Dealer Managers	The Lead Dealer Managers for the Exchange Offer are Goldman, Sachs & Co. and Barclays Capital Inc. The respective addresses and telephone numbers for the Lead Dealer Managers are set forth on the back cover of this prospectus. The Co-Dealer Managers for the Exchange Offer are Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, Robert W. Baird & Co. Incorporated and Raymond James & Associates, Inc. The Lead Dealer Managers and the Co-Dealer Managers are referred to herein collectively as the “Dealer Managers.”

Exchange Agent	The Exchange Agent for the Exchange Offer is The Bank of New York Mellon. Its address and telephone number are set forth on the back cover of this prospectus.

Information Agent	The Information Agent for the Exchange Offer is Global Bondholder Services Corporation. Its address and telephone number are set forth on the back cover of this prospectus.

Further Information	Additional copies of this prospectus, the related letter of transmittal and other materials related to this Exchange Offer, including the form of notice of guaranteed delivery and the form of notice of withdrawal, may be obtained by contacting the Information Agent. For questions regarding the procedures to be followed for tendering your 2026 Debentures or 2025 Debentures, please contact the Information Agent. For all other questions, please contact the Lead Dealer Managers. The contact information for each of these parties is set forth on the back cover of this prospectus.

The 2029 Debentures

The following summary contains basic information about the 2029 Debentures. It does not contain all of the information that may be important to you. For a more complete description of the terms of the 2029 Debentures, see “Description of the 2029 Debentures.”

Issuer	WESCO International, Inc.

Securities Offered	$345.0 million aggregate principal amount of 6.0% Convertible Senior Debentures due 2029, which we refer to herein as the 2029 Debentures.

Maturity	September 15, 2029, unless earlier converted, redeemed or repurchased.

Interest Rate	The 2029 Debentures will accrue interest at the rate of 6.0% per annum, and be payable in cash semi-annually in arrears on each March 15 and September 15, commencing March 15, 2010.

Contingent Interest	Beginning with the six-month interest period commencing September 15, 2016, we will pay contingent interest in cash during any six-month interest period in which the trading price of the 2029 Debentures for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 2029 Debentures.

During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of 2029 Debentures will equal 0.25% of the average trading price of $1,000 principal amount of the 2029 Debentures during the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period.

Ranking	The 2029 Debentures will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The 2029 Debentures will be effectively subordinated to any secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities of our subsidiaries, other than the senior subordinated indebtedness and any subordinated indebtedness of WESCO Distribution.

As of March 31, 2009, we had outstanding approximately $450.0 million of senior indebtedness, consisting of $300.0 million aggregate principal amount of 2026 Debentures and $150.0 million aggregate principal amount of 2025 Debentures. As of such date, we had also guaranteed on a senior basis $150.0 million aggregate principal amount of WESCO Distribution’s senior subordinated notes due 2017, a mortgage financing facility of certain wholly-owned subsidiaries under which approximately $41.9 million was outstanding and WESCO Distribution’s revolving credit facility under which there were $150.0 million of outstanding borrowings.

As of March 31, 2009, on a pro forma basis after giving effect to the Exchange Offer and assuming the exchange of all of the 2026 Debentures and $56.4 million principal amount of the 2025 Debentures pursuant in the Exchange Offer, we would have had outstanding approximately $438.6 million of senior indebtedness, consisting of $345.0 million aggregate principal amount of 2029 Debentures and $93.6 million aggregate principal amount of 2025 Debentures, all of which is unsecured indebtedness. As of that date, we also would have guaranteed on a senior basis $150.0 million aggregate principal amount of WESCO Distribution’s senior subordinated notes due 2017, a mortgage financing facility of certain wholly-owned subsidiaries under which approximately $41.9 million was outstanding and WESCO Distribution’s revolving credit facility under which there were $150.0 million of outstanding borrowings.

Guarantee	The 2029 Debentures will be guaranteed on a senior subordinated basis by WESCO Distribution, as described under “Description of the 2029 Debentures — Subsidiary Guarantee.” The guarantee of the 2029 Debentures will be subordinated in right of payment to all existing and future senior debt of WESCO Distribution. The guarantee will be pari passu with other senior subordinated indebtedness of WESCO Distribution.

As of March 31, 2009, on a pro forma basis after giving effect to the Exchange Offer and assuming the exchange of all of the 2026 Debentures and $56.4 million principal amount of the 2025 Debenture pursuant in the Exchange Offer,

• WESCO Distribution had outstanding senior indebtedness of $150.0 million (excluding unused commitments under its revolving credit facility), all of which was secured indebtedness. WESCO Distribution would have also guaranteed on a senior basis a mortgage financing facility of certain wholly-owned subsidiaries under which approximately $41.9 million was outstanding;

• WESCO Distribution would have had outstanding $150.0 million of senior subordinated indebtedness, consisting of $150.0 million aggregate principal amount of its senior subordinated notes due 2017. WESCO Distribution would have also guaranteed on a senior subordinated basis $93.6 million aggregate principal amount of the 2025 Debentures and $345.0 million aggregate principal amount of the 2029 Debentures;

• WESCO Distribution would have had no outstanding indebtedness that is subordinate or junior in right of repayment to its guarantee of the 2029 Debentures or its senior subordinated notes due 2017; and

• our subsidiaries other than WESCO Distribution would have had no indebtedness (other than trade payables and liabilities incurred in the ordinary course of business), excluding guarantees of a mortgage financing facility of certain wholly-owned subsidiaries under which approximately $41.9 million was outstanding. See “Description of the 2029 Debentures — Subsidiary Guarantee.”

The 2029 Debentures will not be guaranteed by any of our subsidiaries other than WESCO Distribution. As of March 31, 2009, the 2029 Debentures offered hereby would have been structurally junior to $483.7 million of indebtedness and other liabilities (including trade payables) of the non-guarantor subsidiaries. The non-guarantor subsidiaries generated $344.7 million, or 29.2%, of our consolidated net sales for the three months ended March 31, 2009 and held approximately $1.6 billion, or 62.3%, of our consolidated assets at March 31, 2009. See “Risk Factors — Risks Related to the 2029 Debentures and Our Common Stock.”

Conversion Price and Conversion Rate	Holders may convert their 2029 Debentures into cash and, if applicable, shares of our common stock prior to the close of business on the trading day immediately preceding the maturity date, only if the conditions for conversion described below under “— Exercise of Conversion Rights” are satisfied. The initial conversion rate of the 2029 Debentures will be specified in the indenture for the 2029 Debentures, and will equal 1,000 divided by the initial conversion price. The initial conversion price will equal 125% of the Average VWAP, rounded to four decimal places; provided that in no event will the initial conversion price be less than $26.25. The “Average VWAP” means the arithmetic average, as determined by us, of the Daily VWAP for each trading day during the ten trading day period ending on and including the Expiration Date for the Exchange Offer, rounded to four decimal places. The “Daily VWAP” for any trading day means the per share volume weighted average price of our common stock on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page WCC.N <Equity> AQR (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of our common stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for this purpose).

Throughout the Exchange Offer, the indicative Average VWAP and the resulting indicative initial conversion price and initial conversion rate with respect to the 2029 Debentures will be available at http://www.gbsc-usa.com/Wesco and from the Information Agent at one of its numbers listed on the back cover page of this prospectus. We will announce the definitive initial conversion price and initial conversion rate with respect to the 2029 Debentures by 4:30 p.m., New York City time, on the Expiration Date, and the definitive initial conversion price and initial conversion rate also will be available by that time at http://www.gbsc-usa.com/Wesco and from the Information Agent.

Examples of the initial conversion price and initial conversion rate if the Average VWAP is a specified level appear in the table below.

Sample Average VWAP	Initial Conversion Price	Initial Conversion Rate per $1,000 Principal Amount

$19.00	$26.25	38.0952
$20.00	$26.25	38.0952
$21.00	$26.25	38.0952
$22.00	$27.50	36.3636
$23.00	$28.75	34.7826
$24.00	$30.00	33.3333
$25.00	$31.25	32.0000
$26.00	$32.50	30.7692
$27.00	$33.75	29.6296
$28.00	$35.00	28.5714

Exercise of Conversion Rights	You may convert your 2029 Debentures into shares of our common stock at any time on or prior to the close of business on the trading day immediately preceding the maturity date only under the following circumstances:

• prior to September 15, 2028, on any date during any fiscal quarter beginning after September 30, 2009 (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

• at any time on or after September 15, 2028;

• with respect to any 2029 Debentures called for redemption, until the close of business on the business day prior to the redemption date;

• if we distribute to all or substantially all holders of our common stock rights, options or warrants (other than pursuant to a shareholder rights plan) entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average of the closing sale prices for our common stock for the ten trading days preceding the declaration date for such distribution;

• if we distribute to all or substantially all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a shareholder rights plan, share split of common stock or a dividend or distribution on our common stock in shares of common stock), which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution;

• during specified periods if a fundamental change occurs;

• if we are a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets not constituting a fundamental change, in each case pursuant to which our common stock would be converted into cash, securities and/or other property; and

• during the five consecutive trading-day period following any five consecutive trading-day period in which the trading price per $1,000 principal amount of 2029 Debentures was less than 98% of the product of the closing sale price of our common stock and the then current conversion rate for each day of such five-day trading period.

Upon conversion, we will pay cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the 20 trading-day cash settlement averaging period. See “Description of the 2029 Debentures — Conversion Rights — Conversion Procedures — Settlement Upon Conversion.”

Upon any conversion, subject to certain exceptions, you will not receive any separate cash payment representing accrued and unpaid interest (including contingent and additional interest, if any), and such accrued and unpaid interest (including contingent and additional interest, if any) to the conversion date will be deemed to be paid in full with the shares of our common stock issued or cash paid upon conversion rather than cancelled, extinguished or forfeited. See “Description of the 2029 Debentures — Conversion Rights.”

Adjustment to Conversion Rate Upon a Non-Stock Change of Control	Prior to September 15, 2016, if and only to the extent holders elect to convert their 2029 Debentures in connection with a transaction described under the first clause or fourth clause of the definition of fundamental change as described in “Description of the 2029 Debentures — Repurchase Upon a Fundamental Change” pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not common equity interests traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or quoted on the Nasdaq Global Select Market or the Nasdaq Global Market (to the extent that the Nasdaq Global Select Market or the Nasdaq Global Market is not at such time a U.S. national securities exchange) or another established automated over-the-counter trading market in the United States, which we refer to as a “non-stock change of control,” we will increase the conversion rate by a number of additional shares. The number of additional shares will be determined by reference to the table in “Description of the 2029 Debentures — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” based on the effective date of such non-stock change of control and the price paid per share of our common stock in such non-stock change of control.

If holders of our common stock receive only cash in the type of transaction described above, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average of the closing sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control.

Optional Redemption by WESCO International	At any time on or after September 15, 2016, we may redeem all or a part of the 2029 Debentures for cash at a redemption price equal to 100% of the principal amount of the 2029 Debentures, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date.

In addition, at any time on or prior to September 15, 2010, if a Tax Triggering Event has occurred, we may redeem all or a part of the 2029 Debentures for cash at the redemption price equal to 101.5% of the principal amount thereof, plus, if the Conversion Value as of the redemption date of the 2029 Debentures being redeemed exceeds their Initial Conversion Value, 95% of the amount determined by subtracting the Initial Conversion Value of such 2029 Debentures from their Conversion Value as of the redemption date, plus accrued and unpaid interest (including contingent and additional interest, if any) to, but excluding, the redemption date. See “Description of the 2029 Debentures — Optional Redemption.”

Fundamental Change Repurchase Right of Holders	If we undergo a fundamental change (as defined under “Description of the 2029 Debentures — Repurchase Upon a Fundamental Change”) prior to maturity, you will have the right, at your option, to require us to repurchase for cash some or all of your 2029 Debentures at a repurchase price equal to 100% of the principal amount of the 2029 Debentures being repurchased, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date. See “Description of the 2029 Debentures — Repurchase Upon a Fundamental Change.”

Events of Default	If an Event of Default on the 2029 Debentures occurs, the principal amount of the 2029 Debentures, plus premium, if any, and accrued and unpaid interest (including contingent interest and additional interest, if any) may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy, insolvency or reorganization events of default involving WESCO International.

Listing of 2029 Debentures	We intend to have the 2029 Debentures listed for trading on the New York Stock Exchange.

NYSE Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “WCC.”

Material U.S. Federal Income Tax Considerations	The 2029 Debentures and the common stock issuable upon conversion of the 2029 Debentures will be subject to special and complex U.S. federal income tax rules. Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the 2029 Debentures and common stock issuable upon conversion of the 2029 Debentures. See “Risk Factors — Risks Related to the 2029 Debentures and Our Common Stock — You will be required to report taxable income for U.S. federal income purposes, perhaps in significant amounts, prior to your receipt of cash” and “— If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash” and “Material U.S. Federal Income Tax Considerations”

Summary of Material Differences Among the 2029 Debentures, the 2026 Debentures
and the 2025 Debentures

Material differences among the 2029 Debentures, the 2026 Debentures and the 2025 Debentures are summarized in the table below. The table below is qualified in its entirety by the information contained in this prospectus and the respective documents governing the 2029 Debentures, the 2026 Debentures and the 2025 Debentures. See “Description of Differences Among the Convertible Debentures.” For a more detailed description of the 2029 Debentures, see “Description of the 2029 Debentures.”

	2029 Debentures	2026 Debentures	2025 Debentures

Interest Rate	The per annum interest rate of the 2029 Debentures will be 6.0%.	The per annum interest rate of the 2026 Debentures is 1.75%.	The per annum interest rate of the 2025 Debentures is 2.625%.
Maturity	The maturity date of the 2029 Debentures will be September 15, 2029, unless earlier converted, redeemed or repurchased.	The maturity date of the 2026 Debentures is November 15, 2026, unless earlier converted, redeemed or repurchased.	The maturity date of the 2025 Debentures is October 15, 2025, unless earlier converted, redeemed or repurchased.
Conversion Rights	The 2029 Debentures will be convertible into cash and, in certain circumstances, shares of our common stock at the conversion price and conversion rate of the 2029 Debentures, which will equal 125% of the Average VWAP, rounded to four decimal places; provided that in no event will the initial conversion price be less than $26.25. The initial conversion rate of the 2029 Debentures will be specified in the indenture for the 2029 Debentures, and will equal 1,000 divided by the initial conversion price. In no event will the initial conversion rate exceed 38.0952 shares of our common stock per $1,000 principal amount of 2029 Debentures. The conversion rate, and thus the conversion price, may be adjusted under certain circumstances.	The 2026 Debentures are convertible into cash and, in certain circumstances, shares of our common stock, pursuant to the terms of the 2026 Debentures. The conversion rate of the 2026 Debentures is 11.3437 shares of common stock per $1,000 principal amount of 2026 Debentures (equivalent to a conversion price of approximately $88.15 per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances.	The 2025 Debentures are convertible into cash and, in certain circumstances, shares of our common stock, pursuant to the terms of the 2025 Debentures. The conversion rate of the 2025 Debentures is 23.8872 shares of common stock per $1,000 principal amount of 2025 Debentures (equivalent to a conversion price of approximately $41.86 per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances.

	2029 Debentures	2026 Debentures	2025 Debentures

Optional Redemption by us	At any time on or after September 15, 2016, we may redeem all or a part of the 2029 Debentures for cash at a redemption price equal to 100% of the principal amount of the 2029 Debentures, plus accrued and unpaid interest (including contingent and additional interest, if any) to, but not including, the redemption date.	At any time on or after November 15, 2011, we may redeem all or a part of the 2026 Debentures for cash at a redemption price equal to 100% of the principal amount of the 2026 Debentures, plus accrued and unpaid interest (including contingent and additional interest, if any) to, but not including, the redemption date.	Same as 2026 Debentures, except that the optional redemption period commences on October 15, 2010.
In addition, at any time on or prior to September 15, 2010, if a Tax Triggering Event has occurred, we may redeem all or a part of the 2029 Debentures for cash at the redemption price equal to 101.5% of the principal amount thereof, plus, if the Conversion Value as of the redemption date of the 2029 Debentures being redeemed exceeds their Initial Conversion Value, 95% of the amount determined by subtracting the Initial Conversion Value of such 2029 Debentures from their Conversion Value as of the redemption date, plus accrued and unpaid interest (including contingent and additional interest, if any) to, but excluding, the redemption date.

	2029 Debentures	2026 Debentures	2025 Debentures

Optional Repurchase Right of Holders	Holders of 2029 Debentures may not require us to repurchase all or a portion of their 2029 Debentures, except as discussed below under “Fundamental Change Repurchase Rights of Holders.”	Holders of 2026 Debentures may require us to repurchase all or a portion of their 2026 Debentures on November 15, 2011, November 15, 2016 and November 15, 2021 for cash at a repurchase price equal to 100% of the principal amount of the 2026 Debentures, plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the repurchase date.	Holders of 2025 Debentures may require us to repurchase all or a portion of their 2025 Debentures on October 15, 2010, October 15, 2015 and October 15, 2020 for cash at a repurchase price equal to 100% of the principal amount of the 2025 Debentures, plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the repurchase date.
Fundamental Change Repurchase Right of Holders	If we undergo a fundamental change prior to maturity, holders of 2029 Debentures will have the right, at their option, to require us to repurchase for cash some or all of their 2029 Debentures for a specified period following the occurrence of a fundamental change for cash at a repurchase price equal to 100% of the principal amount of the 2029 Debentures being repurchased, plus accrued and unpaid interest (including contingent and additional interest, if any) to, but not including, the repurchase date.	Same as 2029 Debentures.	Same as 2029 Debentures.
Listing	We intend to have the 2029 Debentures listed for trading on the New York Stock Exchange.	The 2026 Debentures are not listed for trading on any national securities exchange.	The 2025 Debentures are not listed for trading on any national securities exchange.

Risk Factors

Prospective investors are urged to read the information set forth under the caption “Risk Factors” in this prospectus for a discussion of certain risks associated with an investment in the 2029 Debentures.

SUMMARY CONSOLIDATED FINANCIAL DATA

The table below sets forth certain of our historical consolidated financial data as of and for each of the periods indicated. The financial information for the years ended December 31, 2006, 2007 and 2008, and as of December 31, 2007 and 2008, is derived from our audited consolidated financial statements which are incorporated by reference into this prospectus from our Current Report on Form 8-K filed on July 27, 2009. The consolidated historical financial information as of and for the three-month periods ended March 31, 2008 and 2009 is derived from our unaudited condensed consolidated financial statements, which are incorporated by reference into this prospectus. The financial information for all periods presented reflects the retroactive implementation of the new accounting standard, FSP APB 14-1, for the 2026 Debentures and 2025 Debentures. In our opinion, such unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the financial data for such periods. The results for the three months ended March 31, 2009 are not necessarily indicative of the results to be achieved for the year ending December 31, 2009 or for any other future period.

The data below should be read in conjunction with “Capitalization” and “Selected Historical Financial Data” included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto, which are incorporated by reference in this prospectus from our Current Report on Form 8-K filed on July 27, 2009.

	Year Ended December 31,			Three Months Ended March 31,
	2006	2007	2008	2008	2009
				(Unaudited)
	(Dollars in millions, except share data and ratios)

Income Statement Data(1):
Net sales	$5,320.6	$6,003.5	$6,110.8	$1,465.2	$1,179.6
Cost of goods sold	4,234.1	4,781.4	4,904.2	1,169.6	941.4
Selling, general and administrative expenses	692.9	791.1	834.3	211.6	187.5
Depreciation and amortization	28.7	36.8	26.7	6.9	7.2

Income from operations	364.9	394.2	345.6	77.1	43.5
Interest expense, net	29.8	76.5	64.2	18.1	12.5
Other (income) expense(2)	22.8	—	(9.4)	(2.7)	(1.6)

Income before income taxes	312.3	317.7	290.8	61.7	32.6
Provision for income taxes(3)	98.2	85.2	86.7	19.0	9.4

Net income	$214.1	$232.5	$204.1	$42.7	$23.2

Earnings per common share
Basic	$4.40	$5.09	$4.82	$1.00	$0.55
Diluted	$4.08	$4.82	$4.71	$0.97	$0.55
Weighted average common shares outstanding
Basic	48,724,343	45,699,537	42,357,748	42,741,818	42,246,795
Diluted	52,463,694	48,250,329	43,305,725	44,033,472	42,564,190
Other Financial Data(1):
Capital expenditures	$18.4	$16.1	$35.3	$11.3	$2.9
Net cash provided by operating activities	207.1	262.3	279.9	92.0	134.6
Net cash provided (used) by investing activities	(555.9)	(48.0)	16.4	48.6	(2.8)
Net cash provided (used) by financing activities	400.1	(212.6)	(265.0)	(116.1)	(110.3)

	Year Ended December 31,						Three Months Ended March 31,
	2006		2007		2008		2008		2009
							(Unaudited)
	(Dollars in millions, except share data and ratios)

Ratio of earnings to fixed charges(4)	8.3	x	4.4	x	4.6	x	3.7	x	3.0	x
Balance Sheet Data:
Total assets	$2,822.0		$2,858.3		$2,719.9		$2,788.7		$2,572.7
Total debt (including current portion and short-term debt)	1,071.6		1,261.3		1,100.3		1,185.3		1,006.0
Stockholders’ equity	803.0		640.1		755.1		658.2		775.7

(1)	Reflects the impact of acquisitions completed in 2008, 2007 and 2006.

(2)	In 2008, represents income from the LADD joint venture. See Note 9 to our audited consolidated financial statements incorporated by reference into this prospectus. In 2006, represents costs relating to the sale of accounts receivable pursuant to our accounts receivable securitization facility. Prior to the amendment and restatement of our accounts receivable securitization facility in 2006, interest expense and other costs related to our accounts receivable securitization facility were recorded as other expense in the consolidated statement of income. See Note 6 to our audited consolidated financial statements incorporated by reference into this prospectus.

(3)	A benefit of $8.5 million from the reversal of a valuation allowance against the net deferred tax asset in 2007 resulted in an unusually low provision for income taxes. In addition, in 2008, 2007 and 2006 the provision for income taxes includes a tax benefit of $20.1 million, $21.2 million and $10.0 million respectively, from the recapitalization of our Canadian operations.

(4)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income before income taxes plus fixed charges. “Fixed charges” consist of interest expense, amortization of deferred financing costs and the component of rental expense that management believes is representative of the interest component of rental expense.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in and incorporated by reference into this prospectus before making a decision on whether or not to participate in the Exchange Offer. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2008, in our subsequently filed quarterly reports on Form 10-Q and in other documents that we file with the SEC prior to completion of this Exchange Offer, all of which are incorporated by reference into this prospectus. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related to Participation in the Exchange Offer by Holders of 2026 Debentures and 2025 Debentures

Our Board of Directors has not made a recommendation as to whether you should tender your 2026 Debentures or 2025 Debentures in exchange for 2029 Debentures in the Exchange Offer, and we have not obtained a third-party determination that the Exchange Offer is fair to holders of our 2026 Debentures or 2025 Debentures.

Our Board of Directors has not made, and will not make, any recommendation as to whether holders of 2026 Debentures or 2025 Debentures should tender their 2026 Debentures or 2025 Debentures in exchange for 2029 Debentures pursuant to the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the 2026 Debentures or 2025 Debentures for purposes of negotiating the terms of this Exchange Offer, or preparing a report or making any recommendation concerning the fairness of this Exchange Offer. Therefore, if you tender your 2026 Debentures or 2025 Debentures, you may not receive more or as much value than if you chose to keep them. Holders of 2026 Debentures and 2025 Debentures must make their own independent decisions regarding their participation in the Exchange Offer.

Upon consummation of the Exchange Offer, holders who exchange 2026 Debentures or 2025 Debentures will lose their rights under the 2026 Debentures or 2025 Debentures.

If you tender 2026 Debentures or 2025 Debentures and your 2026 Debentures or 2025 Debentures are accepted for exchange pursuant to the Exchange Offer, you will lose all of your rights as a holder of the exchanged 2026 Debentures or 2025 Debentures, including, without limitation, your right to future interest and principal payments with respect to the exchanged 2026 Debentures or 2025 Debentures. You also will not have a comparable right to require us to repurchase all or a portion of the 2029 Debentures that you receive in the Exchange Offer in the absence of the occurrence of a fundamental change, unlike the 2026 Debentures or 2025 Debentures, which are puttable on specified dates beginning on November 15, 2011 in the case of the 2026 Debentures and on October 15, 2010 in the case of the 2025 Debentures. See “Description of Differences Among the Convertible Debentures.”

To the extent that a holder of 2026 Debentures or 2025 Debentures exchanges 2026 Debentures or 2025 Debentures for 2029 Debentures in the Exchange Offer, the holder ultimately may find that we would have been able to repay the 2026 Debentures or 2025 Debentures when they otherwise may have been subject to repurchase at the option of the holder or would have matured but are unable to repay or refinance the 2029 Debentures when they mature.

If you tender your 2026 Debentures or 2025 Debentures and your 2026 Debentures or 2025 Debentures are accepted for exchange, you will receive 2029 Debentures, which are not puttable except in the case of a fundamental change and which have a later maturity than the 2026 Debentures or 2025 Debentures that you presently own. It is possible that holders of 2026 Debentures or 2025 Debentures who participate in the Exchange Offer will be adversely affected by the elimination of their temporal put rights and by the extension of maturity. Following the respective put dates and maturity dates of the 2026 Debentures and 2025 Debentures, but prior to the maturity date of the 2029 Debentures, we may become subject to a bankruptcy or similar proceeding or we may otherwise be in a position in which we are unable to repay or refinance the 2029 Debentures when they mature. If so, holders of the 2026 Debentures or 2025 Debentures who opted not to participate in the Exchange Offer may have been paid in full, and there is a risk that the holders of the 2029 Debentures will not be paid in full. If you decide to tender 2026 Debentures or 2025 Debentures, you will be exposed to the risk of nonpayment for a longer period of time.

We intend to take the position that, although not free from doubt, the exchange of 2026 Debentures and 2025 Debentures for 2029 Debentures will qualify as a recapitalization for U.S. federal income tax purposes. Nevertheless, a court could determine that the exchange does not qualify as a recapitalization.

We intend to take the position that, although not free from doubt, the exchange of 2026 Debentures and 2025 Debentures for 2029 Debentures will qualify as a recapitalization for U.S. federal income tax purposes. If the exchange so qualifies, you generally should not recognize gain or loss as a result of the exchange, except that you will recognize any gain in an amount equal to the lesser of: (i) the excess, if any, of the issue price of the 2029 Debentures received and any cash (including cash paid in respect of accrued interest) received in the Exchange Offer over your adjusted tax basis in your 2026 Debentures or 2025 Debentures, and (ii) any cash (including cash paid in respect of accrued interest) you receive in the Exchange Offer, plus the fair market value of the principal amount of the 2029 Debentures you receive over the principal amount of the 2026 Debentures or 2025 Debentures that you surrender in exchange therefor. Any gain recognized on the exchange should be treated as ordinary interest income.

The application of the recapitalization provisions to debt instruments such as the 2029 Debentures, 2026 Debentures and 2025 Debentures is unclear. Moreover, due to the facts and circumstances surrounding a determination of whether an exchange of debt instruments qualifies as a recapitalization, a court could determine that the Exchange Offer does not qualify as a recapitalization. In the event of a successful challenge by the IRS to this characterization of the Exchange Offer, you generally would recognize gain or loss with respect to the 2026 Debentures or 2025 Debentures being exchanged equal to the difference between: (i) the issue price of the 2029 Debentures received and any cash (including cash paid in respect of accrued interest) received in the Exchange Offer, and (ii) the adjusted tax basis in your 2026 Debentures or 2025 Debentures exchanged. Any gain recognized should be treated as ordinary interest income. The character of any loss recognized should be subject to special rules under the contingent debt regulations. See “Material U.S. Federal Income Tax Considerations.”

The liquidity of any trading market that currently exists for the 2026 Debentures or 2025 Debentures may be adversely affected by the Exchange Offer, and holders of 2026 Debentures or 2025 Debentures who fail to participate in the Exchange Offer may find it more difficult to sell their 2026 Debentures or 2025 Debentures after the Exchange Offer is completed.

There currently are limited trading markets for the 2026 Debentures and 2025 Debentures. To the extent that 2026 Debentures or 2025 Debentures are tendered and accepted for exchange pursuant to the Exchange Offer, the trading markets for the remaining 2026 Debentures or 2025 Debentures will be even more limited or may cease to exist altogether. A debt security with a small outstanding aggregate principal amount or “float” may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged 2026 Debentures or 2025 Debentures may be adversely affected. The reduced float may also make the trading prices of the remaining 2026 Debentures or 2025 Debentures more volatile.

Neither the 2026 Debentures nor the 2025 Debentures are listed for trading on any national securities exchange. We intend to have the 2029 Debentures listed for trading on the New York Stock Exchange although we can not assure you that any such listing will occur or be maintained.

Failure to complete the Exchange Offer successfully could negatively affect the prices of the 2026 Debentures, the 2025 Debentures and our common stock.

Several conditions must be satisfied or waived in order to complete the Exchange Offer, including that there shall not have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs. In addition, the registration statement of which this prospectus forms a part must be declared effective and should not be subject to a stop order or any proceedings for that purpose and a minimum aggregate principal amount of 2026 Debentures and 2025 Debentures shall have been tendered such that at least $100.0 million aggregate principal amount of 2029 Debentures will be issued in exchange. The conditions to the Exchange Offer may not be satisfied, and if not satisfied or waived, to the extent that the conditions may be waived, the Exchange Offer may not occur or may be delayed. If the Exchange Offer is not completed or is delayed, the respective market prices of our common stock, the 2026 Debentures and the 2025 Debentures may decline to the extent that the respective current market prices reflect an assumption that the Exchange Offer has been or will be completed.

We cannot assure you that, if we consummate the Exchange Offer, existing ratings for the 2026 Debentures and the 2025 Debentures will be maintained.

We cannot assure you that, as a result of the Exchange Offer, the rating agencies, including Standard & Poor’s Ratings Service and Moody’s Investors Service, will not downgrade or negatively comment upon the ratings for the 2026 Debentures or 2025 Debentures. Any downgrade or negative comment would likely adversely affect the market price of the 2026 Debentures and the 2025 Debentures.

During the pendency of the Exchange Offer, it is likely that the market prices of the 2026 Debentures, the 2025 Debentures and our common stock will be volatile.

It is likely that during the pendency of the Exchange Offer, the market price of our common stock will be volatile. Holders of 2026 Debentures and 2025 Debentures may terminate all or a portion of any hedging arrangements they have entered into in respect of their 2026 Debentures or 2025 Debentures, which may lead to increased purchase activity by or on behalf of such holders during the Exchange Offer. In addition, holders wishing to exchange their 2026 Debentures or 2025 Debentures in the Exchange Offer may seek to establish hedging positions with respect to the 2029 Debentures, which may lead to increased selling activity by or on behalf of such holders during the Exchange Offer. Such purchase or selling activity may lead to volatility in the price of our common stock or may lead to unusually high trading volumes during the period of the Exchange Offer.

If the initial conversion price is the Minimum Conversion Price, the 2029 Debentures will be convertible into fewer shares of our common stock than would have been the case in the absence of that limitation and the relative value of the 2029 Debentures may be diminished.

If the initial conversion price equals the Minimum Conversion Price because the Average VWAP is below $21.00, the number of shares of our common stock initially issuable upon conversion will be set at the Maximum Conversion Rate of 38.0952 shares of our common stock per $1,000 principal amount of 2029 Debentures. This number of shares will be less than the number of shares into which the 2029 Debentures would have been initially convertible but for the Minimum Conversion Price limitation and the relative value of the 2029 Debentures may be diminished. If the initial conversion price is set at the Minimum Conversion Price because the Average VWAP otherwise would result in an initial conversion price of less than the Minimum Conversion Price, the expiration of the Exchange Offer will be extended until midnight, New York City time, on the second trading day following the previously scheduled Expiration Date to permit holders to tender or to withdraw their 2026 Debentures or 2025 Debentures during those days. Any changes in the prices of our common stock on those additional days of the Exchange Offer will not, however, affect the initial conversion price or the initial minimum conversion rate.

Although the conversion price and the conversion rate will be determined based on the Average VWAP of our common stock during the ten trading day period ending on the currently scheduled Expiration Date, the market price of our common stock will fluctuate, and the market price of our common stock upon settlement of the Exchange Offer could be less than the market price used to determine the conversion price and the conversion rate.

The initial conversion price and initial conversion rate will be determined based on the Average VWAP of our common stock during the ten trading day period ending on the currently scheduled Expiration Date and will not be adjusted regardless of any increase or decrease in the market price of our common stock between the Expiration Date of the Exchange Offer and the Settlement Date. Therefore, the market price of the common stock at the time you receive your 2029 Debentures on the Settlement Date could be less than the market price used to determine the initial conversion price and the initial conversion rate. The market price of our common stock has recently been subject to fluctuations and volatility.

Risks Related to the 2029 Debentures and Our Common Stock

For purposes of the following discussion of “Risks Related to the 2029 Debentures and Our Common Stock”, references to “the Company,” “we,” “us” and “our” refer to WESCO International, Inc. and its subsidiaries, unless the context otherwise requires.

We have outstanding consolidated indebtedness of approximately $1.0 billion as of March 31, 2009. This substantial amount of indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the 2029 Debentures and our other debt.

As of March 31, 2009, we had approximately $1.0 billion of outstanding consolidated debt. This substantial level of debt and the related debt service requirements could have significant consequences on our future operations, including:

•	making it difficult for us to meet our payment and other obligations under the 2029 Debentures and our other outstanding debt, including the 2026 Debentures and 2025 Debentures that remain outstanding following the completion of the Exchange Offer;

•	resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under WESCO Distribution’s credit facilities;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the 2029 Debentures and our other debt, including the 2026 Debentures and the 2025 Debentures that remain outstanding following the completion of the Exchange Offer.

As a holding company, our ability to meet our payment and other obligations under our debt instruments depends on our and our subsidiaries’ ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under WESCO Distribution’s credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under the 2029 Debentures, WESCO Distribution’s senior subordinated indebtedness and our other debt, including the 2026 Debentures and the 2025 Debentures that remain outstanding following the completion of the Exchange Offer, and to fund other liquidity needs. If we or our subsidiaries are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the 2029 Debentures, and any 2026 Debentures and 2025 Debentures that remain outstanding following the completion of the Exchange Offer, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we or our subsidiaries are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the 2029 Debentures and our other debt, including the 2026 Debentures and the 2025 Debentures that remain outstanding following the completion of the Exchange Offer.

Despite our current levels of indebtedness, we may incur substantially more debt, which could further exacerbate the risks associated with our substantial indebtedness.

Although WESCO Distribution’s credit facilities and the indenture governing WESCO Distribution’s senior subordinated indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute “indebtedness” as defined in the relevant agreement. If new debt is added to our current debt levels, the related risks that we now face could intensify. At March 31, 2009, WESCO Distribution had approximately $300.9 million in available borrowing capacity under its credit facilities. All borrowings under WESCO Distribution’s credit facilities are senior to WESCO Distribution’s guarantees of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures.

Our debt agreements contain covenant restrictions that may limit our ability to operate our business.

WESCO Distribution’s credit facilities contain, and the indenture governing WESCO Distribution’s senior subordinated indebtedness contains, and any of our other future debt agreements may contain, covenant restrictions that limit the ability of us, WESCO Distribution and certain of our other subsidiaries to operate, including restrictions on the ability to:

•	incur additional debt or issue guarantees;

•	create liens;

•	make certain investments;

•	enter into transactions with affiliates;

•	sell certain assets;

•	make capital expenditures;

•	redeem or repurchase capital stock or, in the case of the credit facilities, subordinated debt, or make other restricted payments;

•	in the case of the credit facilities, change capital structure and business in certain matters;

•	declare or pay dividends or make other distributions to stockholders; and

•	merge or consolidate with any person.

WESCO Distribution’s credit facilities also require us to maintain a fixed charge coverage ratio. In certain circumstances, our capital expenditures may be subject to an annual limit. In addition, WESCO Distribution’s credit facilities contain additional affirmative and negative covenants. The ability of us, WESCO Distribution and certain of our other subsidiaries to comply with these covenants is dependent on future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions.

As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. In addition, our failure or WESCO Distribution’s failure to comply with these covenants could result in a default under the 2029 Debentures, WESCO Distribution’s senior subordinated indebtedness, WESCO Distribution’s credit facilities and our other debt, including the 2026 Debentures and the 2025 Debentures that remain outstanding following the completion of the Exchange Offer, which could permit the holders to accelerate such debt. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt.

The 2029 Debentures will be effectively subordinated to any existing and future secured indebtedness.

The 2029 Debentures and the 2026 Debentures and 2025 Debentures that remain outstanding following the completion of the Exchange Offer will be our general, unsecured obligations and rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness. As a result, the 2029 Debentures and the 2026 Debentures and 2025 Debentures that remain outstanding following the completion of the Exchange Offer will be effectively subordinated to existing and future secured indebtedness we may have to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries, other than the senior subordinated indebtedness of WESCO Distribution and any subordinated indebtedness of WESCO Distribution. Liabilities of these subsidiaries may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. As of March 31, 2009, we had $436.9 million of secured indebtedness outstanding, of which $245.0 million was outstanding under our accounts receivable securitization facility. The 2029 Debentures and the 2026 Debentures and 2025 Debentures that remain outstanding following the completion of the Exchange Offer will not restrict us or our subsidiaries from incurring indebtedness, including senior secured indebtedness in the future, nor will they limit the amount of indebtedness we can issue that is equal in right of payment.

Our assets and the assets of our subsidiaries remain subject to a first priority pledge under WESCO Distribution’s revolving credit facility.

Our obligations and the obligations of WESCO Distribution under WESCO Distribution’s revolving credit facility are secured by a first priority pledge of and security interest in substantially all of our assets and the assets of our subsidiaries, except for real property. If either we or WESCO Distribution become insolvent or are liquidated, or if payment under WESCO Distribution’s revolving credit facility or any other secured indebtedness is accelerated, the lenders under the revolving credit facility or any such other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under the instruments pertaining to the revolving credit facility or such other secured indebtedness). Neither the 2029 Debentures nor the guarantee of the 2029 Debentures by WESCO Distribution are secured. Likewise, neither the 2026 Debentures nor the guarantee of the 2026 Debentures by WESCO Distribution are secured and neither the 2025 Debentures nor the guarantee of the 2025 Debentures by WESCO Distribution are secured. Accordingly, holders of such secured indebtedness will have a prior claim with respect to the assets securing such indebtedness. See “Description of Other Indebtedness.”

Our holding company structure may adversely affect our ability to meet our debt service obligations.

Substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the 2029 Debentures, the 2026 Debentures and the 2025 Debentures, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of management fees, dividends, loans or otherwise, and to pay amounts due on our obligations, including the 2029 Debentures, the 2026 Debentures and the 2025 Debentures. Our subsidiaries are separate and distinct legal entities and, apart from the guarantees of WESCO Distribution, have no obligation, contingent or otherwise, to make payments on the 2029 Debentures, the 2026 Debentures or the 2025 Debentures or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Not all of our subsidiaries are guarantors of the 2029 Debentures, the 2026 Debentures or the 2025 Debentures, and your claims will be subordinated to all of the creditors of the non-guarantor subsidiaries.

Only WESCO Distribution guarantees the 2029 Debentures, the 2026 Debentures and the 2025 Debentures. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets of the non-guarantor subsidiaries are made available for distribution to WESCO International or WESCO Distribution. As of March 31, 2009, the 2029 Debentures would have been effectively junior to $483.7 million of indebtedness and other liabilities (including trade payables) of these non-guarantor subsidiaries. The non-guarantor subsidiaries generated $344.7 million, or 29.2%, of our consolidated net sales for the three months ended March 31, 2009 and held approximately $1.6 billion, or 62.3%, of our consolidated assets at March 31, 2009.

The guarantees of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures by WESCO Distribution are subordinated to all of its existing and future senior indebtedness, which may inhibit your ability to be repaid pursuant to the guarantees.

The guarantees of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures are contractually subordinated in right of payment to the existing and future senior indebtedness of WESCO Distribution. At March 31, 2009, WESCO Distribution and its subsidiaries had approximately $436.9 million of senior debt, and had the ability to borrow up to an additional $300.9 million under WESCO Distribution’s credit facilities, all of which, if borrowed or drawn upon, would be senior debt.

Any incurrence of additional indebtedness by us or WESCO Distribution may have a materially adverse impact on our ability to service our debt, including the 2029 Debentures, the 2026 Debentures and the 2025 Debentures. Due to the subordination provisions of the senior subordinated indebtedness of WESCO Distribution, including the guarantees of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures, in the event of our insolvency, funds of WESCO Distribution that would otherwise be used to pay the holders of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures and other senior subordinated indebtedness of WESCO Distribution will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. As a result of these payments, general creditors may recover less, ratably, than the holders of senior indebtedness of WESCO Distribution, and general creditors may recover more, ratably, than the holders of the 2029 Debentures, the 2026 Debentures or the 2025 Debentures or other subordinated indebtedness of WESCO Distribution. In addition, the holders of senior indebtedness of WESCO Distribution may, under certain circumstances, restrict or prohibit WESCO Distribution from making payments on the 2029 Debentures, the 2026 Debentures and the 2025 Debentures.

The guarantee of the 2029 Debentures by WESCO Distribution may be unenforceable due to fraudulent conveyance statutes, and, accordingly, you could have no claim against WESCO Distribution.

Although laws differ among various jurisdictions, a court could, under fraudulent conveyance laws, further subordinate or avoid the guarantee of the 2029 Debentures by WESCO Distribution if it found that the guarantee was incurred with actual intent to hinder, delay or defraud creditors, or WESCO Distribution did not receive fair consideration or reasonably equivalent value for the guarantee and that WESCO Distribution was any of the following:

•	insolvent or rendered insolvent because of the guarantee;

•	engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity.

The measures of insolvency for purposes of determining whether a fraudulent conveyance has occurred vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the courts. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than all of such company’s property at a fair valuation; or

•	the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

If a court voided the guarantee of WESCO Distribution as the result of a fraudulent conveyance, or held it unenforceable for any other reason, holders of the 2029 Debentures would cease to have a claim against WESCO Distribution based on the guarantee and would solely be creditors of WESCO International.

The terms of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures do not contain restrictive covenants and provide only limited protection in the event of a change of control.

The indenture under which the 2029 Debentures will be issued, and the indentures pursuant to which the 2026 Debentures and the 2025 Debentures were issued, do not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indentures do not contain covenants that limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, may not protect you in the event of a highly leveraged transaction or other similar transaction. The requirement that we offer to repurchase the 2029 Debentures, the 2026 Debentures and the 2025 Debentures upon a change of control is limited to the transactions specified in the applicable definition of a “fundamental change.” Similarly, the circumstances under which we are required to adjust the conversion rate upon the occurrence of a “non-stock change of control” are limited to circumstances where a 2029 Debenture, a 2026 Debenture or a 2025 Debenture is converted in connection with such a transaction.

Accordingly, subject to restrictions contained in our other debt agreements, we could enter into certain transactions, such as acquisitions, refinancings or recapitalizations, that could affect our capital structure and the value of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures and our common stock but would not constitute a fundamental change under the 2029 Debentures, the 2026 Debentures or the 2025 Debentures.

We may be unable to make cash payments in respect of the 2029 Debentures, the 2026 Debentures or the 2025 Debentures upon conversion or the exercise of repurchase rights.

Covenants contained in WESCO Distribution’s credit facilities may prohibit us from making cash payments on the 2029 Debentures, the 2026 Debentures and the 2025 Debentures, including cash payments due in connection with the conversion of 2029 Debentures, the 2026 Debentures and the 2025 Debentures or the exercise of holders of rights to require us to purchase their 2029 Debentures, 2026 Debentures or 2025 Debentures in certain circumstances. For example, WESCO Distribution’s revolving credit facility contains a provision permitting payments on the 2029 Debentures, the 2026 Debentures and the 2025 Debentures to the extent that WESCO Distribution satisfies certain financial covenants related to its fixed charged coverage ratio and borrowing availability before and after the proposed payment.

Holders of the 2029 Debentures have the right to require us to repurchase the 2029 Debentures upon the occurrence of a fundamental change prior to maturity as described under “Description of the 2029 Debentures — Repurchase Upon a Fundamental Change.” Holders of our outstanding 2026 Debentures and 2025 Debentures have similar rights and also have a right to require us to repurchase such 2026 Debentures and 2025 Debentures at certain specified dates. The occurrence of a change of control would also constitute an event of default under WESCO Distribution’s credit facilities, requiring repayment of amounts outstanding thereunder and the occurrence of a change of control would also enable holders of WESCO Distribution’s 7.50% Senior Subordinated Notes due 2017 (the “2017 Notes”) to require WESCO Distribution to repurchase such 2017 Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any. Any of our future debt agreements may contain similar provisions. We may not have sufficient funds to make the required repayments and repurchases at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the 2029 Debentures, the 2026 Debentures and the 2025 Debentures in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time, including WESCO Distribution’s credit facilities, which will limit our ability to purchase the 2029 Debentures, the 2026 Debentures and the 2025 Debentures for cash in certain circumstances. If we fail to repurchase the 2029 Debentures, the 2026 Debentures or the 2025 Debentures in cash as required by the respective indentures, it would constitute an event of default, which, in turn, would constitute an event of default under WESCO Distribution’s credit facilities and the indenture governing the 2017 Notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the 2029 Debentures, the 2026 Debentures or the 2025 Debentures.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your 2029 Debentures, your 2026 Debentures or your 2025 Debentures. However, the fundamental change provisions will not afford protection to holders of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the 2029 Debentures, the 2026 Debentures and the 2025 Debentures. In the event of any such transaction, the holders would not have the right to require us to repurchase the 2029 Debentures, the 2026 Debentures and the 2025 Debentures, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures.

Provisions of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures could discourage an acquisition of us by a third party.

Certain provisions of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures will have the right, at their option, to require us to repurchase all or a portion of their 2029 Debentures, their 2026 Debentures or their 2025 Debentures. In addition, the occurrence of certain change of control transactions may result in the 2029 Debentures, the 2026 Debentures or the 2025 Debentures becoming convertible for additional shares or result in antidilution adjustments which may have the effect of making an acquisition of us less attractive. We may also be required to issue additional shares upon conversion or provide for conversion into the acquirer’s capital stock in the event of certain fundamental changes.

The adjustment to the conversion rate upon the occurrence of certain types of fundamental changes may not adequately compensate you for the lost option value of your 2029 Debentures, 2026 Debentures or 2025 Debentures as a result of such fundamental change.

If certain types of fundamental changes occur on or prior to the date when the 2029 Debentures, the 2026 Debentures or the 2025 Debentures may be redeemed, we may adjust the conversion rate of the 2029 Debentures, the 2026 Debentures or the 2025 Debentures to increase the number of shares issuable upon conversion. The number of additional shares to be issued will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the fundamental change. Although this adjustment is designed to compensate you for the lost option value of your 2029 Debentures, your 2026 Debentures or your 2025 Debentures as a result of certain types of fundamental changes, the adjustment is only an approximation of such lost value based upon assumptions and may not adequately compensate you for such loss. In addition:

•	with respect to the 2029 Debentures, if the price paid per share of our common stock in the fundamental change is less than a price equal to 100% of the greater of (i) 125% of the Average VWAP and (ii) the Minimum Conversion Price (the “Reference Price”) or more than a price equal to 700% of the Reference Price (subject to adjustment), there will be no such adjustment;

•	with respect to the 2026 Debentures, if the price paid per share of our common stock in the fundamental change is less than $65.30 or more than $180.00 (subject to adjustment), there will be no such adjustment; and

•	with respect to the 2025 Debentures, if the price paid per share of our common stock in the fundamental change is less than $31.01 or more than $80.00 (subject to adjustment), there will be no such adjustment.

There is currently no public market for the 2029 Debentures, and an active trading market may not develop for the 2029 Debentures. The failure of a market to develop for the 2029 Debentures could adversely affect the liquidity and value of your 2029 Debentures.

There is no public market for the 2029 Debentures. We intend to apply for listing of the 2029 Debentures on the New York Stock Exchange, but there can be no assurance that such listing will occur or be maintained. Despite our registering the offering of the 2029 Debentures in the Exchange Offer under the Securities Act and our intention to list the 2029 Debentures, a market may not develop for the 2029 Debentures, and there can be no assurance as to the liquidity of any such market that may develop for the 2029 Debentures. If an active, liquid market does not develop for the 2029 Debentures, the market price and liquidity of the 2029 Debentures may be adversely affected. If any of the 2029 Debentures are traded, they may trade at a discount from par.

The liquidity of the trading markets, if any, and future trading prices of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt securities has been subject to disruptions that have caused volatility in prices. It is possible that the market for the 2029 Debentures, the 2026 Debentures and the 2025 Debentures will be subject to disruptions which may have a negative effect on the holders of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures, regardless of our operating results, financial performance or prospects.

The prices of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures may fluctuate significantly, which could negatively affect us and holders of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures.

Movements in the trading prices of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures are expected to move in the same relationship to the trading price of our common stock. The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include:

•	announcements relating to significant corporate transactions;

•	fluctuations in our quarterly financial results;

•	operating and stock price performance of companies that investors deem comparable to us; and

•	changes in government regulation applicable to us or proposals relating to us.

In addition, the U.S. securities markets have been experiencing significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. The market price of our common stock could also be affected by additional sales of our common stock in the future. See “— Future sales of our common stock in the public market could adversely affect the trading price of our common stock and the value of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures and our ability to raise funds in new equity offerings.”

The conditional conversion feature of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures could result in your receiving less than the value of the common stock into which a 2029 Debenture, 2026 Debenture or 2025 Debenture is convertible.

The 2029 Debentures, the 2026 Debentures and the 2025 Debentures are convertible into shares of our common stock only if specified conditions are met. Until these conditions are not met, you will not be able to convert your 2029 Debentures, your 2026 Debentures or your 2025 Debentures, and you may not be able to receive the value of the common stock into which the 2029 Debentures, the 2026 Debentures and the 2025 Debentures would otherwise be convertible.

The price of our common stock, and therefore of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures, may fluctuate significantly.

Stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies in our industry have been volatile. It is impossible to predict whether the price of our common stock will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. General market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us, or the perception that such sales could occur, could affect the price of our common stock and make it more difficult for us to raise funds through future offerings of equity securities. In addition, because the 2029 Debentures, the 2026 Debentures and the 2025 Debentures are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures. Further, the initial conversion rate and conversion price of the 2029 Debentures will be determined based on the Average VWAP of our common stock for the ten trading days prior to and including the Expiration Date, rounded to four decimal places (provided that the initial conversion price will not be less than $26.25), and will not be adjusted regardless of any increase or decrease in the market price of our common stock after the Expiration Date. The market price of the common stock that a holder of 2029 Debentures may receive upon conversion of 2029 Debentures may be significantly less than the market price used to determine the initial conversion rate and conversion price.

If you hold 2029 Debentures, 2026 Debentures or 2025 Debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold 2029 Debentures, 2026 Debentures or 2025 Debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights with respect to the common stock if and when we deliver shares of our common stock to you upon conversion of your 2029 Debentures, 2026 Debentures or 2025 Debentures. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to conversion of your 2029 Debentures, 2026 Debentures or 2025 Debentures, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures and our ability to raise funds in new equity offerings.

Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures.

The trading price of our common stock may decline due to future issuances of shares.

As of March 31, 2009, there were 42,254,962 shares of our common stock outstanding. In addition, there were:

•	options to purchase 3,859,973 shares of common stock outstanding;

•	3,092,278 shares of common stock reserved for issuance for future awards under our equity compensation plans;

•	3,403,110 shares of common stock reserved for issuance upon conversion of our outstanding 2026 Debentures (all of such shares will no longer be reserved for issuance following the Exchange Offer assuming 100% participation in this Exchange Offer by the holders of the 2026 Debentures); and

•	3,583,080 shares of common stock reserved for issuance upon conversion of our outstanding 2025 Debentures (assuming 100% participation by the holders of the 2026 Debentures and participation in this Exchange Offer up to the Maximum Issue Amount by holders of the 2025 Debentures, 2,234,990 shares will be reserved for issuance upon conversion of our outstanding 2025 Debentures following the Exchange Offer).

In addition, assuming that $345.0 million aggregate principal amount of 2029 Debentures are issued pursuant to the Exchange Offer and assuming a conversion rate of 38.0952 shares of common stock per $1,000 principal amount of 2029 Debentures (equivalent to a conversion price of $26.25 per share), approximately 13,142,844 shares of our common stock will be issuable upon conversion of the 2029 Debentures, which represents the maximum amount of shares issuable upon conversion of the 2029 Debentures to be issued pursuant to the Exchange Offer absent any adjustment to the conversion rate pursuant to the terms of the 2029 Debentures.

The issuance or expected issuance, including upon conversion of the 2029 Debentures, the 2026 Debentures or the 2025 Debentures, of a large number of shares of our common stock or sales or expected sales of a large number of our shares of common stock at any time after the date of this prospectus could negatively affect the trading price of our common stock.

Upon conversion of the 2029 Debentures, the 2026 Debentures or the 2025 Debentures, we will generally pay cash in lieu of issuing shares of our common stock with respect to an amount up to the principal amount of 2029 Debentures, 2026 Debentures or 2025 Debentures converted and shares of our common stock with respect to the conversion value in excess thereof. Therefore, holders of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures may receive no shares of our common stock.

Upon conversion, we will pay cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the 20 trading-day cash settlement averaging period. Accordingly, upon conversion of a 2029 Debenture, 2026 Debenture or 2025 Debenture, holders may not receive any shares of our common stock. Further, our liquidity may be reduced upon conversion of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures. In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the cash settlement averaging period, there is a risk that a bankruptcy court may decide a holder’s claim to receive such cash and shares could be subordinated to the claims of our creditors as a result of such holder’s claim being treated as an equity claim in bankruptcy.

The conversion rates of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures may not be adjusted for all dilutive events that may adversely affect the trading price of the 2029 Debentures, the 2026 Debentures or the 2025 Debentures or the common stock issuable upon conversion of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures.

The conversion rates of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures are subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock (other than our common stock), indebtedness or assets, cash dividends and issuer tender or exchange offers. The conversion rates will not be adjusted for certain other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the 2029 Debentures, the 2026 Debentures or the 2025 Debentures or the common stock issuable upon conversion of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures.

Anti-takeover provisions could negatively impact our stockholders.

Provisions of Delaware law and of our certificate of incorporation and bylaws could make it more difficult for a third-party to acquire control of us. For example, we are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our Board of Directors. Our Board of Directors is divided into three classes, with each class serving a three-year term. Additionally, our Restated Certificate of Incorporation authorizes our Board of Directors to issue preferred stock without requiring any stockholder approval, and preferred stock could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third-party to acquire us even if an acquisition might be in the best interest of our stockholders.

You will be required to report taxable income for U.S. federal income purposes, perhaps in significant amounts, prior to your receipt of cash.

We and each holder will be bound by the respective indentures governing the 2029 Debentures, the 2026 Debentures and the 2025 Debentures to treat the 2029 Debentures, the 2026 Debentures and the 2025 Debentures, respectively, as “contingent payment debt instruments” subject to the contingent payment debt regulations. As a result, you will be required to include amounts in income, as original issue discount, in advance of cash you receive on your 2029 Debentures, 2026 Debentures or 2025 Debentures and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a fixed-rate, non-contingent, non-convertible borrowing (which we have determined to be 14% for the 2029 Debentures and previously determined to be 8% for the 2026 Debentures and 7.98% for the 2025 Debentures, compounded semi-annually), even though the 2029 Debentures, 2026 Debentures and 2025 Debentures have a lower yield to maturity. You will recognize taxable income significantly in excess of cash received while your 2029 Debentures, 2026 Debentures or 2025 Debentures are outstanding. In addition, you will recognize ordinary income, if any, upon a sale, exchange, conversion or redemption of the 2029 Debentures, 2026 Debentures or 2025 Debentures at a gain. You are urged to consult your own tax advisors as to the U.S. federal, state and other tax consequences of acquiring, owning and disposing of your 2029 Debentures, 2026 Debentures or 2025 Debentures and shares of common stock. See “Material U.S. Federal Income Tax Considerations.”

If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock, an adjustment to the conversion rate will result, and you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Material U.S. Federal Income Tax Considerations.”

SELECTED HISTORICAL FINANCIAL DATA

The table below sets forth certain of our historical consolidated financial data as of and for each of the periods indicated. The financial information for the years ended December 31, 2006, 2007 and 2008, and as of December 31, 2007 and 2008, is derived from our audited consolidated financial statements which are incorporated by reference into this prospectus from our Current Report on Form 8-K filed on July 27, 2009. The financial information for the year ended December 31, 2004 and as of December 31, 2004 is derived from our audited consolidated financial statements which are not incorporated by reference in this prospectus. The financial information for the years ended December 31, 2005, 2006, 2007 and 2008 and for the three months ended March 31, 2008 and 2009, and as of December 31, 2005, 2006, 2007 and 2008 and March 31, 2008 and 2009 reflects the retroactive implementation of FSP APB 14-1 for the 2026 Debentures and 2025 Debentures. The adoption of FSP APB 14-1 did not impact 2004, and the financial information for the year ended December 31, 2004 and as of December 31, 2004 has not been adjusted. The consolidated historical financial information as of and for the three-month periods ended March 31, 2008 and 2009 is derived from our unaudited condensed consolidated financial statements, which are incorporated by reference into this prospectus. In our opinion, such unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the financial data for such periods. The results for the three months ended March 31, 2009 are not necessarily indicative of the results to be achieved for the year ending December 31, 2009 or for any other future period.

The data below should be read in conjunction with “Capitalization” included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto, in the documents incorporated by reference in this prospectus.

						Three Months
	Year Ended December 31,					Ended March 31,
	2004	2005	2006	2007	2008	2008	2009
						(Unaudited)
	(Dollars in millions, except share data and ratios)

Income Statement Data(1):
Net sales	$3,741.3	$4,421.1	$5,320.6	$6,003.5	$6,110.8	$1,465.2	$1,179.6
Cost of goods sold	3,029.2	3,580.4	4,234.1	4,781.4	4,904.2	1,169.6	941.4
Selling, general and administrative expenses	544.5	612.8	692.9	791.1	834.3	211.6	187.5
Depreciation and amortization	18.1	18.6	28.7	36.8	26.7	6.9	7.2

Income from operations	149.5	209.3	364.9	394.2	345.6	77.1	43.5
Interest expense, net	40.8	31.1	29.8	76.5	64.2	18.1	12.5
Loss on debt extinguishment(2)	2.6	14.9	—	—	—	—	—
Other (income) expense(3)	6.6	13.3	22.8	—	(9.4)	(2.7)	(1.6)

Income before income taxes	99.5	150.0	312.3	317.7	290.8	61.7	32.6
Provision for income taxes(4)	34.6	47.0	98.2	85.2	86.7	19.0	9.4

Net income	$64.9	$103.0	$214.1	$232.5	$204.1	$42.7	$23.2

Earnings per common share
Basic	$1.55	$2.19	$4.40	$5.09	$4.82	$1.00	$0.55
Diluted	$1.47	$2.09	$4.08	$4.82	$4.71	$0.97	$0.55
Weighted average common shares outstanding
Basic	41,838,034	47,085,524	48,724,343	45,699,537	42,357,748	42,741,818	42,246,795
Diluted	44,109,153	49,238,436	52,463,694	48,250,329	43,305,725	44,033,472	42,564,190

											Three Months
	Year Ended December 31,										Ended March 31,
	2004		2005		2006		2007		2008		2008		2009
											(Unaudited)
	(Dollars in millions, except share data and ratios)

Other Financial Data(1):
Capital expenditures	$12.1		$14.2		$18.4		$16.1		$35.3		$11.3		$2.9
Net cash provided by operating activities	21.9		295.1		207.1		262.3		279.9		92.0		134.6
Net cash provided (used) by investing activities	(46.3)		(291.0)		(555.9)		(48.0)		16.4		48.6		(2.8)
Net cash provided (used) by financing activities	30.7		(17.0)		400.1		(212.6)		(265.0)		(116.1)		(110.3)
Ratio of earnings to fixed charges(5)	2.9	x	4.6	x	8.3	x	4.4	x	4.6	x	3.7	x	3.0	x
Book value per common share(6)	7.62		10.55		16.21		14.84		17.88		15.41		18.36
Balance Sheet Data:
Total assets	$1,356.9		$1,650.5		$2,822.0		$2,858.3		$2,719.9		$2,788.7		$2,572.7
Total debt (including current portion and short-term debt)	417.6		383.2		1,071.6		1,261.3		1,100.3		1,236.7		1,006.0
Long-term obligations(7)	2.0		4.3		—		—		—		—		—
Stockholders’ equity	353.6		503.2		803.0		640.1		755.1		658.2		775.7

(1)	Reflects the impact of acquisitions completed in 2008, 2007, 2006 and 2005.

(2)	Represents charges relating to the write-off of unamortized debt issuance and other costs associated with the early extinguishment of debt.

(3)	In 2008, represents income from the LADD joint venture. See Note 9 to our audited consolidated financial statements incorporated by reference into this prospectus. In 2006 and prior years, represents costs relating to the sale of accounts receivable pursuant to our accounts receivable securitization facility. Prior to the amendment and restatement of our accounts receivable securitization facility in 2006, interest expense and other costs related to our accounts receivable securitization facility were recorded as other expense in the consolidated statement of income. See Note 6 to our audited consolidated financial statements incorporated by reference into this prospectus.

(4)	A benefit of $8.5 million from the reversal of a valuation allowance against the net deferred tax asset in 2007 resulted in an unusually low provision for income taxes. In addition, in 2008, 2007, 2006, 2005 and 2004, the provision for income taxes includes a tax benefit of $20.1 million, $21.2 million, $10.0 million, $5.1 million and $1.3 million, respectively, from the recapitalization of our Canadian operations.

(5)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income before income taxes plus fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs, and the portion of rental expense that management believes is representative of the interest component of rental expense.

(6)	For purposes of calculating book value per common share, “Book Value” equals total assets minus total liabilities. For the per share calculation, “Book Value” is divided by the number of common shares outstanding.

(7)	Includes amounts due under earnout agreements for past acquisitions.

USE OF PROCEEDS

We will not receive any proceeds from the exchange of the 2029 Debentures for the 2026 Debentures or the 2025 Debentures pursuant to the Exchange Offer.

CAPITALIZATION

The following table shows our cash and cash equivalents and our consolidated historical capitalization as of March 31, 2009 and as adjusted to give effect to the consummation of the Exchange Offer. For purposes of the “as adjusted” information in the following table, we have assumed $300.0 million principal amount of 2026 Debentures and $56.4 million principal amount of 2025 Debentures are exchanged in the Exchange Offer. We cannot assure you that such amounts of securities will be exchanged. The table below reflects the impact of FSP APB 14-1. The “as adjusted” information is not intended to provide any indication of what our actual financial position, including actual cash balances and borrowings, would have been had the Exchange Offer been completed as of March 31, 2009 or to project our financial position for any future date.

This table should be read in conjunction with “Selected Historical Financial Data” and with our consolidated financial statements, which are incorporated by reference in this prospectus.

	As of March 31, 2009
	Actual	As Adjusted
	(Unaudited)
	(Dollars in millions)

Cash and cash equivalents	$105.1	$96.6

Total debt (including current portion):
Accounts receivable securitization facility(1)	$245.0	$245.0
Revolving credit facility(2)	150.0	150.0
Mortgage financing facility	41.9	41.9
7.50% Senior Subordinated Notes due 2017	150.0	150.0
2.625% Convertible Senior Debentures due 2025, net of debt discount of $6.9	143.0	89.2
1.75% Convertible Senior Debentures due 2026, net of debt discount of $29.7	270.3	—
6.0% Convertible Senior Debentures due 2029	—	162.2
Other debt	5.8	5.8

Total debt	1,006.0	844.1
Total stockholders’ equity:
Preferred stock, $.01 par value; 20,000,000 shares authorized; no shares issued or outstanding	$—	$—
Common stock, $.01 par value; 210,000,000 shares authorized; 55,803,620 shares issued and 44,254,962 shares outstanding	0.5	0.5
Class B nonvoting convertible common stock, $.01 par value; 20,000,000 shares authorized; 4,339,431 shares issued and no shares outstanding	—	—
Additional capital	889.4	976.9
Retained earnings	500.4	504.9
Treasury stock, at cost; 8,418,607 shares	(590.3)	(590.3)
Accumulated other comprehensive income	(24.3)	(24.3)

Total stockholders’ equity	775.7	867.7

Total capitalization	$1,781.7	$1,711.8

(1)	As of March 31, 2009, the available borrowing capacity under our accounts receivable securitization facility was $149.0 million.

(2)	As of March 31, 2009, the available borrowing capacity under WESCO Distribution’s revolving credit facility was $151.9 million, of which $86.5 million is the U.S. sub-facility borrowing limit and $65.4 million is the Canadian sub-facility borrowing limit.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

Holders of 2026 Debentures may require us to repurchase all or a portion of their 2026 Debentures on certain future dates, the first of which will occur on November 15, 2011. Similarly, holders of 2025 Debentures may require us to repurchase all or a portion of their 2025 Debentures on certain future dates, the first of which will occur on October 15, 2010. The purpose of the Exchange Offer is to provide us with financial flexibility by extending the maturity of a portion of our debt represented by the 2026 Debentures and 2025 Debentures and reducing the principal amount of 2026 Debentures and 2025 Debentures that we may be obligated to purchase in November 2011 and October 2010, respectively.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange $960 principal amount of our new 2029 Debentures for each $1,000 principal amount of our 2026 Debentures, and $1,010 principal amount of our 2029 Debentures for each $1,000 principal amount of our 2025 Debentures, provided that the maximum aggregate principal amount of 2029 Debentures that we will issue is $345,000,000. We will also pay in cash accrued and unpaid interest on 2026 Debentures and 2025 Debentures accepted for exchange from the last applicable interest payment date to, but excluding, the Settlement Date. Subject to the satisfaction or waiver of all conditions to the Exchange Offer and the terms of the Exchange Offer described in this prospectus, 2026 Debentures and 2025 Debentures that are validly tendered and not validly withdrawn will be accepted for exchange in accordance with the terms of the Exchange Offer, including the acceptance priority. See “— Maximum Issue Amount; Acceptance Priority Levels; Proration.” The 2029 Debentures will be issued only in minimum denominations of $2,000 and integral multiples of $1,000.

The Exchange Offer is subject to the conditions discussed under “— Conditions to the Exchange Offer,” including, among other things, that the registration statement of which this prospectus forms a part being declared effective and not being subject to a stop order or any proceedings for that purpose. The Exchange Offer is also conditioned on a minimum aggregate principal amount of 2026 Debentures and 2025 Debentures being tendered such that at least $100.0 million aggregate principal amount of 2029 Debentures will be issued in exchange. We will not be required to accept for exchange any outstanding 2026 Debentures and 2025 Debentures tendered and may terminate this Exchange Offer if any condition of this Exchange Offer as described under “— Conditions to the Exchange Offer” remains unsatisfied. We also will not be required to, but we reserve the right to, waive any of the conditions to this Exchange Offer except as to the condition that the registration statement of which this prospectus forms a part being declared effective and not being subject to a stop order or any proceedings for that purpose, and the condition that a minimum aggregate principal amount of 2026 Debentures and 2025 Debentures shall have been tendered such that at least $100.0 million aggregate principal amount of 2029 Debentures will be issued in exchange, which conditions we cannot waive.

The Exchange Offer will expire at midnight, New York City time, on August 21, 2009, unless extended or earlier terminated by us. You may withdraw your tendered 2026 Debentures and 2025 Debentures at any time on or prior to the Expiration Date. You must validly tender your 2026 Debentures and 2025 Debentures for exchange in the Exchange Offer on or prior to the Expiration Date to be eligible to receive the Exchange Offer consideration. If the initial conversion price is set at the Minimum Conversion Price because the Average VWAP otherwise would result in an initial conversion price of less than the Minimum Conversion Price, we will extend the Exchange Offer until midnight, New York City time, on the second trading day following the previously scheduled Expiration Date to permit holders to tender or withdraw their 2026 Debentures or 2025 Debentures during those days. Any changes in the prices of our common stock on those additional days of the Exchange Offer will not, however, affect the initial conversion price or the initial conversion ratio.

Assuming that we have not previously elected to terminate the Exchange Offer, 2026 Debentures and 2025 Debentures validly tendered in accordance with the procedures set forth in this prospectus and the related letter of transmittal on or prior to midnight, New York City time, on the Expiration Date, will, upon the terms and subject to the conditions of the Exchange Offer (including the proration provisions), be accepted for exchange and payment by us of the exchange consideration, and payments will be made therefor on the Settlement Date, which will be promptly after the Expiration Date.

This prospectus and the related letter of transmittal are being sent to all registered holders of 2026 Debentures and 2025 Debentures. There will be no fixed record date for determining registered holders of 2026 Debentures or 2025 Debentures entitled to participate in the Exchange Offer.

Any 2026 Debentures and 2025 Debentures that are accepted for exchange in the Exchange Offer will be cancelled and retired. Any 2026 Debentures and 2025 Debentures tendered but not accepted due to proration or because they were not validly tendered or were validly withdrawn shall remain outstanding upon completion of the Exchange Offer. If any tendered 2026 Debentures or 2025 Debentures are not accepted for exchange and payment because of an invalid tender, proration, the occurrence of other events set forth in this prospectus or otherwise, they will be returned, without expense, to the tendering holder as promptly as practicable after the Expiration Date. Any 2026 Debentures and 2025 Debentures that are not exchanged in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the applicable governing indenture. Holders of 2026 Debentures and 2025 Debentures do not have any appraisal or dissenters’ rights under the applicable governing indenture or otherwise in connection with the Exchange Offer.

If your 2026 Debentures or 2025 Debentures are held through a broker or other nominee who tenders the 2026 Debentures or 2025 Debentures on your behalf (other than those tendered through a Dealer Manager), your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. In addition, holders who tender 2026 Debentures and 2025 Debentures in the Exchange Offer will not be required to pay transfer taxes with respect to the exchange of 2026 Debentures and 2025 Debentures, subject to the instructions in the related letter of transmission. We will pay all charges and expenses in connection with the Exchange Offer, other than applicable taxes as described below in “— Transfer Taxes.” It is important that you read “— Fees and Expenses” below for more details regarding fees and expenses incurred in the Exchange Offer.

We shall be deemed to have accepted for exchange 2026 Debentures and 2025 Debentures validly tendered and not validly withdrawn when we have given oral or written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the holders of 2026 Debentures and 2025 Debentures who tender their 2026 Debentures and 2025 Debentures in the Exchange Offer for the purposes of receiving the Exchange Offer consideration from us and delivering the Exchange Offer consideration to the exchanging holders. We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any 2026 Debentures and 2025 Debentures not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offer.”

In lieu of issuing 2029 Debentures in denominations of other than a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof, if the amount of 2026 Debentures or 2025 Debentures accepted for exchange from a particular holder is such that the minimum denomination threshold of the 2029 Debentures is not reached, we will deliver cash at settlement equal to the entire principal amount of 2029 Debentures that would have been issued but for the minimum denomination threshold.

Maximum Issue Amount; Acceptance Priority Levels; Proration

The aggregate principal amount of 2026 Debentures and 2025 Debentures that are accepted for exchange will be based on the order of priority for such series. We will accept for purchase (1) first, any and all 2026 Debentures validly tendered and not validly withdrawn (with adjustments downward to avoid the exchange of 2026 Debentures in a principal amount other than integral multiples of $1,000), and (2) second, the maximum aggregate principal amount of 2025 Debentures validly tendered and not validly withdrawn (with adjustments downward to avoid the exchange of 2025 Debentures in a principal amount other than integral multiples of $1,000) on a pro rata basis, such that the aggregate principal amount of 2029 Debentures issued in the Exchange Offer for 2026 Debentures and 2025 Debentures does not exceed $345,000,000. In no event will the 2026 Debentures be subject to proration, due to the size of the Maximum Issue Amount.

We may change the order of priority in our sole discretion, in which case the Exchange Offer will remain open for at least ten business days from the date we first give notice to holders of 2026 Debentures and 2025 Debentures of such change.

The following tables sets forth examples of the application of the order of acceptance priority to the exchange of 2026 Debentures and 2025 Debentures in the Exchange Offer, based on hypothetical tenders of (1) $300,000,000 in aggregate principal amount of 2026 Debentures and $100,000,000 in aggregate principal amount of 2025 Debentures (Example A) and (2) $200,000,000 in aggregate principal amount of 2026 Debentures and $150,000,000 in aggregate principal amount of 2025 Debentures (Example B).

EXAMPLE A

		Aggregate				Hypothetical	Hypothetical
		Principal				Aggregate	Aggregate
		Amount	Hypothetical	Hypothetical		Principal	Principal
		Outstanding	Aggregate	Aggregate		Amount of	Amount
		Immediately	Principal	Principal		2029	Tendered
	Acceptance	Prior to	Amount	Amount	Pro-	Debentures	and not
	Priority	Exchange	Validly	Accepted for	Ration	Issued in	Accepted for
Title of Security	Level	Offer	Tendered(1)	Exchange(2)	Factor	Exchange	Exchange(2)

1.75% Convertible Senior Debentures Due 2026	1	$300,000,000	$300,000,000	$300,000,000	100%	$288,000,000	$—
2.625% Convertible Senior Debentures Due 2025	2	150,000,000	100,000,000	56,435,644	56.4%	57,000,000	43,564,356

Total		$450,000,000	$400,000,000	$356,435,644		$345,000.000	$43,564,356

(1)	The aggregate principal amount of each series stated as hypothetically being tendered in the above table have been selected solely to illustrate the application of the acceptance priority levels in relation to the Maximum Issue Amount of 2029 Debentures that may be issued in the Exchange Offer and are not indicative of the actual or expected aggregate principal amounts of 2026 Debentures or 2025 Debentures that may be tendered in the Exchange Offer.

(2)	Amounts do not represent adjustments downward to avoid the exchange of 2026 Debentures or 2025 Debentures in principal amounts other than integral multiples of $1,000 and the issuance of 2029 Debentures other than in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

In the above example, we would first accept all of the $300,000,000 aggregate principal amount of tendered 2026 Debentures in exchange for $288,000,000 aggregate principal amount of 2029 Debentures. We then would accept $56,435,644 aggregate principal amount of tendered 2025 Debentures on a prorated basis. We would accept from each holder of tendered 2025 Debentures that portion of the holder’s tendered 2025 Debentures that is equal to the total amount of such tendered 2025 Debentures multiplied by a fraction, the numerator of which would be equal to $56,435,644 (which is the maximum aggregate principal amount of the 2025 Debentures that we are able to purchase without exceeding the Maximum Issue Amount) and the denominator of which would be equal to $100,000,000 (the aggregate principal amount of the 2025 Debentures tendered). In this example, (a) 100.0% of the 2026 Debentures tendered would be accepted for exchange and (b) 56.4% of the 2025 Debentures tendered would be accepted for purchase due to the acceptance priority levels of such series.

EXAMPLE B

		Aggregate				Hypothetical	Hypothetical
		Principal				Aggregate	Aggregate
		Amount	Hypothetical	Hypothetical		Principal	Principal
		Outstanding	Aggregate	Aggregate		Amount of	Amount
		Immediately	Principal	Principal		2029	Tendered
	Acceptance	Prior to	Amount	Amount	Pro-	Debentures	and not
	Priority	Exchange	Validly	Accepted for	Ration	Issued in	Accepted for
Title of Security	Level	Offer	Tendered(1)	Exchange	Factor	Exchange	Exchange

1.75% Convertible Senior Debentures Due 2026	1	$300,000,000	$200,000,000	$200,000,000	100%	$192,000,000	$—
2.625% Convertible Senior Debentures Due 2025	2	150,000,000	150,000,000	150,000,000	100%	151,500,000	—

Total		$450,000,000	$350,000,000	$350,000,000		$343,500,000	$0

(1)	The aggregate principal amount of each series stated as hypothetically being tendered in the above table have been selected solely to illustrate the application of the acceptance priority levels in relation to the Maximum Issue Amount of 2029 Debentures that may be issued in the Exchange Offer and are not indicative of the actual or expected aggregate principal amounts of 2026 Debentures or 2025 Debentures that may be tendered in the Exchange Offer.

In the above example, we would first accept all of the $200,000,000 aggregate principal amount of tendered 2026 Debentures in exchange for $192,000,000 aggregate principal amount of 2029 Debentures. We then would accept all of the $150,000,000 aggregate principal amount of tendered 2025 Debentures in exchange for $151,500,000 aggregate principal amount of 2029 Debentures. In this example, all of the 2026 Debentures and 2025 Debentures validly tendered and not validly withdrawn would be accepted for exchange, and proration would not occur.

If proration of 2025 Debentures is required, we will determine the applicable final proration factor as soon as practicable after the Expiration Date and will announce the results of proration by press release. We may be unable to announce the final proration factor until at least three New York Stock Exchange trading days after the Expiration Date to the extent that 2026 Debentures and/or 2025 Debentures are tendered by notice of guaranteed delivery, which notices will not require the 2026 Debentures and/or 2025 Debentures tendered thereby to be delivered until the third New York Stock Exchange trading day following the Expiration Date.

Resale of 2029 Debentures Received Pursuant to the Exchange Offer

Any 2029 Debentures received pursuant to this Exchange Offer generally may be offered for resale, resold and otherwise transferred without further registration under the Securities Act and without delivery of a prospectus meeting the requirements of Section 10 of the Securities Act if the holder is not our “affiliate” within the meaning of Rule 144(a)(1) under the Securities Act. Any holder who is our affiliate at the time of the exchange must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales, unless such sale or transfer is made pursuant to an exemption from such requirements and the requirements under applicable state securities laws.

Consequences of Failure to Participate in the Exchange Offer

Any 2026 Debentures and 2025 Debentures that are not exchanged in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the applicable governing indenture.

There currently are limited trading markets for the 2026 Debentures and 2025 Debentures. To the extent that 2026 Debentures or 2025 Debentures are tendered and accepted for exchange pursuant to the Exchange Offer, the trading market for the remaining 2026 Debentures or 2025 Debentures will be even more limited or may cease to exist altogether. A debt security with a small outstanding aggregate principal amount or “float” may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged 2026 Debentures or 2025 Debentures may be adversely affected. The reduced float may also make the trading prices of the remaining 2026 Debentures or 2025 Debentures more volatile.

Holders of 2026 Debentures may require us to repurchase all or a portion of their 2026 Debentures on November 15, 2011, November 15, 2016 and November 15, 2021 for cash at a repurchase price equal to 100% of the principal amount of the 2026 Debentures, plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the repurchase date. Similarly, holders of 2025 Debentures may require us to repurchase all or a portion of their 2025 Debentures on October 15, 2010, October 15, 2015 and October 15, 2020 for cash at a repurchase price equal to 100% of the principal amount of the 2025 Debentures, plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the repurchase date. The 2029 Debentures do not provide for our repurchase of the 2029 Debentures at the option of the holder at any particular future date, other than in the event of a fundamental change.

On or after November 15, 2011, the 2026 Debentures will be subject to optional redemption in full by us. Similarly, the 2025 Debentures will be subject to optional redemption in full by us on or after October 15, 2010. As a result, holders who do not exchange all of their 2026 Debentures or 2025 Debentures in the Exchange Offer and who do not convert their 2026 Debentures or 2025 Debentures pursuant to their respective terms on or prior to the date we are entitled to redeem the debentures may lose the ability to receive the applicable conversion consideration upon conversion of their 2026 Debentures or 2025 Debentures. In addition, following completion of the Exchange Offer, we may repurchase additional 2026 Debentures or 2025 Debentures that remain outstanding after the Exchange Offer in the open market, in privately negotiated transactions, additional exchange offers, or otherwise. Future purchases of 2026 Debentures or 2025 Debentures that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any 2026 Debentures or 2025 Debentures, other than pursuant to the Exchange Offer, until 10 business days after the Expiration Date of the Exchange Offer. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Expiration Date; Extension; Termination; Amendment

The Exchange Offer will expire at midnight, New York City time, on August 21, 2009, unless we have extended the period of time that the Exchange Offer is open. The Exchange Offer will be open for at least 20 business days as required by Rule 14e-1(a) under the Exchange Act.

If the initial conversion price is set at the Minimum Conversion Price because the Average VWAP otherwise would result in an initial conversion price of less than the Minimum Conversion Price, we will extend the Exchange Offer until midnight, New York City time, on the second trading day following the previously scheduled Expiration Date to permit holders to tender or withdraw their 2026 Debentures or 2025 Debentures during those days. Any changes in the prices of our common stock on those additional days of the Exchange Offer will not, however, affect the initial conversion price or the initial minimum conversion rate.

We reserve the right to extend the period of time that the Exchange Offer is open, and delay acceptance for exchange of any 2026 Debentures or 2025 Debentures, by giving oral or written notice to the Exchange Agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension, all 2026 Debentures and 2025 Debentures previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

In addition, we reserve the right to:

•	terminate or amend the Exchange Offer and not to accept for exchange any 2026 Debentures and 2025 Debentures not previously accepted for exchange upon the occurrence of any of the events specified below under “— Conditions to the Exchange Offer” that have not been waived by us; and

•	amend the terms of the Exchange Offer in any manner permitted or not prohibited by law.

If we terminate or amend the Exchange Offer, we will notify the Exchange Agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer and extend the Exchange Offer, if required by law, to ensure that the Exchange Offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the principal amount of 2026 Debentures and 2025 Debentures sought or the Exchange Offer consideration, including the applicable exchange ratios or in the provisions for determining the initial conversion price and initial conversion rate, we will promptly disseminate disclosure regarding the changes and extend the Exchange Offer, if required by law, to ensure that the Exchange Offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

Procedures for Tendering 2026 Debentures and 2025 Debentures

We have forwarded to you, along with this prospectus, a letter of transmittal relating to the Exchange Offer. A holder need not submit a letter of transmittal if the holder tenders 2026 Debentures or 2025 Debentures in accordance with the procedures mandated by DTC’s Automated Tender Offer Program (“ATOP”). To tender 2026 Debentures or 2025 Debentures without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the Exchange Agent must contain your acknowledgment of receipt of, and your agreement to be bound by and to make all of the representations contained in, the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

Only a holder of record of 2026 Debentures and 2025 Debentures may tender 2026 Debentures and 2025 Debentures in the Exchange Offer. To tender in the Exchange Offer, a holder must:

(1) either:

•	properly complete, duly sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile together with any other documents required by the letter of transmittal, to the Exchange Agent on or prior to the Expiration Date; or

•	instruct DTC to transmit on behalf of the holder a computer-generated message to the Exchange Agent in which the holder of the 2026 Debentures or 2025 Debentures acknowledges and agrees to be bound by the terms of, and to make all of the representations contained in, the letter of transmittal, which computer-generated message shall be received by the Exchange Agent on or prior to midnight, New York City time, on the Expiration Date, according to the procedure for book-entry transfer described below; and

(2) deliver to the Exchange Agent on or prior to the Expiration Date confirmation of book-entry transfer of your 2026 Debentures or 2025 Debentures into the Exchange Agent’s account at DTC pursuant to the procedure for book-entry transfers described below.

Alternatively, if a holder wishes to tender its 2026 Debentures or 2025 Debentures for exchange in the Exchange Offer and the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, the holder must tender its 2026 Debentures or 2025 Debentures according to the guaranteed delivery procedures set forth under “— Guaranteed Delivery Procedures.”

To be tendered effectively, the Exchange Agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth on the back cover of this prospectus on or prior to the Expiration Date, or, in the case of guaranteed delivery, no later than three New York Stock Exchange trading days after the Expiration Date. To receive confirmation of valid tender of 2026 Debentures or 2025 Debentures, a holder should contact the Exchange Agent at its telephone number listed on the back cover of this prospectus.

The tender of 2026 Debentures or 2025 Debentures by a holder that is not validly withdrawn prior to expiration of the Exchange Offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

If the related letter of transmittal or any other required documents are physically delivered to the Exchange Agent, the method of delivery is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service, properly insured. In all cases, holders should allow sufficient time to assure delivery to the Exchange Agent before expiration of the Exchange Offer. Holders should not send letters of transmittal to us, the Dealer Managers or the Information Agent. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose 2026 Debentures or 2025 Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if it wishes to participate in the Exchange Offer. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offer a number of days before the Expiration Date in order for such entity to tender 2026 Debentures or 2025 Debentures on your behalf on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the 2026 Debentures or 2025 Debentures.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution in certain circumstances. As used in this prospectus, “eligible institution” means a bank, broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer, government securities broker, credit union, national securities exchange, registered securities association, clearing agency or savings association. The signature need not be guaranteed by an eligible institution if the 2026 Debentures or 2025 Debentures are tendered:

•	by a registered holder who has not completed either of the boxes entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal, of tendered 2026 Debentures and 2025 Debentures. Our determination will be final and binding, absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any 2026 Debentures or 2025 Debentures not validly tendered or any 2026 Debentures or 2025 Debentures the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular 2026 Debentures or 2025 Debentures. A waiver of any defect or irregularity with respect to the tender of one tendered security shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other tendered securities except to the extent we may otherwise so provide. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties, absent a finding to the contrary by a court of competent jurisdiction.

Unless waived, any defects or irregularities in connection with tenders of 2026 Debentures or 2025 Debentures must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of 2026 Debentures or 2025 Debentures, none of us, the Dealer Managers, the Information Agent, the Exchange Agent or any other person will incur any liability for failure to give notification. Tenders of 2026 Debentures or 2025 Debentures will not be deemed made until those defects or irregularities have been cured or waived. Any 2026 Debentures and 2025 Debentures received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the Expiration Date.

In all cases, we will accept 2026 Debentures and 2025 Debentures for exchange pursuant to the Exchange Offer only after the Exchange Agent timely receives:

•	a timely book-entry confirmation that 2026 Debentures or 2025 Debentures have been transferred into the Exchange Agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted computer-generated message to the Exchange Agent.

Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain additional copies of the letter of transmittal for the 2026 Debentures and 2025 Debentures from the Information Agent at its offices listed on the back cover of this prospectus.

Book-Entry Transfer

The Exchange Agent has established accounts with respect to the 2026 Debentures and 2025 Debentures at DTC for purposes of the Exchange Offer.

The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC’s ATOP procedures to tender 2026 Debentures and 2025 Debentures.

Any participant in DTC may make book-entry delivery of 2026 Debentures and 2025 Debentures by causing DTC to transfer the 2026 Debentures or 2025 Debentures into the Exchange Agent’s applicable account in accordance with DTC’s ATOP procedures for transfer.

However, the exchange for the 2026 Debentures or 2025 Debentures so tendered will be made only after a book-entry confirmation of such book-entry transfer of 2026 Debentures or 2025 Debentures into the Exchange Agent’s applicable account, and timely receipt by the Exchange Agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering 2026 Debentures or 2025 Debentures that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of, and to make all of the representations contained in, the letter of transmittal, and that we may enforce that agreement against the participant.

Guaranteed Delivery Procedures

Holders who wish to tender their 2026 Debentures or 2025 Debentures and (i) who cannot comply with the procedures for book-entry transfer in a timely manner, or (ii) who cannot deliver a letter of transmittal, agent’s message (as defined above under “— Book-Entry Transfer”) or any other required documents to the Exchange Agent on or prior to the Expiration Date, may effect a tender if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a validly completed and duly executed notice of guaranteed delivery in the form we have provided is received by the Exchange Agent, as provided below, prior to the Expiration Date; and

•	the Exchange Agent receives, at its address set forth on the back cover of this prospectus and within the period of three New York Stock Exchange trading days after the Expiration Date, a book-entry confirmation of the transfer of the 2026 Debentures or 2025 Debentures into the Exchange Agent’s account at DTC, and either:

•	a properly completed and duly executed letter of transmittal, which includes all signature guarantees required thereon and all other required documents or

•	a properly transmitted agent’s message.

A notice of guaranteed delivery must be delivered to the Exchange Agent by hand, overnight courier, facsimile transmission or mail before the Expiration Date and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of 2026 Debentures or 2025 Debentures at any time on or prior to midnight, New York City time, on the Expiration Date. In addition, if not previously returned, you may withdraw 2026 Debentures or 2025 Debentures that you tender that are not accepted by us for exchange after expiration of 40 business days from July 27, 2009. For a withdrawal to be effective, the Exchange Agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the Expiration Date. A form of notice of withdrawal may be obtained from the Information Agent. Any notice of withdrawal must:

•	specify the name of the person that tendered the 2026 Debentures or 2025 Debentures to be withdrawn;

•	identify the 2026 Debentures or 2025 Debentures to be withdrawn, including the certificate number or numbers, if physical certificates were tendered, and principal amount of such 2026 Debentures or 2025 Debentures;

•	include a statement that the holder is withdrawing its election to have the 2026 Debentures or 2025 Debentures exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the 2026 Debentures or 2025 Debentures were tendered, or by the same entity previously delivering the related agent’s message, including any required signature guarantees, and, in the case of certificated securities, be accompanied by documents of transfer sufficient to have the trustee under the applicable indenture register the transfer of the 2026 Debentures or 2025 Debentures into the name of the person withdrawing the tender; and

•	specify the name in which any of the 2026 Debentures or 2025 Debentures are to be registered, if different from that of the person that tendered the 2026 Debentures or 2025 Debentures.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn 2026 Debentures or 2025 Debentures or otherwise comply with DTC’s procedures, or, in the case of certificated securities, the name and address to which such withdrawn 2026 Debentures or 2025 Debentures are to be sent.

Any 2026 Debentures or 2025 Debentures validly withdrawn will not have been validly tendered for exchange for purposes of the Exchange Offer. Any 2026 Debentures or 2025 Debentures that have been tendered for exchange but which are not exchanged for any reason will be credited to an account with DTC specified by the holder, or, in the case of certificated securities, if any, returned to the tendering holder, as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn 2026 Debentures or 2025 Debentures may be re-tendered by following one of the procedures described under “— Procedures for Tendering 2026 Debentures and 2025 Debentures” above at any time on or prior to the Expiration Date.

Acceptance of 2026 Debentures or 2025 Debentures for Exchange; Delivery of Exchange Offer Consideration

Upon satisfaction or waiver of all of the conditions to the Exchange Offer and upon the terms and subject to the conditions of the Exchange Offer, we will promptly accept such 2026 Debentures or 2025 Debentures validly tendered that have not been validly withdrawn in accordance with the acceptance priority for each series. We will pay the Exchange Offer consideration in exchange for such 2026 Debentures or 2025 Debentures accepted for exchange promptly after the Expiration Date. For purposes of the Exchange Offer, we will be deemed to have accepted 2026 Debentures or 2025 Debentures for exchange when we give oral (promptly confirmed in writing) or written notice of acceptance to the Exchange Agent.

In all cases, we will pay the Exchange Offer consideration in exchange for 2026 Debentures or 2025 Debentures that are accepted for exchange pursuant to the Exchange Offer only after the Exchange Agent timely receives a book-entry confirmation of the transfer of the 2026 Debentures or 2025 Debentures into the Exchange Agent’s account at DTC, and a properly completed and duly executed letter of transmittal and all other required documents, or a properly transmitted agent’s message.

Settlement will not occur until after any final proration factor is determined. We may be unable to announce the final proration factor until at least three New York Stock Exchange trading days after the Expiration Date to the extent that 2026 Debentures and/or 2025 Debentures are tendered by notice of guaranteed delivery, which notices will not require the 2026 Debentures and/or 2025 Debentures tendered thereby to be delivered until the third New York Stock Exchange trading day following the Expiration Date.

We will deliver 2029 Debentures in exchange for 2026 Debentures and 2025 Debentures accepted for exchange in the Exchange Offer, pay in cash accrued and unpaid interest on 2026 Debentures and 2025 Debentures accepted for exchange and cash equal to the principal amount of 2029 Debentures that would have been issued to a holder tendering 2026 Debentures or 2025 Debentures in an amount that would result in the issuance of 2029 Debentures in less than the minimum denomination of $2,000, promptly after the expiration of the Exchange Offer, by issuing the 2029 Debentures and paying such accrued and unpaid interest and any other cash payments on the Settlement Date to the Exchange Agent (or upon its instructions, to DTC), which will act as agent for you for the purpose of receiving the 2029 Debentures and accrued and unpaid interest and any other cash payments and transmitting the 2029 Debentures and accrued and unpaid interest and any other cash payments to you. Tendering holders of the 2026 Debentures and 2025 Debentures should indicate in the applicable box in the letter of transmittal or to the book-entry transfer facility in the case of holders who electronically transmit their acceptance through ATOP the name and address to which delivery of the 2029 Debentures and payment of accrued and unpaid interest on the 2026 Debentures and 2025 Debentures accepted for exchange and any other cash payments is to be sent, if different from the name and address of the person signing the letter of transmittal or transmitting such acceptance through ATOP.

We expressly reserve the right, subject to applicable law, to (1) delay acceptance for exchange of 2026 Debentures and 2025 Debentures tendered under the Exchange Offer or the delivery of 2029 Debentures in exchange for the 2026 Debentures and 2025 Debentures accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the 2026 Debentures and 2025 Debentures deposited by or on behalf of the holders promptly after the termination or withdrawal of any of the Exchange Offer), or (2) terminate the Exchange Offer at any time.

You will not be obliged to pay brokerage commissions or fees to the Dealer Managers, the Exchange Agent, the Information Agent or us with respect to the Exchange Offer. However, if a tendering holder handles the transactions through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

We will pay all transfer taxes applicable to the exchange and transfer of 2026 Debentures and 2025 Debentures pursuant to the Exchange Offer, except if the delivery of the 2029 Debentures and payment of accrued and unpaid interest and any other cash payment is being made to, or if 2026 Debentures and 2025 Debentures not tendered or not accepted for payment are registered in the name of, any person other than the holder of 2026 Debentures and 2025 Debentures tendered thereby or 2026 Debentures and 2025 Debentures are credited in the name of any person other than the person(s) signing the letter of transmittal or electronically transmitting acceptance through ATOP, as applicable; then, in such event, delivery and payment shall not be made unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

The Company will not be liable for any interest as a result of a delay by the Exchange Agent or DTC in distributing the consideration for the Exchange Offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer to the contrary, the Exchange Offer is subject to the following conditions that we cannot waive: the registration statement of which this prospectus forms a part shall have become effective; no stop order suspending the effectiveness of the registration statement and no proceedings for that purpose shall have been instituted or be pending, or to our knowledge, be contemplated or threatened by the SEC; and a minimum aggregate principal amount of 2026 Debentures and 2025 Debentures shall have been tendered such that at least $100.0 million aggregate principal amount of 2029 Debentures will be issued in exchange.

In addition, we will not be required to accept for exchange, or to pay the offer consideration in exchange for, any 2026 Debentures or 2025 Debentures and may terminate or amend the Exchange Offer, by oral or written notice (with any oral notice to be promptly confirmed in writing) to the Exchange Agent, followed by a timely press release, at any time before accepting any of the 2026 Debentures or 2025 Debentures for exchange, if, in our reasonable judgment:

•	there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us (as set forth under “— Purpose of the Exchange Offer”) of the Exchange Offer;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality, or there shall have occurred any development, that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us of the Exchange Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs;

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

•	the sales price for our common stock in U.S. securities markets or the New York Stock Exchange declines more than 21.6% from $25.51, the last reported sale price of our common stock on July 24, 2009;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

We expressly reserve the right to amend or terminate the Exchange Offer and to reject for exchange any 2026 Debentures or 2025 Debentures not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the Exchange Offer, in whole or in part, except as to the requirements that the registration statement of which this prospectus forms a part not have become effective, that the registration statement of which this prospectus forms a part not be subject to a stop order or any proceedings for that purpose, or that a minimum aggregate principal amount of 2026 Debentures and 2025 Debentures shall have been tendered such that at least $100.0 million aggregate principal amount of 2029 Debentures will be issued in the Exchange Offer, which conditions we cannot waive. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

All conditions to the Exchange Offer must be satisfied or, to the extent permitted by the terms of the Exchange Offer, waived, prior to the Expiration Date.

Fees and Expenses

We will bear the fees and expenses of soliciting tenders for the Exchange Offer and tendering holders of 2026 Debentures or 2025 Debentures will not be required to pay any expenses of soliciting tenders in the Exchange Offer, including any fee or commission payable to the Dealer Managers. However, if a tendering holder handles the transactions through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by the Dealer Manager as well as by our officers and other employees.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of 2026 Debentures and 2025 Debentures pursuant to the Exchange Offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	tendered 2026 Debentures or 2025 Debentures are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of 2026 Debentures or 2025 Debentures under the Exchange Offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Future Purchases and Exchanges

Following completion of the Exchange Offer, we may acquire additional 2026 Debentures or 2025 Debentures that remain outstanding in the open market, in privately negotiated transactions, in new exchange offers, by redemption or otherwise. Future purchases, exchanges or redemptions of 2026 Debentures or 2025 Debentures that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any 2026 Debentures or 2025 Debentures other than pursuant to the Exchange Offer until 10 business days after the Expiration Date of the Exchange Offer. Future purchases, exchanges and redemptions, if any, will depend on many factors, which include market conditions and the condition of our business.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of 2026 Debentures or 2025 Debentures under applicable law in connection with the Exchange Offer.

Compliance With “Short Tendering” Rule

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender 2026 Debentures or 2025 Debentures for such person’s own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (b) will cause such securities to be delivered in accordance with the terms of the Exchange Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of 2026 Debentures or 2025 Debentures in response to the Exchange Offer under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to the Exchange Offer upon the terms and subject to the conditions of the Exchange Offer, including the tendering holder’s acceptance of the terms and conditions of the Exchange Offer, as well as the tendering holder’s representation and warranty that (a) such holder has a net long position in the 2026 Debentures or 2025 Debentures being tendered pursuant to the Exchange Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such 2026 Debentures or 2025 Debentures complies with Rule 14e-4.

Compliance With Securities Laws

We are making the Exchange Offer to all holders of outstanding 2026 Debentures and 2025 Debentures. We are not aware of any jurisdiction in which the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Exchange Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Exchange Offer will not be made to, nor will tenders of 2026 Debentures or 2025 Debentures be accepted from or on behalf of, the holders of 2026 Debentures or 2025 Debentures residing in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer will be deemed to be made on our behalf by one of the Dealer Managers if licensed under the laws of that jurisdiction.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of our 2029 Debentures, or the possession, circulation or distribution of this prospectus or any other material relating to us or our 2029 Debentures in any jurisdiction where action for that purpose is required. Accordingly, our 2029 Debentures may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisement in connection with our 2029 Debentures may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this Exchange Offer, the distribution of this prospectus, and the resale of the 2029 Debentures.

European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer to the public of any 2029 Debentures as contemplated by this document may be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any such 2029 Debentures may be made at any time under the following exemptions under the Prospectus Directive, to the extent those exemptions have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by any managers to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Dealer Managers for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of such 2029 Debentures shall result in a requirement for the publication by us or any manager of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any 2029 Debentures in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any 2029 Debentures to be offered so as to enable an investor to decide to exchange for any 2029 Debentures, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus has been prepared on the basis that all offers of such 2029 Debentures will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the EEA, from the requirement to produce a prospectus for offers of such 2029 Debentures. Accordingly any person making or intending to make any offer within the EEA of 2029 Debentures which are the subject of the placement contemplated in this document should only do so in circumstances in which no obligation arises for us or the Dealer Manager to produce a prospectus for such offer. Neither we nor any of the Dealer Managers have authorized, nor do we or any Dealer Manager authorize, the making of any offer of such 2029 Debentures through any financial intermediary, other than offers made by the Dealer Managers which constitute the final placement of such 2029 Debentures contemplated in this prospectus.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any 2029 Debentures under, the offer contemplated in this document will be deemed to have represented, warranted and agreed to and with the Dealer Managers and us that in the case of any 2029 Debentures acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the 2029 Debentures acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Dealer Manager has been given to the offer or resale; or (ii) where 2029 Debentures have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those 2029 Debentures to it is not treated under the Prospectus Directive as having been made to such persons.

United Kingdom

This prospectus is only being distributed to and directed at (i) persons outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons, “relevant persons”). 2029 Debentures are only available to, and any invitation, offer or agreement to subscribe or otherwise acquire such 2029 Debentures will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Australia

This prospectus does not constitute a disclosure document under Part 6D.2 of the Corporations Act 2001 of the Commonwealth of Australia (the “Australian Corporations Act”) and has not been, and will not be, lodged with the Australian Securities and Investments Commission.

No offer of securities is being made in Australia, and the distribution or receipt of this document in Australia does not constitute an offer of securities capable of acceptance by any person in Australia, except in the limited circumstances described in this prospectus relying on certain exemptions in section 708 of the Australian Corporations Act.

Hong Kong

No offer or sale of securities has been or will be made in Hong Kong, by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. There has not been issued in Hong Kong or elsewhere any advertisement, invitation or document relating to the 2026 Debentures or 2025 Debentures which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan

The Exchange Offer is not being made directly or indirectly in, nor is the Exchange Offer capable of acceptance from, Japan. Copies of this prospectus and any related offering documents are being mailed to holders of 2026 Debentures and 2025 Debentures with registered addresses in Japan for information purposes only.

Singapore

This prospectus or any other offering material relating to 2026 Debentures or 2025 Debentures has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the 2029 Debentures will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, this prospectus and any other document or material relating to the offer or sale, or invitation for subscription or purchase, of the 2026 Debentures or the 2025 Debentures may not be circulated or distributed, nor may the 2029 Debentures be offered or sold, or be the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act; (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the Securities and Futures Act; or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Where the 2029 Debentures are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act; (2) where no consideration is given for the transfer; or (3) by operation of law.

Schedule TO

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Exchange Offer. Such Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption “Where You Can Find More Information.”

Accounting Treatment

We will consider the respective fair values of the debt components of the 2026 Debentures and 2025 Debentures tendered versus their respective book values of the debt components and will record the resulting anticipated gain on the transaction on our consolidated statement of operations in the period the Exchange Offer closes. Any excess between the face value of the 2029 Debentures to be issued and the aggregate fair values of the debt components of the 2026 Debentures and 2025 Debentures will reduce stockholders’ equity. Any remaining deferred tax liability relating to the 2026 Debentures and 2025 Debentures will increase stockholders’ equity.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the New York Stock Exchange under the symbol “WCC.” The following table sets forth, for the periods indicated, the range of high and low sales prices per share of our common stock as reported on the New York Stock Exchange for the periods indicated.

	High	Low

Year Ended December 31, 2007
First Quarter	$69.67	$56.76
Second Quarter	66.59	59.82
Third Quarter	64.40	37.65
Fourth Quarter	51.00	37.94
Year Ended December 31, 2008
First Quarter	$43.59	$31.01
Second Quarter	46.51	36.50
Third Quarter	40.38	31.24
Fourth Quarter	31.90	11.00
Year Ended December 31, 2009
First Quarter	$22.42	$13.29
Second Quarter	29.22	17.41
Third Quarter (through July 24, 2009)	27.07	22.39

On July 24, 2009, the closing price of our common stock on the New York Stock Exchange was $25.51 per share.

We have not paid dividends on our common stock, and do not presently plan to pay dividends in the foreseeable future. We currently expect that earnings will be retained and reinvested to support business growth, share repurchases or debt reduction. In addition, WESCO Distribution’s revolving credit facility, as amended, WESCO Distribution’s accounts receivable securitization facility and the indenture under which the 2017 Notes were issued restrict our ability to pay dividends.

DESCRIPTION OF OTHER INDEBTEDNESS

WESCO Distribution is party to an accounts receivable securitization facility and a revolving credit facility, which we refer to collectively as the “credit facilities.” WESCO International is also a party to the mortgage financing facility and revolving credit facility as a guarantor. Certain of our subsidiaries, which we refer to as the “subsidiary borrowers,” are also party to the revolving credit facility, including Communications Supply Corporation, Carlton-Bates Company, WESCO Equity Corporation, Herning Enterprises, Inc., WESCO Nevada, Ltd., Calvert Wire & Cable Corporation, Liberty Wire & Cable, Inc. and WESCO Distribution Canada L.P. Certain other subsidiaries are party to a mortgage financing facility. In addition, in September 2005, WESCO Distribution issued $150.0 million in aggregate principal amount of 2017 Notes, and we issued $150.0 million in aggregate principal amount of 2025 Debentures. We also issued $300.0 million in aggregate principal amount of 2026 Debentures in November 2006. The principal terms of these debt securities and financing arrangements are summarized below.

The credit facilities and the indenture governing the 2017 Notes contain, and any of our future debt agreements may contain, certain covenant restrictions that limit the ability of us, WESCO Distribution and the subsidiary borrowers to operate, including restrictions on the ability to:

•	incur additional debt or issue guarantees;

•	create liens;

•	make certain investments;

•	enter into transactions with affiliates;

•	sell certain assets;

•	make capital expenditures;

•	redeem or repurchase capital stock or, in the case of the revolving credit facility, subordinated debt, or make other restricted payments;

•	in the case of the revolving credit facility, change capital structure and business in certain manners;

•	declare or pay dividends or make other distributions to stockholders; and

•	merge or consolidate with any person.

The credit facilities also require us to maintain a fixed charge coverage ratio. In certain circumstances, our capital expenditures may be subject to an annual limit. In addition, the credit facilities contain additional affirmative and negative covenants. The ability of us, WESCO Distribution and the subsidiary guarantors to comply with these covenants is dependent on future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions.

Accounts Receivable Securitization Facility

WESCO Distribution maintains a $400.0 million accounts receivable securitization facility (the “Receivables Facility”) that it may increase from time to time up to $450.0 million with the voluntary participation of the existing purchasers under the Receivables Facility and/or the addition of new purchasers to fund such increase. The Receivables Facility matures on April 13, 2012. Under the Receivables Facility, WESCO Distribution and certain of its domestic subsidiaries sell, on a continuous basis, an undivided interest in all domestic accounts receivable to WESCO Receivables Corp., a wholly-owned special purpose entity (the “SPE”). The SPE sells, without recourse, a senior undivided interest in the receivables to third-party conduits and financial institutions for cash while maintaining a subordinated undivided interest in the receivables, in the form of overcollateralization. WESCO Distribution has agreed to continue servicing the sold receivables for the third-party conduits and financial institutions at market rates; accordingly, no servicing asset or liability has been recorded.

The Receivables Facility requires that we and our subsidiaries on a consolidated basis maintain a fixed charge coverage ratio (as defined by the receivables purchase agreement) of 1.1 to 1.0, which may restrict our ability to pay dividends. There are also mandatory prepayment provisions if we undergo a change of control (as defined by the receivables purchase agreement). We were in compliance with the covenants and restrictions then in effect as of March 31, 2009.

As of March 31, 2009, accounts receivable eligible for securitization totaled $496.8 million. The consolidated balance sheets as of March 31, 2009 reflect $245.0 million of account receivable balances legally sold to third party conduits and financial institutions, as well as borrowings for equal amounts. At March 31, 2009, the interest rate on borrowings under this facility was approximately 1.6%.

Revolving Credit Facility

At March 31, 2009, the aggregate borrowing capacity under our revolving credit facility was $375.0 million. The revolving credit facility consists of two separate sub-facilities: (i) a U.S. sub-facility with a sub-limit up to $300.0 million and (ii) a Canadian sub-facility with a sub-limit up to $75.0 million, and includes a letter of credit sub-limit of up to $55.0 million. All of the subsidiary borrowers are borrowers under the U.S. sub-facility, with the exception of WESCO Distribution Canada L.P., which is a borrower under the Canadian sub-facility. The facility matures on November 1, 2013 and is collateralized by the inventory of WESCO Distribution and the inventory and accounts receivable of WESCO Distribution Canada, L.P. The obligations of WESCO Distribution and the subsidiary borrowers under the revolving credit facility have been guaranteed by us and have been cross-guaranteed by the subsidiary borrowers under the U.S. sub-facility. We have pledged all of the stock of WESCO Distribution and WESCO Finance Corporation and granted a security interest in all of its other assets and properties to secure our guarantee.

Availability under the facility is limited to the amount of eligible U.S. and Canadian inventory and Canadian receivables applied against certain advance rates. Depending upon the amount of excess availability under the facility, interest is calculated at LIBOR plus a margin that ranges between 1.0% and 1.75% or at the Index Rate (prime rate published by the Wall Street Journal) plus a margin that ranges between (0.25%) and 0.50%, or, for Canadian loans only, at the Canadian bankers’ acceptance rate plus a margin that ranges between 1.0% and 1.75%. At March 31, 2009, the interest rate was 1.8%.

There are mandatory prepayment provisions if we engage in certain transactions. Our ability to make certain acquisitions and repurchase outstanding public stock and bonds is also limited. We can make acquisitions for less than $50.0 million if either: (i) the average daily excess borrowing availability under the revolving credit facility after taking into consideration the acquisition is greater than $25.0 million for both the preceding and projected succeeding 90-day period from the acquisition date, and our fixed charge coverage ratio (as defined by the revolving credit agreement) for a certain trailing period would have been at least 1.25 to 1.0 after taking into consideration the acquisition; or (ii) the average daily excess borrowing availability under the revolving credit facility after taking into consideration the acquisition is greater than $50.0 million for both the preceding and projected succeeding 90-day period from the acquisition date on a pro forma basis (after giving effect to such acquisition). We can make acquisitions in excess of $50.0 million but less than $150.0 million if the average daily excess borrowing availability under the revolving credit facility after taking into consideration the acquisition is greater than $100.0 million for both the preceding and projected succeeding 90-day period from the acquisition date, and our fixed charge coverage ratio for a certain trailing period would have been at least 1.1 to 1.0 after taking into consideration the acquisition. We are prohibited from making acquisitions in excess of $150.0 million. We may repurchase outstanding public stock and certain indebtedness only if (i) the average daily excess borrowing availability under the revolving credit facility after taking into consideration the repurchase is greater than $60.0 million for both the preceding and projected succeeding 90-day period from the repurchase date, or (ii) the average daily excess borrowing availability under the revolving credit facility after taking into consideration the repurchase is greater than $35.0 million for both the preceding and projected succeeding 90-day period from the repurchase date, and our fixed charge coverage ratio for a certain trailing period would have been at least 1.25 to 1.0 after taking into consideration the repurchase of the outstanding public stock or indebtedness. Additionally, if excess availability under the revolving credit facility is less than $60.0 million at any time, then we must maintain a fixed charge coverage ratio of 1.1 to 1.0. We were in compliance with all covenants and restrictions as of March 31, 2009.

During the first three months of 2009, borrowings and repayments of long-term debt of $71.0 million and $118.5 million, respectively, were made to our revolving credit facility. At March 31, 2009, we had an outstanding balance under the facility of $150.0 million. We had $151.9 million available under the facility at March 31, 2009, after giving effect to outstanding letters of credit.

Mortgage Financing Facility

In 2002 and 2003, certain of our subsidiaries, WESCO Real Estate I, LLC, WESCO Real Estate II, LLC, WESCO Real Estate III, LLC and WESCO Real Estate IV, LLC (collectively, the “real estate subsidiaries”), entered into a mortgage financing facility aggregating $51.4 million, $41.9 million of which was outstanding as of March 31, 2009. Under the facility, the real estate subsidiaries lease certain properties to WESCO Distribution and use the proceeds therefrom to service loans from Bear Stearns Commercial Mortgage. We guarantee WESCO Distribution’s lease obligations. Total borrowings under the mortgage financing facility are subject to a 22-year amortization schedule, with a balloon payment due at the end of the 10-year term ending in the first quarter of 2013. The proceeds from the mortgage financing facility were used to repay corporate borrowings. The interest rate on borrowings under this facility is fixed at 6.5%.

7.50% Senior Subordinated Notes due 2017

At March 31, 2009, $150.0 million in aggregate principal amount of the 2017 Notes was outstanding. The 2017 Notes were issued by WESCO Distribution under an indenture dated as of September 27, 2005, with The Bank of New York, as successor to J.P. Morgan Trust Company, National Association, as trustee, and are unconditionally guaranteed on an unsecured senior basis by WESCO International. The 2017 Notes accrue interest at the rate of 7.50% per annum and are payable in cash semi-annually in arrears on each April 15 and October 15.

At any time on or after October 15, 2010, WESCO Distribution may redeem all or a part of the 2017 Notes. Between October 15, 2010 and October 14, 2011, WESCO Distribution may redeem all or a part of the 2017 Notes at a redemption price equal to 103.75% of the principal amount. Between October 15, 2011 and October 14, 2012, WESCO Distribution may redeem all or a part of the 2017 Notes at a redemption price equal to 102.50% of the principal amount. Between October 15, 2012 and October 14, 2013, WESCO Distribution may redeem all or part of the 2017 Notes at a redemption price equal to 101.25% of the principal amount. On and after October 15, 2013, WESCO Distribution may redeem all or a part of the 2017 Notes at a redemption price equal to 100% of the principal amount.

If WESCO Distribution undergoes a change of control prior to maturity, holders of 2017 Notes will have the right, at their option, to require WESCO Distribution to repurchase for cash some or all of their 2017 Notes at a repurchase price equal to 101% of the principal amount of the 2017 Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

2.625% Convertible Senior Debentures due 2025

At March 31, 2009, $150 million in aggregate principal amount of the 2025 Debentures was outstanding. The 2025 Debentures were issued by WESCO International, Inc. under an indenture dated as of September 27, 2005, with The Bank of New York, as successor to J.P. Morgan Trust Company, National Association, as Trustee, and are unconditionally guaranteed on an unsecured senior subordinated basis by WESCO Distribution. The 2025 Debentures accrue interest at the rate of 2.625% per annum and are payable in cash semi-annually in arrears on each April 15 and October 15. Beginning with the six-month interest period commencing October 15, 2010, we also will pay contingent interest in cash during any six-month interest period in which the trading price of the 2025 Debentures for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 2025 Debentures. During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of 2025 Debentures will equal 0.25% of the average trading price of $1,000 principal amount of the 2025 Debentures during the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period. As defined in SFAS No. 133, Accounting for Derivative Instruments and Hedge Activities, the contingent interest feature of the 2025 Debentures is an embedded derivate that is not considered clearly and closely related to the host contract. The contingent interest component had no significant value at March 31, 2009.

The 2025 Debentures are convertible into cash and, in certain circumstances, shares of the Company’s common stock at any time on or after October 15, 2023, or prior to October 15, 2023 in certain circumstances. The 2025 Debentures will be convertible based on an initial conversion rate of 23.8872 shares of common stock per $1,000 principal amount of the 2025 Debentures (equivalent to an initial conversion price of approximately $41.86 per share). The conversion rate and the conversion price may be adjusted under certain circumstances.

At any time on or after October 15, 2010, we may redeem all or part of the 2025 Debentures at a redemption price equal to 100% of the principal amount of the 2025 Debentures plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the redemption date. Holders of 2025 Debentures may require us to repurchase all or a portion of their 2025 Debentures on October 15, 2010, October 15, 2015 and October 15, 2020 at a cash repurchase price equal to 100% of the principal amount of the 2025 Debentures, plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the repurchase date. If we undergo certain fundamental changes, as defined in the indenture governing the 2025 Debentures, prior to maturity, holders of 2025 Debentures will have the right, at their option, to require us to repurchase for cash some or all of their 2025 Debentures for a specified period following the occurrence of a fundamental change for cash at a repurchase price equal to 100% of the principal amount of the 2025 Debentures being repurchased, plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the repurchase date.

At March 31, 2009, the unamortized discount and equity components for the 2025 Debentures were $6.9 million and $12.3 million, respectively. Interest expense for the 2025 Debentures totaled $6.1 million for the three months ended March 31, 2009, of which $3.8 million was non-cash interest. Interest was calculated using an effective interest rate of 6.0%.

See “Description of Differences Among Convertible Debentures.”

1.75% Convertible Senior Debentures due 2026

At March 31, 2009, $300 million in aggregate principal amount of the 2026 Debentures was outstanding. The 2026 Debentures were issued by WESCO International, Inc. under an indenture dated as of November 2, 2006, with The Bank of New York, as Trustee, and are unconditionally guaranteed on an unsecured senior subordinated basis by WESCO Distribution. The 2026 Debentures accrue interest at the rate of 1.75% per annum and are payable in cash semi-annually in arrears on each May 15 and November 15. Beginning with the six-month interest period commencing November 15, 2011, we also will pay contingent interest in cash during any six-month interest period in which the trading price of the 2026 Debentures for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 2026 Debentures. During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of 2026 Debentures will equal 0.25% of the average trading price of $1,000 principal amount of the 2026 Debentures during the five trading days ending the second trading day immediately preceding the first day of the applicable six-month interest period. As defined in SFAS No. 133, Accounting for Derivative Instruments and Hedge Activities, the contingent interest feature of the 2026 Debentures is an embedded derivate that is not considered clearly and closely related to the host contract. The contingent interest component had no significant value at March 31, 2009.

The 2026 Debentures are convertible into cash and, in certain circumstances, shares of the Company’s common stock at any time on or after November 15, 2024, or prior to November 15, 2024 in certain circumstances. The 2026 Debentures will be convertible based on an initial conversion rate of 11.3437 shares of common stock per $1,000 principal amount of the 2026 Debentures (equivalent to an initial conversion price of approximately $88.15 per share). The conversion rate and the conversion price may be adjusted under certain circumstances.

At any time on or after November 15, 2011, we may redeem all or a part of the 2026 Debentures at a redemption price equal to 100% of the principal amount of the 2026 Debentures plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the redemption date. Holders of 2026 Debentures may require us to repurchase all or a portion of their 2026 Debentures on November 15, 2011, November 15, 2016 and November 15, 2021 at a cash repurchase price equal to 100% of the principal amount of the 2026 Debentures, plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the repurchase date. If we undergo certain fundamental changes, as defined in the indenture governing the 2026 Debentures, prior to maturity, holders of 2026 Debentures will have the right, at their option, to require us to repurchase for cash some or all of their 2026 Debentures for a specified period following the occurrence of a fundamental change for cash at a repurchase price equal to 100% of the principal amount of the 2026 Debentures being repurchased, plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the repurchase date.

At March 31, 2009, the unamortized discount and equity components for the 2026 Debentures were $29.7 million and $31.2 million, respectively. Interest expense for the 2026 Debentures totaled $5.9 million for the three months ended March 31, 2009, of which $3.6 million was non-cash interest. Interest was calculated using an effective interest rate of 6.0%.

See “Description of Differences Among Convertible Debentures.”

DESCRIPTION OF THE 2029 DEBENTURES

The 2029 Debentures will be issued under an indenture among WESCO International, as issuer, WESCO Distribution, as guarantor, and The Bank of New York Mellon, as trustee. The terms of the 2029 Debentures include those provided in the indenture.

The following description is only a summary of the material provisions of the 2029 Debentures and the indenture. We urge you to read the indenture in its entirety because the indenture, and not this description, defines your rights as a holder of the 2029 Debentures. You may request copies of the indenture as set forth under the caption “Where You Can Find More Information.”

When we refer to “WESCO International,” “we,” “our” or “us” in this section, we refer only to WESCO International, Inc. and not its subsidiaries. Reference is made to the indenture for the definition of any capitalized terms used below for which no definition is provided below or elsewhere in this prospectus.

Brief Description of the 2029 Debentures

The 2029 Debentures will:

•	be limited to $345.0 million aggregate principal amount;

•	bear interest at a rate of 6.0% per year, payable semi-annually in arrears, on March 15 and September 15 of each year, commencing on March 15, 2010;

•	beginning with the six-month interest period commencing September 15, 2016, bear contingent interest in the circumstances described under “— Contingent Interest;”

•	be general unsecured obligations, ranking equally with all of our other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness;

•	be unconditionally guaranteed, on a senior subordinated basis, by our subsidiary WESCO Distribution;

•	be convertible by you at any time on or prior to the close of business on the trading day preceding the maturity date, only upon satisfaction of one of the conditions for conversion, as described under “— Conversion Rights,” into cash and, under certain circumstances, shares of our common stock, at an initial conversion price equal to 125% of the Average VWAP, provided that in no event will the initial conversion price be less than $26.25. The initial conversion rate will equal 1,000 divided by such initial conversion price. Upon conversion, we will pay cash and shares of our common stock, if any, based on a daily conversion value (as defined below) calculated on a proportionate basis for each day of the 20 trading-day cash settlement averaging period (as defined below), all as set forth below under “— Conversion Rights — Settlement Upon Conversion;”

•	have an increased conversion rate in the event of certain types of fundamental changes, as described herein;

•	be subject to redemption for cash by us at any time on or after September 15, 2016, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2029 Debentures plus accrued and unpaid interest (including contingent and additional interest, if any) to, but not including, the redemption date;

•	be subject to redemption for cash by us at any time on or prior to September 15, 2010, in whole or in part, if a Tax Triggering Event has occurred, at a redemption price equal to 101.5% of the principal amount thereof, plus, if the Conversion Value as of the redemption date of the 2029 Debentures being redeemed exceeds their Initial Conversion Value, 95% of the amount determined by subtracting the Initial Conversion Value of such 2029 Debentures from their Conversion Value as of the redemption date, plus accrued and unpaid interest (including contingent and additional interest, if any) to, but excluding, the redemption date;

•	be subject to repurchase by us at your option if a fundamental change occurs, at a cash repurchase price equal to 100% of the principal amount of the 2029 Debentures, plus accrued and unpaid interest

(including contingent and additional interest, if any) to, but not including, the repurchase date, as set forth under “— Repurchase Upon a Fundamental Change”; and

•	be due on September 15, 2029, unless earlier converted, redeemed by us at our option or repurchased by us at your option upon the occurrence of a fundamental change.

Neither we nor any of our subsidiaries will be subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries will be restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities. You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “— Conversion Rights” and “— Repurchase Upon a Fundamental Change.”

No sinking fund is provided for the 2029 Debentures and the 2029 Debentures will not be subject to defeasance.

We have applied to list the 2029 Debentures and the common stock issuable upon conversion on the New York Stock Exchange.

The 2029 Debentures initially will be issued in book-entry form only in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. Beneficial interests in the 2029 Debentures will be shown on, and transfers of beneficial interests in the 2029 Debentures will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated 2029 Debentures except in limited circumstances. For information regarding conversion, registration of transfer and exchange of global 2029 Debentures held in DTC, see “— Form, Denomination and Registration — Global 2029 Debentures, Book-Entry Form.”

If certificated 2029 Debentures are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which will initially be the office or agency of the trustee in New York City.

Payment at Maturity

On the maturity date, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of 2029 Debentures, together with accrued and unpaid interest (including contingent and additional interest, if any) to, but not including, the maturity date. With respect to global 2029 Debentures, principal and interest (including contingent and additional interest, if any) will be paid to DTC in immediately available funds. With respect to any certificated 2029 Debentures, principal, premium, if any, and interest (including contingent and additional interest, if any) will be payable at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Interest

The 2029 Debentures will bear interest at a rate of 6.0% per year. Interest will accrue from the date of initial issue of the 2029 Debentures, or from the most recent date to which interest has been paid or duly provided for. Beginning with the six-month interest period commencing September 15, 2016, we will pay contingent interest under certain circumstances as described under “— Contingent Interest.” We will pay interest (including contingent and additional interest, if any) semi-annually, in arrears on September 15 and March 15 of each year, commencing on March 15, 2010, to holders of record at 5:00 p.m., New York City time, on the preceding September 1 and March 1, respectively. However, there are two exceptions to the preceding sentence:

•	we will not pay in cash accrued interest (including contingent and additional interest, if any) on any 2029 Debentures when they are converted, except as described under “— Conversion Rights;” and

•	we will pay accrued and unpaid interest (including contingent and additional interest, if any) to a person other than the holder of record on the record date on the maturity date. On the maturity date, we will pay accrued and unpaid interest only to the person to whom we pay the principal amount. Similarly, the interest payable upon redemption or repurchase following a fundamental change will be payable to the person to whom principal is payable upon maturity or pursuant to such redemption or repurchase following a fundamental change (unless the redemption date or the fundamental change repurchase date, as the case may be, is after a record date and on or prior to the corresponding interest payment date, in which case the semi-annual payment of interest becoming due on such interest payment date shall be payable to the holder of such 2029 Debentures registered as such on the applicable record date).

We will pay interest on:

•	global 2029 Debentures to DTC in immediately available funds;

•	any certificated 2029 Debentures having a principal amount of less than $2,000,000, by check mailed to the holders of those 2029 Debentures; provided, however, at maturity, interest will be payable as described under “— Payment at Maturity;” and

•	any certificated 2029 Debentures having a principal amount of $2,000,000 or more, by wire transfer in immediately available funds at the election of the holders of these 2029 Debentures duly delivered to the trustee at least five business days prior to the relevant interest payment date; provided, however, at maturity, interest will be payable as described under “— Payment at Maturity.”

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.

To the extent lawful, payments of principal, premium, if any, or interest (including contingent and additional interest, if any) on the 2029 Debentures that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

Contingent Interest

Beginning with the six-month interest period commencing September 15, 2016, we will pay contingent interest during any six-month interest period to the holders of the 2029 Debentures if the trading price of the 2029 Debentures for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 2029 Debentures.

During any six-month period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of the 2029 Debentures will equal 0.25% of the average trading price of $1,000 principal amount of 2029 Debentures during the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period.

“Trading price” for purposes of determining contingent interest shall have the meaning set forth under “— Conversion Rights — Conversion Upon Satisfaction of Trading Price Condition,” except that, for purposes of determining the trading price for the contingent interest provisions only, if the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the 2029 Debentures from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of the 2029 Debentures will be deemed to equal the product of:

•	the conversion rate then in effect; and

•	the average closing sale price of our common stock over the five trading-day period ending on such determination date.

We will notify holders by issuing a press release prior to the beginning of any six-month interest period that they will be entitled to receive contingent interest during such six-month interest period.

Subsidiary Guarantee

WESCO Distribution, as primary obligor and not merely as surety, will irrevocably and unconditionally guarantee on an unsecured senior subordinated basis (i) the full and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of WESCO International under the indenture and the 2029 Debentures, whether for payment of principal of or interest on (including contingent and additional interest, if any) the 2029 Debentures, and (ii) the full and punctual performance within applicable grace periods of all of our other obligations, whether for expenses, indemnification or otherwise (all such obligations guaranteed by WESCO Distribution referred to in clauses (i) and (ii) are referred to herein as the “guaranteed obligations”). WESCO Distribution has agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the trustee or the 2029 Debenture holders in enforcing any rights under the WESCO Distribution guarantee. The WESCO Distribution guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by WESCO Distribution without rendering the indenture, as it relates to WESCO Distribution, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors — Risks Related to the 2029 Debentures and Our Common Stock — The guarantee of the 2029 Debentures by WESCO Distribution may be unenforceable due to fraudulent conveyance statutes, and, accordingly, you could have no claim against WESCO Distribution.”

The guarantor may, without the consent of the holders of 2029 Debentures, consolidate with, merge with or into or convey, transfer or lease all or substantially all of its assets to any other person organized under the laws of the United States or any of its political subdivisions provided that:

•	(i) WESCO Distribution is the continuing corporation, or (ii) the resulting, surviving or transferee person assumes all of the guarantor’s obligations under the indenture;

•	immediately after giving effect to such transaction, no default or Event of Default shall have occurred and be continuing; and

•	certain other conditions described in the indenture are met.

Subordination

The guarantee of the payment of principal of, premium, if any, and interest (including contingent and additional interest, if any) on the 2029 Debentures will be subordinated in right of payment, as set forth in the indenture, to all existing and future Senior Indebtedness of WESCO Distribution, will rank pari passu in right of payment with all existing and future senior subordinated indebtedness of WESCO Distribution and will be senior in right of payment to all existing and future Subordinated Obligations of WESCO Distribution. The 2029 Debentures will also be effectively subordinated to any Secured Indebtedness of WESCO Distribution and its subsidiaries to the extent of the value of the assets securing such indebtedness and will also be effectively subordinated to all other obligations of the subsidiaries of WESCO Distribution.

We conduct certain of our operations through subsidiaries of WESCO Distribution. Claims of creditors of such subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of WESCO Distribution, including the holders of 2029 Debentures by virtue of the guarantee of WESCO Distribution. The 2029 Debentures, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of WESCO Distribution. As of March 31, 2009, the subsidiaries of WESCO Distribution had $483.7 million of Indebtedness, excluding guarantees of indebtedness under the revolving credit facility, but had trade payables and other liabilities incurred in the ordinary course of business. The indenture will not limit the incurrence of indebtedness by and the issuance of preferred stock by WESCO Distribution or any of its subsidiaries.

As of March 31, 2009, on a pro forma basis after giving effect to the Exchange Offer and assuming the exchange of all of the 2026 Debentures and $56.4 million principal amount of the 2025 Debenture in the Exchange Offer:

•	WESCO Distribution had outstanding senior indebtedness of $150.0 million (excluding unused commitments under its revolving credit facility), all of which was secured indebtedness. WESCO Distribution would have also guaranteed on a senior basis a wholly-owned subsidiary’s mortgage financing facility under which approximately $41.9 million was outstanding;

•	WESCO Distribution would have had outstanding $150.0 million of senior subordinated indebtedness, consisting of $150.0 million aggregate principal amount of its senior subordinated notes due 2017. WESCO Distribution would have also guaranteed on a senior subordinated basis $93.6 million aggregate principal amount of the 2025 Debentures and $345.0 million aggregate principal amount of the 2029 Debentures;

•	WESCO Distribution would have had no outstanding indebtedness that is subordinate or junior in right of repayment to its guarantee of the 2029 Debentures or its senior subordinated notes due 2017; and

•	our subsidiaries other than WESCO Distribution would have had outstanding $286.9 million of indebtedness (excluding trade payables and liabilities incurred in the ordinary course of business), consisting of borrowings of $245.0 million under the accounts receivable securitization facility and $41.9 million under the mortgage financing facility. Certain subsidiaries would have also guaranteed the borrowings under the mortgage financing facility.

With respect to WESCO Distribution, “Senior Indebtedness” means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of WESCO Distribution, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness and all other indebtedness of WESCO Distribution, whether outstanding on the date of initial issue of the 2029 Debentures or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the guaranteed obligations; provided, however, that Senior Indebtedness does not include:

•	any obligation of WESCO Distribution to any subsidiary;

•	any liability for federal, state, local or other taxes owed or owing by WESCO Distribution;

•	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

•	any indebtedness or obligation of WESCO Distribution (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of WESCO Distribution, including any senior subordinated indebtedness of WESCO Distribution and any Subordinated Obligations of WESCO Distribution;

•	any payment obligations with respect to any capital stock; or

•	any indebtedness incurred in violation of the anti-layering provision in the indenture.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended, restated, supplemented, waived, refinanced, replaced, renewed, extended or otherwise modified from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to WESCO Distribution whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees, indemnities and all other amounts payable thereunder or in respect thereof.

“Credit Agreement” means the third amended and restated credit agreement dated as of November 1, 2006 among WESCO Distribution, the other credit parties signatory thereto, the lenders signatory thereto from time to time, General Electric Capital Corporation, as Agent and U.S. Lender, GECC Capital Markets Group, Inc., as Lead Arranger, GE Canada Finance Holding Company, as Canadian Agent and a Canadian Lender, as amended, restated, supplemented, waived, refinanced, replaced, renewed, extended or otherwise modified from time to time.

“Designated Senior Indebtedness” of WESCO Distribution means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness of WESCO Distribution that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $25 million and is specifically designated by WESCO Distribution in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the indenture.

“Refinancing Indebtedness” means indebtedness that is incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any indebtedness of WESCO Distribution or any Restricted Subsidiary existing on the date of initial issue of the 2029 Debentures or incurred in compliance with the indenture pursuant to which WESCO Distribution issued the 2017 Notes (including indebtedness of WESCO Distribution that refinances Refinancing Indebtedness); provided, however, that (i) the Refinancing Indebtedness has a stated maturity no earlier than the stated maturity of the indebtedness being refinanced, (ii) the Refinancing Indebtedness has an average life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the average life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the indebtedness being refinanced (plus any accrued interest and premium thereon and reasonable expenses incurred in connection therewith); provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary (as defined in the indenture) that Refinances Indebtedness of WESCO Distribution or (y) indebtedness of WESCO Distribution or a Restricted Subsidiary that refinances indebtedness of an Unrestricted Subsidiary (as defined in the indenture).

“Subordinated Obligation” means any indebtedness of WESCO Distribution (whether outstanding on the date of initial issue of the 2029 Debentures or thereafter Incurred) that is subordinate or junior in right of payment to the WESCO Distribution guarantee pursuant to a written agreement.

Only indebtedness of WESCO Distribution that is Senior Indebtedness will rank senior to the guarantee in accordance with the provisions of the indenture. The guarantee will in all respects rank pari passu with all other senior subordinated indebtedness of WESCO Distribution, including its senior subordinated notes due 2017 and its guarantee of any 2026 Debentures and 2025 Debentures that are not exchanged pursuant to the Exchange Offer. WESCO Distribution has agreed in the indenture that it will not Incur, directly or indirectly, or otherwise become liable for any Indebtedness which is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is senior subordinated indebtedness or is expressly subordinated in right of payment to senior subordinated indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

WESCO Distribution may not pay principal of, premium (if any) or interest (including contingent and additional interest, if any) in respect of the guarantee of the 2029 Debentures, and may not otherwise repurchase, redeem or otherwise retire any 2029 Debentures (collectively, “pay its guarantee”) if:

•	any Designated Senior Indebtedness is not paid in cash or cash equivalents when due; or

•	any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash or cash equivalents.

However, WESCO Distribution may make payment in respect of its guarantee without regard to the foregoing, if WESCO Distribution and the trustee receive written notice approving such payment from the representative of the Designated Senior Indebtedness with respect to which either of the events set forth above has occurred and is continuing. During the continuance of any default (other than a default described in the preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, WESCO Distribution may not pay its guarantee for a period, referred to as “Payment Blockage Period,” commencing upon the receipt by the trustee (with a copy to WESCO Distribution) of written notice, or “Blockage Notice,” of such default from the representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated by written notice to the Trustee and WESCO Distribution from the Person or Persons who gave such Blockage Notice, by repayment in full in cash or cash equivalents of such Designated Senior Indebtedness or because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, WESCO Distribution may resume payments on its guarantee after the end of such Payment Blockage Period, including any missed payments. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.

Upon any payment or distribution of the assets of WESCO Distribution to creditors upon a total or partial liquidation or a total or partial dissolution of WESCO Distribution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to WESCO Distribution or its property, (1) the holders of Senior Indebtedness of WESCO Distribution will be entitled to receive payment in full in cash or cash equivalents of such Senior Indebtedness before the holders of the 2029 Debentures, pursuant to the guarantee, are entitled to receive any payment of principal of, premium (if any) or interest (including contingent and additional interest, if any) in respect of the guarantee of the 2029 Debentures and (2) until such Senior Indebtedness is paid in full in cash or cash equivalents, any payment or distribution to which holders of the 2029 Debentures would be entitled in relation to the guarantee but for the subordination provisions of the indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to holders of the 2029 Debentures that due to the subordination provisions of the indenture should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness of WESCO Distribution and pay it over to them as their interests may appear.

If payment of the 2029 Debentures is accelerated because of an Event of Default, the trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration. If any Designated Senior Indebtedness is outstanding, WESCO Distribution may not pay the 2029 Debentures until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the 2029 Debentures only if the subordination provisions of the indenture otherwise permit payment at that time.

By reason of these subordination provisions contained in the indenture in relation to the guarantee, in the event of insolvency, creditors of WESCO Distribution who are holders of Senior Indebtedness of WESCO Distribution may recover more, ratably, than the holders of the 2029 Debentures, and creditors of WESCO Distribution who are not holders of Senior Indebtedness of WESCO Distribution or who are holders of senior subordinated indebtedness of WESCO Distribution (including the 2029 Debentures by virtue of the guarantee of WESCO Distribution) may recover less, ratably, than holders of Senior Indebtedness of WESCO Distribution.

Conversion Rights

Holders may convert their 2029 Debentures into cash and, if applicable, shares of our common stock prior to the close of business on the trading day immediately preceding the maturity date, only if the conditions for conversion described below are satisfied. The initial conversion rate of the 2029 Debentures will be specified in the indenture for the 2029 Debentures, and will equal 1,000 divided by the initial conversion price. The initial conversion price will be a price specified in the indenture for the 2029 Debentures equal to 125% of the Average VWAP, rounded to four decimal places; provided that in no event will the initial conversion price be less than $26.25. The “Average VWAP” means the arithmetic average, as determined by us, of the Daily VWAP for each trading day during the ten trading day period ending on and including the Expiration Date, rounded to four decimal places. The “Daily VWAP” for any trading day means the per share volume weighted average price of our common stock on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page WCC.N <Equity> AQR (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of our common stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for this purpose).

Throughout the Exchange Offer, the indicative Average VWAP, the resulting indicative initial conversion price and initial conversion rate will be available at http://www.gbsc-usa.com/Wesco and from the Information Agent at one of its numbers listed on the back cover page of this prospectus. We will announce the definitive initial conversion price and initial conversion rate by 4:30 p.m., New York City time, on the date the Exchange Offer is currently scheduled to expire, and the definitive initial conversion price and initial conversion rate will also be available by that time at http://www.gbsc-usa.com/Wesco and from the Information Agent.

The following summarizes the initial conversion price and initial conversion rate information that will be available during the Exchange Offer:

•	By 4:30 p.m., New York City time, on each trading day before the ten trading day period referred to in the next bullet, the web page referred to above will show an indicative initial conversion price and initial conversion rate calculated using VWAP for that day and the preceding nine trading days (as though that day were the expiration date of the Exchange Offer).

•	During the ten trading day period ending on and including the currently scheduled Expiration Date, the web page will show indicative initial conversion price and initial conversion rate using cumulative actual trading data, updated every three hours starting at 10:30 a.m., New York City time. In particular:

•	On the first trading day of that ten trading day period, indicative conversion price and initial conversion rate will reflect actual Intra-day VWAP during the elapsed portion of that day.

•	On each subsequent trading day during that ten trading day period, indicative conversion price and initial conversion rate will reflect the simple arithmetic average of VWAP on the preceding trading days in that ten trading day period and actual Intra-day VWAP during the elapsed portion of that subsequent trading day, weighting VWAP for each preceding trading day in the period the same as such actual Intra-day VWAP. For example, on the last trading day of the ten trading day period the simple arithmetic average will equal (a) the combined VWAP for the preceding nine trading days plus the actual Intra-day VWAP during the elapsed portion of the last trading day divided by (b) ten.

“Intra-day VWAP” at any time on any day means the volume weighted average price of our common stock on the New York Stock Exchange for the period beginning at the official open of trading on that day and ending as of that time on that day, as calculated by Bloomberg. The data used to derive the Intra-day VWAP during the last five trading days will reflect a 20-minute reporting delay.

•	We will announce the definitive initial conversion price and initial conversion rate by 4:30 p.m., New York City time, on the date the Exchange Offer is scheduled to expire, and the definitive exchange ratios, initial conversion price and initial conversion rate will also be available by that time at http://www.gbsc-usa.com/Wesco.

•	At any time during the Exchange Offer, you may also contact the Information Agent to obtain the indicative Average VWAP, the resulting indicative initial conversion price and initial conversion rate (and, once determined, the definitive initial conversion price and initial conversion rate) at its toll-free number provided on the back cover page of this prospectus.

The conversion rate will be subject to adjustment as described below.

As described under “— Conversion Procedures — Settlement Upon Conversion,” upon conversion of 2029 Debentures, we will pay cash and shares of our common stock, if any, based on a daily conversion value calculated on a proportionate basis for each day of the 20 trading-day cash settlement averaging period. Unless we have previously redeemed or purchased the 2029 Debentures, you will have the right to convert any portion of the principal amount of any 2029 Debentures that is an integral multiple of $1,000 at any time on or prior to the close of business on the trading day immediately preceding the maturity date only under the following circumstances:

(1) prior to September 15, 2028, on any date during any fiscal quarter beginning after September 30, 2009 (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter;

(2) at any time on or after September 15, 2028;

(3) with respect to any 2029 Debentures called for redemption, until the close of business on the business day prior to the redemption date;

(4) if we distribute to all or substantially all holders of our common stock rights, options or warrants (other than pursuant to a shareholder rights plan) entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average of the closing sale prices for the ten trading days preceding the declaration date for such distribution, as described below in more detail under “— Conversion Upon Specified Corporate Transactions”;

(5) if we distribute to all or substantially all holders of our common stock cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a shareholder rights plan, share split of common stock or a dividend or distribution on our common stock in shares of common stock), which distribution has a per share value, as determined by the Board of Directors, exceeding 5% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution, as described below in more detail under “— Conversion Upon Specified Corporate Transactions”;

(6) during a specified period if a fundamental change occurs, as described in more detail below under “— Conversion Upon a Fundamental Change”;

(7) if we are a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets not constituting a fundamental change, in each case pursuant to which our common stock would be converted into cash, securities and/or other property, as described in more detail under “— Conversion Upon Specified Corporate Transactions”; and

(8) during the five consecutive trading-day period immediately following any five consecutive trading-day period in which the average trading price per $1,000 principal amount of 2029 Debentures was less than 98% of the product of the closing sale price of our common stock and the then current conversion rate for each day of such five trading-day period, as described in more detail below under “— Conversion Upon Satisfaction of Trading Price Condition;” we refer to this condition as the “trading price condition.”

In the case of clauses (4) and (5) immediately above, we will notify you at least 20 calendar days prior to the ex-dividend date for such distribution; once we have given such notice, you may surrender your 2029 Debentures for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date and any announcement by us that such distribution will not take place; in the case of a distribution identified in clauses (4) and (5) immediately above, you may not convert your 2029 Debentures if you will otherwise participate in the distribution without conversion as a result of holding the 2029 Debentures. In the case of clause (7) immediately above, you will have the right to convert your 2029 Debentures at any time beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the transaction and until and including the date which is 15 calendar days after the date that is the actual effective date of such transaction.

The “closing sale price” of any share of our common stock or any other security on any trading day means the closing sale price of such security (or, if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by Pink OTC Markets Inc. In the absence of such a quotation, the closing sale price shall be determined by a nationally recognized securities dealer retained by us for that purpose. The closing sale price will be determined without reference to extended or after hours trading. The conversion price on any day will equal $1,000 divided by the conversion rate in effect on that day.

Except as provided in the next paragraph, upon conversion, you will not receive any separate cash payment of accrued and unpaid interest (including contingent and additional interest, if any) on the 2029 Debentures. Accrued and unpaid interest (including contingent and additional interest, if any) to the conversion date is deemed to be paid in full with the shares of our common stock issued or cash paid upon conversion rather than cancelled, extinguished or forfeited.

If you convert after the record date for an interest payment but prior to the corresponding interest payment date, you will receive on the corresponding interest payment date the interest (including contingent and additional interest, if any) accrued and unpaid on your 2029 Debentures, notwithstanding your conversion of those 2029 Debentures prior to the interest payment date, assuming you were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time you surrender your 2029 Debentures for conversion, you must pay us an amount equal to the interest (including contingent and additional interest, if any) that has accrued and will be paid on the 2029 Debentures being converted on the corresponding interest payment date. You are not required to make such payment:

•	if you convert your 2029 Debentures in connection with a redemption and we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if you convert your 2029 Debentures in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest (including overdue contingent interest, if any), if overdue interest (or overdue contingent interest) exists at the time of conversion with respect to your 2029 Debentures.

Except as described under “— Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the 2029 Debentures.

We will not issue fractional shares of our common stock upon conversion of the 2029 Debentures. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of our common stock on the trading day immediately preceding the conversion date.

Conversion Upon Specified Corporate Transactions

You will have the right to convert your 2029 Debentures if we:

•	distribute to all or substantially all holders of our common stock rights, options or warrants (other than pursuant to a shareholder rights plan) entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average of the closing sale prices for the ten trading days preceding the declaration date for such distribution; or

•	distribute to all or substantially all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a shareholder rights plan, share split of common stock or a dividend or distribution on our common stock in shares of common stock), which distribution has a per share value, as determined by our Board of Directors, exceeding 5% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution.

We will notify you at least 20 calendar days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your 2029 Debentures for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the ex-dividend date and any announcement by us that such distribution will not take place. You may not convert any of your 2029 Debentures based on this conversion contingency if you will otherwise participate in the distribution without conversion as a result of holding the 2029 Debentures.

You will also have the right to convert your 2029 Debentures if we are a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets not constituting a fundamental change, in each case pursuant to which our common stock would be converted into cash, securities and/or other property. In such event, you will have the right to convert your 2029 Debentures at any time beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the transaction and until and including the date which is 15 calendar days after the date that is the actual effective date of such transaction. If you do not convert your 2029 Debentures during this period, you will generally be entitled to receive, upon subsequent conversion, if any, the kind and amount of cash, securities and other property that you would have received if you had converted your 2029 Debentures immediately prior to the transaction.

Conversion Upon a Fundamental Change

If a fundamental change (as defined under “— Repurchase Upon a Fundamental Change”) occurs, you will have the right to convert your 2029 Debentures at any time beginning on the business day following the effective date of the fundamental change until 5:00 p.m., New York City time, on the business day preceding the repurchase date relating to such fundamental change. We will notify you of the anticipated effective date of any fundamental change at least 20 calendar days prior to such date. If you convert your 2029 Debentures in connection with a fundamental change, you will receive:

•	(1) cash equal to the lesser of (i) the principal amount of the 2029 Debentures converted and (ii) the conversion value and (2) if the conversion value exceeds the principal amount of the 2029 Debentures converted, an amount of cash, securities and other assets or property equal to such excess based on the consideration that you would have received if you had held a number of shares of common stock based on the conversion rate immediately prior to the transaction, with the conversion value based on the consideration received in such transaction; and

•	under certain circumstances, the transaction consideration with respect to additional shares of common stock, which will be in an amount determined as set forth under “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control” and which will be payable following certain types of fundamental change.

If you have submitted any or all of your 2029 Debentures for repurchase, unless you have withdrawn such 2029 Debentures in a timely fashion, your conversion rights on the 2029 Debentures so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If you have submitted any 2029 Debentures for repurchase, such 2029 Debentures may be converted only if you submit a withdrawal notice, and if the 2029 Debentures are evidenced by global 2029 Debentures, you comply with appropriate DTC procedures.

Conversion Upon Satisfaction of Trading Price Condition

You may surrender your 2029 Debentures for conversion prior to maturity during the five consecutive trading-day period following any five consecutive trading-day period in which the “trading price” per $1,000 principal amount of 2029 Debentures, as determined following a request by a holder of 2029 Debentures in accordance with the procedures described below, for each trading day of such five trading-day period was less than 98% of the product of the closing sale price of our common stock and the then current conversion rate for each day of such five-day trading period.

The “trading price” of the 2029 Debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of 2029 Debentures obtained by the trustee for $5,000,000 principal amount of the 2029 Debentures at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or more of the dealer managers, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the 2029 Debentures from a nationally recognized securities dealer, then, for purposes of the trading price condition only, the trading price of the 2029 Debentures will be deemed to be less than 98% of the applicable conversion rate of the 2029 Debentures multiplied by the closing sale price of our common stock on such determination date.

The trustee will determine the trading price of the 2029 Debentures upon our request. We will have no obligation to make that request unless a holder of 2029 Debentures requests that we do so. If a holder provides such request, we will instruct the trustee to determine the trading price of the 2029 Debentures for the applicable period.

Conversion Procedures

Procedures to be Followed by a Holder

If you hold a beneficial interest in global 2029 Debentures, to convert you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to interest payable (including contingent and additional interest, if any) on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold certificated 2029 Debentures, to convert you must:

•	complete and manually sign the conversion notice on the back of the 2029 Debentures or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the 2029 Debentures to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest (including contingent and additional interest, if any) payable on the next interest payment date to which you are not entitled; and

•	if required, pay all transfer or similar taxes, if any.

The conversion date will be the date on which you have satisfied all of the foregoing requirements. The 2029 Debentures will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.

You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

Settlement Upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of 2029 Debentures being converted a “settlement amount” equal to the sum of the daily settlement amounts (as defined below) for each of the 20 trading days during the cash settlement averaging period.

The “cash settlement averaging period” with respect to any 2029 Debentures means the 20 consecutive trading-day period beginning on and including the second trading day after you deliver your conversion notice to the conversion agent, except that with respect to any notice of conversion received after the date of issuance of a notice of redemption as described under “— Optional Redemption,” the “cash settlement averaging period” means the 20 consecutive trading days beginning on and including the twenty-third Scheduled Trading Day (as defined below) prior to the applicable redemption date.

“Scheduled Trading Day” means any day on which the principal U.S. national or regional securities exchange on which our common stock is listed or admitted for trading is scheduled to be open for trading.

“Daily settlement amount,” for each $1,000 principal amount of 2029 Debentures, for each of the twenty trading days during the cash settlement averaging period, shall consist of:

•	cash equal to the lesser of $50 and the daily conversion value; and

•	to the extent the daily conversion value exceeds $50, a number of shares equal to, (A) the difference between the daily conversion value and $50, divided by (B) the Daily VWAP (as defined above under “— Conversion Rights”) of our common stock for such day.

“Daily conversion value” means, for each of the 20 consecutive trading days during the cash settlement averaging period, one-twentieth (1/20) of the product of (1) the applicable conversion rate and (2) the closing sale price of our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) on such day.

“Trading day” means a day during which (i) trading in our common stock generally occurs, (ii) there is no market disruption event and (iii) a closing sale price for our common stock is provided on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded.

“Market disruption event” means (1) a failure by the securities exchange or market referenced in the definition of “trading day” above to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock of an aggregate one-half hour of suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by a stock exchange or otherwise) in our common stock or in any option contracts or futures contracts relating to our common stock.

We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the applicable cash settlement averaging period.

We will deliver cash in lieu of any fractional shares of common stock issuable in connection with payment of the settlement amount.

Conversion Rate Adjustments

We will adjust the conversion rate for the following events:

(1) issuances of our common stock to all or substantially all holders of our common stock as a dividend or distribution on our common stock, or if we effect subdivisions or combinations of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1 =	CR0 ×	OS1

OS0

where,

CR0 =	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution, or the effective date of such subdivision or combination, as applicable;
CR1 =	the conversion rate in effect at 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution, or the effective date of such subdivision or combination, as applicable;
OS0 =	the number of shares of our common stock outstanding immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution or the effective date of such subdivision or combination, as applicable; and
OS1 =	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such event.

Any adjustment made pursuant to this clause (1) shall become effective at 9:00 a.m., New York City time, on (x) the ex-dividend date for such dividend or distribution or (y) the effective date of such subdivision or combination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the conversion rate shall be readjusted, effective as of the date our Board of Directors publicly announces its decision not to make such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared. For purposes of this clause (1), the number of shares of common stock outstanding immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution shall not include our shares of common stock held in treasury, if any. We will not pay any dividend or make any distribution on our common stock held in treasury, if any.

(2) issuances to all or substantially all holders of our common stock of any rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price per share less than the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the declaration date for the issuance of such rights or warrants of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1 =	CR0 ×	OS0 + X

OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such issuance;
CR1 =	the conversion rate in effect at 9:00 a.m., New York City time, on the ex-dividend date for such issuance;
OS0 =	the number of shares of our common stock outstanding immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such issuance;
X =	the total number of shares of our common stock issuable pursuant to such rights or warrants; and
Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the declaration date for the issuance of such rights or warrants.

Any adjustment made pursuant to this clause (2) shall become effective immediately at 9:00 a.m., New York City time, on the ex-dividend date for such issuance. In the event that such rights or warrants described in this clause (2) are not so issued, the conversion rate shall be readjusted, effective as of the date our Board of Directors publicly announces its decision not to issue such rights or warrants, to the conversion rate that would then be in effect if such distribution had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of common stock actually delivered. In determining the aggregate price payable for such shares of common stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors). For purposes of this clause (2), the number of shares of common stock outstanding immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such issuance shall not include our shares of common stock held in treasury, if any. We will not issue any such rights or warrants in respect of our common stock held in treasury, if any.

(3) distributions to all or substantially all holders of our common stock, shares of our capital stock (other than our common stock), evidences of our indebtedness or assets, including securities, but excluding:

•	any dividends or distributions referred to in the clause (1) above;

•	the rights and warrants referred to in clause (2) above;

•	any dividends or distributions paid referred to in clause (4) below;

•	any dividends and distributions in connection with a reorganization event (as described below); or

•	any spin-off to which the provisions set forth below in this clause (3) shall apply,

in which event the conversion rate will be adjusted based on the following formula:

CR1 =	CR0 ×	SP0

SP0 - FMV

where,

CR0 =	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such distribution;
CR1 =	the conversion rate in effect at 9:00 a.m., New York City time, on the ex-dividend date for such distribution;
SP0 =	the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
FMV =	the fair market value (as determined by our Board of Directors), on the ex-dividend date, of the shares of capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of our common stock.

Any adjustment made pursuant to the preceding paragraph of this clause (3) shall become effective at 9:00 a.m., New York City time, on the ex-dividend date for such distribution. In the event that such distribution described in the preceding paragraph of this clause (3) is not so made, the conversion rate shall be readjusted, effective as of the date our Board of Directors publicly announces its decision not to effect such distribution, to the conversion rate which would then be in effect if such distribution had not been declared.

If the transaction that gives rise to an adjustment pursuant to this clause (3) is, however, one pursuant to which the payment of a dividend or other distribution on our common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a spin-off) that are, or, when issued, will be, traded or quoted on the NYSE or any other national or regional securities exchange or market, then the conversion rate will instead be adjusted based on the following formula:

CR1 =	CR0 ×	FMV0 + MP0

MP0

where,

CR0 =	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for the spin-off;
CR1 =	the conversion rate in effect immediately at 9:00 a.m., New York City time, on the ex-dividend date for the spin-off;
FMV0 =	the average of the closing sale prices of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading day period commencing on and including the effective date of the spin-off (the “valuation period”); and
MP0 =	the average of the closing sale prices of our common stock over the valuation period.

The adjustment to the applicable conversion rate under the preceding paragraph of this clause (3) will be made immediately prior to 9:00 a.m., New York City time, on the trading day after the last day of the valuation period, but will be given effect at 9:00 a.m., New York City time, on the ex-dividend date for the spin-off. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the conversion period in respect of any conversion, references within this clause (3) to 10 trading days shall be deemed replaced, for purposes of calculating the affected applicable conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such applicable conversion period. For purposes of determining the applicable conversion rate, in respect of any conversion during the 10 trading days commencing on the ex-dividend date for any spin-off, references within the portion of this clause (3) related to spin-offs to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, but excluding, the relevant conversion date. In the event that such spin-off described in the preceding paragraph of this clause (3) is not so made, the conversion rate shall be readjusted, effective as of the date Board of Directors publicly announces its decision not to effect such spin-off, to be the conversion rate which would then be in effect if such spin-off had not been declared.

(4) dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up or upon a consolidation or merger, sale, lease, transfer, conveyance or other disposition), in which event the conversion rate will be adjusted based on the following formula:

CR1 =	CR0 ×	SP0

SP0 - C

where,

CR0 =	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution;
CR1 =	the conversion rate in effect at 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution;
SP0 =	the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C =	the amount in cash per share we distribute to holders of our common stock.

Any adjustment made pursuant to this clause (4) shall become effective at 9:00 a.m., New York City time on the ex-dividend date for such dividend or distribution. In the event that any distribution described in this clause (4) is not so made, the conversion rate shall be readjusted, effective as of the date our Board of Directors publicly announces its decision not to pay such dividend or distribution, to be the conversion rate which would then be in effect if such dividend or distribution had not been declared.

(5) purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price per share of our common stock on the trading day immediately succeeding the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, in which event the conversion rate will be adjusted based on the following formula:

CR1 =	CR0 ×	FMV + (SP1 × OS1)

OS0 × SP1

where,

CR0 =	the conversion rate in effect at 5:00 p.m., New York City time, on the expiration date;
CR1 =	the conversion rate in effect immediately after 5:00 p.m., New York City time, on the expiration date;
FMV =	the fair market value (as determined by our Board of Directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date;
OS1 =	the number of shares of our common stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer (after giving effect to the purchase or exchange of shares pursuant thereto) (the “expiration time”);
OS0 =	the number of shares of our common stock outstanding immediately prior to the expiration time; and
SP1 =	the average of the closing sale prices of our common stock over the 10 consecutive trading day period commencing on the trading day immediately succeeding the expiration date.

Any adjustment made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the expiration date. If the trading day next succeeding the expiration date is less than 10 trading days prior to, and including, the end of the conversion period in respect of any conversion, references within this clause (5) to 10 trading days shall be deemed replaced, for purposes of calculating the affected applicable conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such conversion period. For purposes of determining the applicable conversion rate, in respect of any conversion during the 10 trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall be adjusted to be the conversion rate which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (5) to any tender offer or exchange offer would result in a decrease in the conversion rate, no adjustment shall be made for such tender offer or exchange offer under this clause (5).

We will not make any adjustment if holders may participate in the transaction or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, applicable to one share of common stock, distributed to stockholders:

•	equals or exceeds the average closing price of the common stock over the ten consecutive trading day period ending on, and including the trading day immediately preceding, the ex-dividend date for such distribution, or

•	such average closing price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

rather than being entitled to an adjustment in the conversion price, the holder of a 2029 Debenture will be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such 2029 Debentures solely into common stock immediately prior to the record date for determining the stockholders entitled to receive the distribution.

Except as stated above, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

If we:

•	reclassify or change our common stock (other than changes resulting from a subdivision or combination), or

•	consolidate or merge with or into any person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets and those of our subsidiaries taken as a whole to another person or persons, and, in either case, holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, then from and after the effective date of such transaction, each outstanding 2029 Debenture will, without the consent of any holders of the 2029 Debentures, upon the occurrence of any conversion triggering event described above under “— Conversion Rate Adjustments” and during the periods described in the description of such triggering event, become convertible in accordance with the procedures described in “— Conversion Procedures” and “— Settlement Upon Conversion”, except that the “daily conversion value” will be based on only the kind and amount of the consideration the holders of our common stock received in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition (such consideration, the “reference property”). If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the 2029 Debentures will become convertible will be deemed to be the kind and amount of consideration elected to be received by a majority of our common stock voted for such an election (if electing between two types of consideration) or a plurality of our common stock voted for such an election (if electing between more than two types of consideration), as the case may be. In all cases the provisions above under “— Settlement Upon Conversion” relating to the satisfaction of our conversion obligation shall continue to apply with respect to the calculation of the conversion settlement amount, with the daily conversion value, daily settlement amount and the Daily VWAP based on the reference property; provided, however, that if the holders of our common stock receive only cash in such transaction, the conversion settlement amount shall equal the conversion rate in effect on the conversion date multiplied by the price paid per share of common stock in such transaction and settlement will occur on the third trading day following the conversion date. We may not become a party to any such transaction unless its terms are consistent with the foregoing in all material respects.

If a taxable distribution to holders of our common stock or other transaction occurs that results in any adjustment of the conversion rate (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See “Material U.S. Federal Income Tax Considerations.”

We may from time to time, to the extent permitted by law, increase the conversion rate of the 2029 Debentures by any amount for any period of at least 20 business days. In that case, we will give at least 15 days prior notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as our Board of Directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%,

(a) annually on the anniversary of the first date of issue of the 2029 Debentures and (b) otherwise (1) five business days prior to the maturity of the 2029 Debentures (whether at stated maturity or otherwise) or (2) five business days prior to the redemption date or repurchase date, unless such adjustment has already been made.

If we adjust the conversion rate pursuant to the above provisions, we will issue a press release through Business Wire containing the relevant information and make this information available on our website or through another public medium as we may use at that time.

Adjustment to Conversion Rate Upon a Non-Stock Change of Control

Prior to September 15, 2016, if and only to the extent you elect to convert your 2029 Debentures in connection with a transaction described under clause (1) or clause (4) under the definition of a fundamental change described below under “— Repurchase Upon a Fundamental Change” pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares, if applicable, and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not shares of common stock, depositary receipts or other certificates representing common equity interests traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or quoted on the Nasdaq Global Select Market or the Nasdaq Global Market (to the extent that the Nasdaq Global Select Market or the Nasdaq Global Market is not at such time a U.S. national securities exchange) or another established automated over-the-counter trading market in the United States, which we refer to as a “non-stock change of control,” we will increase the applicable conversion rate for the 2029 Debentures surrendered for conversion by a number of additional shares of common stock equal to a percentage of the applicable conversion rate (the “additional shares”), as described below, based on the date on which the non-stock change of control becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such non-stock change of control. If holders of our common stock receive only cash in such transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the closing sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control. We will notify you and the Trustee of the anticipated effective date of any non-stock change of control at least 20 calendar days prior to such date.

A conversion of the 2029 Debentures by a holder will be deemed for these purposes to be “in connection with” a non-stock change of control if the conversion notice is received by the conversion agent following the effective date of the non-stock change of control but before 5:00 p.m., New York City time, on the business day immediately preceding the related repurchase date (as specified in the repurchase notice described under “— Repurchase Upon a Fundamental Change”).

The stock prices described in the first row of the table (i.e., the column headers) and clauses 2 and 3 in the second succeeding paragraph below, will be adjusted as of any date on which the conversion rate of the 2029 Debentures is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Our obligation to increase the conversion rate by the additional shares will be subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price and the percentage increase to the applicable conversion rate per $1,000 principal amount of 2029 Debentures based on the stock price as a percentage of the “Reference Price”, which is the greater of (i) 125% of the Average VWAP and (ii) the Minimum Conversion Price. The definitive initial stock prices will be inserted in the indenture.

	Stock Price as a Percentage of the Reference Price
Effective Date	100%	115%	125%	130%	145%	160%	175%	200%	225%	250%	300%	350%	400%	450%	500%	600%	700%

Settlement Date	25.0%	25.0%	25.0%	25.0%	22.7%	20.3%	18.3%	15.8%	13.8%	12.2%	9.8%	8.0%	6.6%	5.4%	4.8%	4.2%	3.3%
September 15, 2010	25.0%	25.0%	24.0%	22.9%	20.2%	18.1%	16.3%	14.0%	12.3%	10.9%	8.8%	7.4%	6.3%	5.4%	4.7%	3.6%	2.9%
September 15, 2011	25.0%	23.3%	21.1%	20.1%	17.7%	15.8%	14.2%	12.2%	10.7%	9.5%	7.7%	6.4%	5.5%	4.7%	4.2%	3.2%	2.6%
September 15, 2012	25.0%	20.3%	18.2%	17.3%	15.1%	13.4%	12.1%	10.4%	9.1%	8.0%	6.5%	5.5%	4.7%	4.0%	3.5%	2.7%	2.2%
September 15, 2013	25.0%	17.0%	15.0%	14.2%	12.3%	10.8%	9.7%	8.3%	7.2%	6.4%	5.2%	4.4%	3.7%	3.3%	2.9%	2.2%	1.8%
September 15, 2014	25.0%	13.3%	11.5%	10.7%	9.0%	7.8%	7.0%	5.9%	5.2%	4.6%	3.7%	3.1%	2.7%	2.3%	2.1%	1.6%	1.3%
September 15, 2015	25.0%	9.3%	7.3%	6.6%	5.1%	4.3%	3.7%	3.1%	2.8%	2.5%	2.0%	1.7%	1.4%	1.3%	1.1%	0.8%	0.7%
September 15, 2016	25.0%	5.3%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

The exact stock price as a percentage of the Reference Price and effective dates may not be set forth on the table, in which case:

(1) if the stock price is between two stock prices described in the table or the effective date is between two dates on the table, the percentage increase will be determined by the Trustee by straight-line interpolation between the percentage increases set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360 day year;

(2) if the stock price is in excess of 700% of the Reference Price (subject to adjustment as described above), no additional shares will be added to the conversion rate; and

(3) if the stock price is less than the Reference Price (subject to adjustment as described above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed a number equal to 1,000 divided by the Reference Price, subject to adjustment in the same manner as the conversion rate.

Any conversion that entitles the converting holder to an adjustment to the conversion rate as described in this section shall be settled as described under “— Settlement Upon Conversion” above.

Optional Redemption

At any time on or after September 15, 2016, we may redeem all or a part of the 2029 Debentures at a redemption price equal to 100% of the principal amount of the 2029 Debentures. In addition, we will pay interest (including contingent and additional interest, if any), on the 2029 Debentures being redeemed.

In addition, at any time on or prior to September 15, 2010, if a Tax Triggering Event has occurred, we may redeem all or a part of the 2029 Debentures for cash at the redemption price equal to 101.5% of the principal amount thereof, plus, if the Conversion Value as of the redemption date of the 2029 Debentures being redeemed exceeds their Initial Conversion Value, 95% of the amount determined by subtracting the Initial Conversion Value of such 2029 Debentures from their Conversion Value as of the redemption date, plus accrued and unpaid interest (including contingent and additional interest, if any) to, but excluding, the redemption date.

Interest (including contingent and additional interest, if any), payable in relation to any redemption will include such interest accrued and unpaid to, but excluding, the redemption date. However, if the redemption date is after a record date and on or prior to the corresponding interest payment date, the interest (including contingent and additional interest, if any) will be paid on the redemption date to the holder of record on the record date.

We will give notice of redemption not less than 30 nor more than 60 calendar days prior to the redemption date to all record holders of 2029 Debentures at their addresses set forth in the register of the registrar; provided that such notice must be given at least 24 Scheduled Trading Days (as defined above under “— Settlement Upon Conversion”) prior to the redemption date. This notice will state, among other things:

•	that you have a right to convert the 2029 Debentures called for redemption, and the conversion rate then in effect;

•	the time and date on which your right to convert the 2029 Debentures called for redemption will expire; and

•	the date on which the conversion and cash settlement averaging period will begin.

If we do not redeem all of the 2029 Debentures, the trustee will select the 2029 Debentures to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If any 2029 Debentures are to be redeemed in part only, we will issue a new 2029 Debenture in principal amount equal to the unredeemed principal portion thereof. If a portion of your 2029 Debentures is selected for partial redemption and you convert a portion of your 2029 Debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

Additionally, we will not be required to:

•	issue, register the transfer of, or exchange any 2029 Debentures during the period of 15 days before the mailing of the notice of redemption, or

•	register the transfer of or exchange any 2029 Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any 2029 Debentures being redeemed in part.

We may not redeem the 2029 Debentures if we have failed to pay interest on the 2029 Debentures and such failure to pay is continuing.

For the purposes of the foregoing redemption provisions, the terms set forth below have the meanings specified:

“Conversion Value” means, at any date, the product of (i) the Conversion Rate in effect on such date and (ii) the average of the Daily VWAP of our common stock for the five consecutive Trading Days ending on the Trading Day immediately preceding such date.

“Initial Conversion Value” means the product of (i) the initial conversion rate, prior to adjustments as described under “Conversion Rights — Conversion Rate Adjustments” and (ii) the greater of (a) 125% of the Average VWAP and (b) the Minimum Conversion Price.

“Tax Triggering Event” means (i) the enactment of U.S. federal legislation, promulgation of Treasury regulations, issuance of a published ruling, notice, announcement or equivalent form of guidance by the Treasury or the Internal Revenue Service, or the issuance of a judicial decision, in each case after the Settlement Date, if we receive an opinion of our outside counsel to the effect that, any such authority will have the effect of lowering the comparable yield or delaying or otherwise limiting the current deductibility of interest or original issue discount with respect to the 2029 Debentures, or (ii) any closing agreement or other final settlement entered into by us and the U.S. Treasury or Internal Revenue Service which agreement or settlement has the effect of lowering the comparable yield or delaying or otherwise limiting the current deductibility of interest or original issue discount with respect to the 2029 Debentures, provided that we determine that the reduction, delay or limit on our current deductibility of interest or original issue discount with respect to the 2029 Debentures as a result of the conditions described in clause (i) or (ii) of this definition is material.

Repurchase Upon a Fundamental Change

If a fundamental change (as defined below) occurs at any time prior to the maturity of the 2029 Debentures, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your 2029 Debentures for which you have properly delivered and not withdrawn a written repurchase notice, The 2029 Debentures submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

The repurchase price will be payable in cash and will equal 100% of the principal amount of the 2029 Debentures being repurchased, plus accrued and unpaid interest (including contingent and additional interest, if any) to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including contingent interest and additional interest, if any) will be paid on the interest payment date to the holder of record on the record date.

We may be unable to repurchase your 2029 Debentures in cash upon a fundamental change. Our ability to repurchase the 2029 Debentures with cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.

A “fundamental change” will be deemed to have occurred when any of the following has occurred:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote by the holder thereof in the election of our Board of Directors (or comparable body);

(2) the first day on which a majority of the members of our Board of Directors are not continuing directors;

(3) the adoption of a plan relating to our liquidation or dissolution;

(4) the consolidation or merger of us with or into any other “person” (as this term is used in Section 13(d)(3) of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

(a) any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•	pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; or

(b) any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

(5) the termination of trading of our common stock, which will be deemed to have occurred if our common stock or other common stock into which the 2029 Debentures are convertible is neither listed for trading on a U.S. national securities exchange nor approved for listing on the Nasdaq Global Select Market or the Nasdaq Global Market (to the extent that the Nasdaq Global Select Market or the Nasdaq Global Market is not at such time a U.S. national securities exchange) or quoted on an established automated over-the-counter trading market in the United States, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

However, a fundamental change will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a fundamental change under clause (1) or (4) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a U.S. national securities exchange or on the Nasdaq Global Select Market or the Nasdaq Global Market (to the extent that the Nasdaq Global Select Market or the Nasdaq Global Market is not at such time a U.S. national securities exchange) or quoted on an established automated over-the-counter trading market in the United States and, as a result of the transaction or transactions, the 2029 Debentures become convertible solely into such common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto).

“Continuing directors” means, as of any date of determination, any member of the Board of Directors of WESCO International who:

•	was a member of the Board of Directors on the date of the indenture; or

•	was nominated for election or elected to the Board of Directors with the approval of a majority of the continuing directors who were members of the Board at the time of new director’s nomination or election.

The definition of “fundamental change” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole. There is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of 2029 Debentures to require us to repurchase 2029 Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

On or before the fifth calendar day after the occurrence of a fundamental change, we will provide to all record holders of the 2029 Debentures on the date of the fundamental change at their addresses shown in the register of the registrar and to beneficial owners to the extent required by applicable law, the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your 2029 Debentures.

The repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 calendar nor more than 35 calendar days after the date of the notice of a fundamental change.

To exercise your repurchase right, you must deliver, prior to 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the 2029 Debentures to be repurchased, if certificated 2029 Debentures have been issued). The repurchase notice must state:

•	it you hold a beneficial interest in a global 2029 Debenture, your repurchase notice must comply with appropriate DTC procedures;

•	if you hold certificated 2029 Debentures, the 2029 Debentures certificate numbers;

•	the portion of the principal amount of the 2029 Debentures to be repurchased, which must be $1,000 or whole multiples thereof; and

•	that the 2029 Debentures are to be repurchased by us pursuant to the applicable provisions of the 2029 Debentures and the indenture.

You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding repurchase date by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the 2029 Debentures listed in the repurchase notice. The withdrawal notice must state:

•	if you hold a beneficial interest in a global 2029 Debenture, your withdrawal notice must comply with appropriate DTC procedures; if you hold certificated 2029 Debentures, the certificate numbers of the withdrawn 2029 Debentures;

•	the principal amount of the withdrawn 2029 Debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for a 2029 Debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the 2029 Debentures, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the 2029 Debentures will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the 2029 Debentures, as the case may be.

If the paying agent holds on the repurchase date cash sufficient to pay the repurchase price of the 2029 Debentures that holders have elected to require us to repurchase, then, as of the repurchase date:

•	the 2029 Debentures will cease to be outstanding and interest (including contingent and additional interest, if any) will cease to accrue, whether or not book-entry transfer of the 2029 Debentures has been made or the 2029 Debentures have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of 2029 Debentures will terminate, other than the right to receive the repurchase price upon delivery or transfer of the 2029 Debentures.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the 2029 Debentures;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the 2029 Debentures; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the 2029 Debentures.

This fundamental change repurchase right could discourage a potential acquirer of WESCO International. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Our obligation to repurchase the 2029 Debentures upon a fundamental change would afford protection to holders of 2029 Debentures only in the event of a transaction that constitutes a fundamental change. In the future, we could enter into a highly leveraged or other transaction, including any of certain recapitalizations, that would not constitute a fundamental change and that may adversely affect holders of 2029 Debentures, including by increasing the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt in connection with such a transaction could adversely affect our ability to service our then existing debt, including the 2029 Debentures, without providing holders of 2029 Debentures with a means to require us to repurchase all or a portion of their 2029 Debentures.

Consolidation, Merger and Sale of Assets by WESCO International

The indenture will provide that we will not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all our assets to, any person, unless:

•	either (a) we are the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, and a supplemental agreement, all of our obligations under the 2029 Debentures and the indenture;

•	immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing;

•	if as a result of such transaction the 2029 Debentures become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of us or such surviving person under the 2029 Debentures and the indenture; and

•	we have delivered to the trustee certain certificates and opinions of counsel.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which we are not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, us, and may exercise every right and power of, ours, and, except in the case of a lease, we shall be discharged from its obligations, under the 2029 Debentures and the indenture.

This covenant includes a phrase relating to the sale, conveyance, transfer and lease of “all or substantially all” of our assets. There is no precise, established definition of the phrase “all or substantially all” under New York law, which governs the indenture and the 2029 Debentures, or under the laws of Delaware, our state of incorporation. Accordingly, the ability of a holder of the 2029 Debentures to require us to repurchase the 2029 Debentures as a result of a sale, conveyance, transfer or lease of less than all of our assets may be uncertain.

An assumption by any person of our obligations under the 2029 Debentures and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the 2029 Debentures for new 2029 Debentures by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

An Event of Default is defined in the 2029 Debentures indenture as:

(i) a default in any payment of interest (including contingent interest and additional interest, if any) on any 2029 Debentures when due and payable and such default continues for 30 days;

(ii) a default in the payment of principal of and premium, if any, on any 2029 Debentures when due and payable at its stated maturity, upon redemption or required repurchase, upon declaration or otherwise;

(iii) the failure by WESCO International to comply with its obligations under the covenant described under “— Consolidation, Merger and Sale of Assets by WESCO International” or the failure by WESCO Distribution to comply with its obligations under the merger covenant described under “— Subsidiary Guarantee”;

(iv) the failure to deliver our common stock (including any additional shares), or cash in lieu thereof, or a combination of the foregoing, as applicable upon the conversion of any 2029 Debentures and such failure continues for five days following the scheduled settlement date for such conversion;

(v) the failure to provide notice of the anticipated effective date or actual effective date of a fundamental change on a timely basis as required in the indenture;

(vi) the failure by WESCO International to comply for 60 days after notice with any other agreements contained in the 2029 Debentures or the indenture;

(vii) the failure by WESCO International or any of its significant subsidiaries to pay any indebtedness within any applicable grace period after final maturity or the acceleration of any such indebtedness by the holders thereof because of a default if the total amount of such indebtedness unpaid or accelerated exceeds $35 million or its foreign currency equivalent (the “cross acceleration provision”) and such failure continues for 10 days after receipt of the notice specified in the indenture;

(viii) certain events of bankruptcy, insolvency or reorganization of WESCO International or any of its significant subsidiaries (the “bankruptcy provisions”);

(ix) the rendering of any judgment or decree for the payment of money in excess of $35 million or its foreign currency equivalent against WESCO International or any of its significant subsidiaries and the judgment or decree is not discharged, waived or stayed and either (A) an enforcement proceeding thereon is commenced by any creditor or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment or decree and is not discharged, waived or stayed within 10 days after notice (the “judgment default provision”); or

(x) the guarantee shall be held in any judicial proceeding to be unenforceable or invalid.

For the purposes of the foregoing provisions, the term “significant subsidiary” means any restricted subsidiary that would be a “significant subsidiary” of WESCO International within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, but shall in no event include a Receivables Entity, as such term is defined in the indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (vi), (vii) or (ix) will not constitute an Event of Default until the trustee or the holders of at least 25% in principal amount of the outstanding 2029 Debentures notify WESCO International of the default and WESCO International does not cure such default within the time specified in clauses (vi), (vii) or (ix) hereof after receipt of such notice,

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of WESCO International) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding 2029 Debentures by notice to WESCO International may declare the principal of and accrued but unpaid interest on all the 2029 Debentures to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of WESCO International occurs, the principal of and interest on all the 2029 Debentures will become immediately due and payable without any declaration or other act on the part of the trustee or any holders of 2029 Debentures. Under certain circumstances, the holders of a majority in principal amount of the outstanding 2029 Debentures may rescind any such acceleration with respect to the 2029 Debentures and its consequences.

Notwithstanding the foregoing, the indenture will provide, if we so elect, that the sole remedy for any Event of Default from time to time relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “— Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act (which also relate to the provision of reports), will, at our option, for the 365 days after the occurrence of such an Event of Default consist exclusively of the right to receive additional interest on the 2029 Debentures at an annual rate equal to 0.50% of the principal amount of the 2029 Debentures during the period in which the additional interest will accrue as described below. In the event we do not elect to pay the additional interest upon an Event of Default in accordance with this paragraph, the 2029 Debentures will be subject to acceleration as provided above. If we so elect to pay additional interest in these circumstances, we will provide prompt written notice to the trustee following our receipt of the notice of default specified above relating to the failure to comply with the reporting obligations in the indenture. This additional interest will be payable in the same manner as regular interest as accrued during the period that such Event of Default is continuing, and shall be paid on the next regular interest payment date. The additional interest will accrue on all outstanding 2029 Debentures from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the Event of Default relating to the reporting obligations shall have been cured or waived). If the Event of Default is cured or waived prior to such 365th day, such additional interest will cease to accrue on the date of such cure or waiver. On such 365th day (if the Event of Default is continuing on such 365th day), such additional interest will cease to accrue and the 2029 Debentures will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of 2029 Debentures in the event of the occurrence of any other Event of Default.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of 2029 Debentures unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of 2029 Debentures may pursue any remedy with respect to the indenture or the 2029 Debentures unless (i) such holder has previously given the trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding 2029 Debentures have requested the trustee in writing to pursue the remedy, (iii) such holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense, (iv) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding 2029 Debentures have not given the trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding 2029 Debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of 2029 Debentures notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a trust officer or written notice of it is received by the trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest (including contingent and additional interest, if any) on any 2029 Debentures (including payments pursuant to the redemption provisions of such 2029 Debentures), the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders of 2029 Debentures. In addition, WESCO International is required to deliver to the trustee, within 120 days after the end of each fiscal year of WESCO International, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. WESCO International also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action WESCO International is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the indenture, the 2029 Debentures and the guarantee may be amended with the written consent of the holders of at least a majority in principal amount of the 2029 Debentures then outstanding (including consents obtained in connection with a tender offer or exchange offer for the 2029 Debentures) and certain past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the 2029 Debentures then outstanding. However, without the consent of each holder of an outstanding 2029 Debentures affected, no amendment may (i) reduce the principal amount of 2029 Debentures whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest, contingent interest or additional interest on any 2029 Debentures, (iii) reduce the principal of or extend the stated maturity of any 2029 Debentures, (iv) reduce the amount payable in relation to the repurchase of any 2029 Debentures or change the time at which any 2029 Debentures may be put by holders for repurchase by WESCO International as described under “— Repurchase Upon a Fundamental Change”, (v) reduce any premium payable upon redemption or change the time at which any 2029 Debentures may be redeemed as described under “— Optional Redemption”, (vi) make any 2029 Debentures payable in money other than that stated in the 2029 Debentures, (vii) make any change affecting the ranking of the 2029 Debentures or the guarantee that adversely affects the rights of a holder, (viii) impair the right of a holder to institute suit for payment of any 2029 Debentures, (ix) adversely affect the right of a holder to convert any 2029 Debentures into cash and, if applicable, shares of our common stock (or the extent otherwise applicable, other property receivable upon conversion pursuant to the terms of the indenture) or reduce the conversion rate, except as permitted pursuant to the indenture, (x) make any change adversely affecting the rights of holders of 2029 Debentures with respect to the guarantee or (xi) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, WESCO International, WESCO Distribution and the trustee may amend the indenture, the 2029 Debentures and the guarantee to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of WESCO International and WESCO Distribution under the indenture, to provide for uncertificated 2029 Debentures in addition to or in place of certificated 2029 Debentures (provided that the uncertificated 2029 Debentures are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated 2029 Debentures are described in Section 163(f)(2)(B) of the Code), to make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of WESCO Distribution (or any representative therefor) under such subordination provisions, to add additional guarantees with respect to the 2029 Debentures, to secure the 2029 Debentures, to add to the covenants of WESCO International or WESCO Distribution for the benefit of the holders of 2029 Debentures or to surrender any right or power conferred upon WESCO International or WESCO Distribution, to make any change that does not adversely affect the rights of any holder of 2029 Debentures, subject to the provisions of the indenture, to provide for a successor trustee, to conform the terms of the indenture, the 2029 Debentures or the guarantee with the descriptions set forth in this prospectus to the extent that such description in this prospectus was intended to be a verbatim recitation of a provision of the indenture, the 2029 Debentures or the guarantee, or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness of WESCO Distribution then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, WESCO International is required to mail to holders of 2029 Debentures a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

2029 Debentures Not Entitled to Consent

Any 2029 Debentures held by us, WESCO Distribution or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us or WESCO Distribution shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding 2029 Debentures have consented to a modification, amendment or waiver of the terms of the indenture.

Repurchase and Cancellation

We may, to the extent permitted by law, repurchase any 2029 Debentures in the open market or by tender offer or exchange offer or otherwise at any price or by private agreement. Any 2029 Debentures repurchased by us may, at our option, be surrendered to the trustee for cancellation, but may not be reissued or resold by us. Any 2029 Debentures surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Reports

We shall:

(1) file with the trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of said Sections, then we shall file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2) file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by us with the conditions and covenants of the indenture as may be required by such rules and regulations;

(3) transmit by mail, to all holders of 2029 Debentures, as their names and addresses appear in the register of the registrar, within 30 days after the filing thereof with the trustee, such summaries of any information, documents and reports required to be filed by us pursuant to clauses (1) and (2) above as may be required by rules and regulations prescribed from time to time by the SEC; and

(4) comply with the other provisions of TIA Section 314(a).

All information, documents and reports described above and filed with the SEC pursuant to its Electronic Data Gathering, Analysis, and Retrieval system or any successor shall be deemed to be filed with the trustee and transmitted by mail to all holders of 2029 Debentures, as applicable, as of the time they are filed via such system.

Information Concerning the Trustee and Common Stock Transfer Agent and Registrar

We have appointed The Bank of New York Mellon, the trustee under the indenture, as paying agent, conversion agent, 2029 Debentures registrar and custodian for the 2029 Debentures. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the 2029 Debentures, the trustee must eliminate such conflict or resign.

BNY Mellon Shareowner Services LLC is the transfer agent and registrar for our common stock.

Governing Law

The 2029 Debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Calculations in Respect of the 2029 Debentures

Except as otherwise provided herein, we will be responsible for making all calculations called for under the 2029 Debentures. These calculations include, but are not limited to, determinations of the sale price of our common stock, accrued interest payable on the 2029 Debentures and the conversion rate and conversion price. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of the 2029 Debentures. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward these calculations to any holder of the 2029 Debentures upon the request of that holder.

Form, Denomination and Registration

The 2029 Debentures will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof.

Global 2029 Debentures, Book-Entry Form

The 2029 Debentures will be evidenced by one or more global 2029 Debentures. We will deposit the global 2029 Debentures with DTC and register the global 2029 Debentures in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global 2029 Debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in global 2029 Debentures may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global 2029 Debentures to such persons may be limited.

Beneficial interests in a global 2029 Debentures held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global 2029 Debentures, Cede & Co. for all purposes will be considered the sole holder of such global 2029 Debentures. Except as provided below, owners of beneficial interests in a global 2029 Debentures will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global 2029 Debentures.

We will pay principal of, premium, if any, and interest (including contingent and additional interest, if any) on, and the redemption price and the repurchase price of, a global 2029 Debentures to Cede & Co., as the registered owner of the global 2029 Debentures, by wire transfer of immediately available funds on the maturity date, each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global 2029 Debentures; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC has advised us that it will take any action permitted to be taken by a holder of the 2029 Debentures, including the presentation of the 2029 Debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global 2029 Debentures are credited, and only in respect of the principal amount of the 2029 Debentures represented by the global 2029 Debentures as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in global 2029 Debentures among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. We will issue the 2029 Debentures in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in global 2029 Debentures may be exchanged for definitive certificated 2029 Debentures upon request by or on behalf of DTC in accordance with customary procedures following the request of a beneficial owner seeking to enforce its rights under such 2029 Debentures or the indenture, including rights following the occurrence of an Event of Default. The indenture permits us to determine at any time and in our sole discretion that 2029 Debentures shall no longer be represented by global 2029 Debentures. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global note at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

None of us, the trustee, registrar, paying agent nor conversion agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of our capital stock is not complete and may not contain all the information you should consider before investing in the 2029 Debentures or our common stock. We encourage you to read our Restated Certificate of Incorporation because such document, and not this summary, defines the rights of holders of our preferred stock and common stock. Our Restated Certificate of Incorporation has been filed as an exhibit to the registration statement of which this prospectus is a part, and you may obtain a copy of our Restated Certificate of Incorporation by the means described under “Where You Can Find More Information.”

Common Stock

Under our Restated Certificate of Incorporation, we are authorized to issue up to 210,000,000 shares of our common stock, $.01 par value. As of March 31, 2009, we had 55,803,620 shares of common stock issued and 42,254,962 shares outstanding. We may issue, either separately or together with other securities, shares of our common stock. Under our Restated Certificate of Incorporation, we also are authorized to issue up to 20,000,000 shares of Class B nonvoting convertible common stock, $.01 par value. As of March 31, 2009, we had 4,339,431 shares of Class B common stock issued and no shares of Class B common stock outstanding.

Voting Rights.  Each holder of shares of common stock is entitled to one vote per share on all matters to be voted on by stockholders. Holders of common stock are not entitled to cumulative votes in the election of directors and holders of Class B common stock will have no right to vote, except as required by applicable law.

Dividend Rights.  The holders of common stock are entitled to dividends and other distributions if, as and when declared by our Board of Directors out of assets legally available therefore, subject to the rights of any holder of preferred stock, restrictions set forth in WESCO Distribution’s credit facilities and restrictions, if any, imposed by other indebtedness outstanding from time to time. The holders of common stock and Class B common stock are entitled to equivalent per share dividends and distributions.

Other Rights.  Upon our liquidation, dissolution or winding up, the holders of shares of common stock would be entitled to share pro rata (on an equal basis with the holders of the Class B common stock) in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive or other subscription rights to purchase shares of our common stock, nor are they entitled to the benefits of any sinking fund provisions.

Class B Common Stock

Our Class B common stock is identical to our common stock in all respects except as described above under “— Common Stock — Voting Rights.” Shares of Class B common stock automatically convert into the same number of shares of common stock upon the sale or transfer by the holder thereof to a non-affiliate of ours. To the extent permitted by law, each holder of Class B common stock is entitled to convert any or all shares of Class B common stock held into the same number of shares of common stock at any time.

Preferred Stock

We may elect to issue shares of our preferred stock, $.01 par value, from time to time in one or more series. Shares of our preferred stock may have dividend, redemption, voting and liquidation rights taking priority over our common stock and Class B common stock, and shares of preferred stock may be convertible into our common stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock and Class B common stock and could adversely affect the rights and powers, including voting rights, of holders of shares of common stock and Class B common stock. The existence of authorized and undesignated shares of preferred stock may also have an adverse effect on the market price of our common stock. In addition, the issuance of any shares of preferred stock could have the effect of delaying, deferring or preventing a change of control.

Our Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series without any approval of our stockholders. Our Board of Directors determines the rights, qualifications, restrictions and limitations relating to each series of our preferred stock at the time of issuance, and such rights, qualifications, restrictions and limitations may differ with respect to shares of preferred stock of a different series. Our Restated Certificate of Incorporation authorizes our Board of Directors, without further stockholder action, to provide for the issuance of up to 20,000,000 shares of preferred stock, in one or more series. As of March 31, 2009, no shares of preferred stock were designated or were issued and outstanding. We may amend from time to time our Restated Certificate of Incorporation to increase the number of authorized shares of preferred stock, subject to the approval of our stockholders.

For a complete description of any series of preferred stock issued by us, you should refer to the applicable Certificate of Amendment to our Restated Certificate of Incorporation or the applicable certificate of designations, as the case may be, establishing a particular series of preferred stock, in either case which will be filed with the Secretary of State of the State of Delaware and the SEC.

The preferred stock will, when issued, be fully paid and non-assessable.

Dividend Rights.  The preferred stock will be preferred over our common stock and Class B common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock) on our common stock will be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our Board of Directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the applicable terms of the series of preferred stock. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless another date is set forth in the applicable terms of the series of preferred stock. Accruals of dividends will not bear interest.

Rights Upon Liquidation.  The preferred stock will be preferred over our common stock and Class B common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the amount set forth in the applicable terms of the series of preferred stock. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled.

Redemption.  All shares of any series of preferred stock will be redeemable to the extent set forth in the applicable terms of the series of preferred stock. All shares of any series of preferred stock will be convertible into shares of our common stock or into shares of any other series of preferred stock to the extent set forth in the applicable terms of the series of preferred stock.

Voting Rights.  Except as indicated in the applicable terms of the series of preferred stock, the holders of preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to stockholders. The holders of common stock, Class B common stock (if the Class B common stock is entitled to vote by applicable law) and the holders of all series of preferred stock will vote together as one class.

Certain Provisions of Our Restated Certificate of Incorporation

Our Restated Certificate of Incorporation provides for a classified Board of Directors in which directors are divided into three classes, each class being elected for a term of three years expiring at successive yearly intervals. In addition, our Restated Certificate of Incorporation requires a vote of a majority of the remaining Board of Directors to fill a vacancy on our Board of Directors and does not permit vacancies to be filled by a vote of our stockholders. Our Restated Certificate of Incorporation provides that vacancies filled by our Board of Directors will be filled for the remainder of the term of the class in which the vacancy occurs. Our Restated Certificate of Incorporation further states that a decrease or increase in the number of directors will be apportioned among the classes so as to maintain the number of directors composing each class as nearly equal as possible and any decrease will not shorten the term of any incumbent and any director added by increase will serve a term which will coincide with the remaining term of the applicable class.

Section 203 of the Delaware General Corporation Law

We are a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides in general that an interested stockholder acquiring more than 15% of the outstanding voting stock of a corporation for purposes of Section 203 but less than 85% of such stock may not engage in certain business combinations (as defined in Section 203) with the corporation for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless:

•	prior to such date the corporation’s board of directors approve either the business combination or the transaction in which the stockholder became an interested stockholder; or

•	the business combination is approved by the corporation’s board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is BNY Mellon Shareowner Services LLC.

DESCRIPTION OF DIFFERENCES AMONG THE CONVERTIBLE DEBENTURES

The following description is a summary of the key differences among certain terms and provisions of the 2029 Debentures as compared to the 2026 Debentures and the 2025 Debentures. These statements do not purport to be complete and are qualified in their entirety by express reference to the respective indentures governing each of the 2029 Debentures, the 2026 Debentures and the 2025 Debentures, copies of which have been filed with the SEC and are available as described under “Where You Can Find More Information.”

	2029 Debentures	2026 Debentures	2025 Debentures

Issuer	WESCO International, Inc.	WESCO International, Inc.	WESCO International, Inc.
Aggregate Principal Amount Outstanding Immediately Prior to the Exchange Offer	None.	$300.0 million.	$150.0 million.
Denominations of Issuance	Minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.	Minimum denomination of $1,000 and integral multiples of $1,000 in excess thereof.	Minimum denomination of $1,000 and integral multiples of $1,000 in excess thereof.
Interest Rate	The per annum interest rate of the 2029 Debentures is 6.0%.	The per annum interest rate of the 2026 Debentures is 1.75%.	The per annum interest rate of the 2025 Debentures is 2.625%.
Maturity	The maturity date of the 2029 Debentures is September 15, 2029, unless earlier converted, redeemed or repurchased.	The maturity date of the 2026 Debentures is November 15, 2026, unless earlier converted, redeemed or repurchased.	The maturity date of the 2025 Debentures is October 15, 2025, unless earlier converted, redeemed or repurchased.
Contingent Interest	Beginning with the six-month interest period commencing September 15, 2016, we will pay contingent interest in cash during any six-month interest period in which the trading price of the 2029 Debentures for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 2029 Debentures.	Same as 2029 Debentures, except that the first six-month interest period commences November 15, 2011.	Same as 2029 Debentures, except that the first six-month interest period commences October 15, 2010.

	2029 Debentures	2026 Debentures	2025 Debentures

During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of the 2029 Debentures will equal 0.25% of the average trading price of $1,000 principal amount of the 2029 Debentures during the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period.
Ranking	The 2029 Debentures will be our senior unsecured obligations and rank equal in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to any subordinated indebtedness. The 2029 Debentures will be effectively subordinated to any secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities of our subsidiaries, other than the senior subordinated indebtedness and any subordinated indebtedness of WESCO Distribution.	Same as 2029 Debentures.	Same as 2029 Debentures.

	2029 Debentures	2026 Debentures	2025 Debentures

Guarantee	The 2029 Debentures will be guaranteed on an unsecured senior subordinated basis by WESCO Distribution. The guarantee of the 2029 Debentures will be subordinated in right of payment to all existing and future senior debt of WESCO Distribution and effectively subordinated to the secured indebtedness of WESCO Distribution to the extent of the value of the related collateral. The guarantee will be pari passu in right of payment with other senior subordinated indebtedness of WESCO Distribution. The 2029 Debentures will not be guaranteed by any of our subsidiaries other than WESCO Distribution.	Same as 2029 Debentures.	Same as 2029 Debentures.

	2029 Debentures	2026 Debentures	2025 Debentures

Conversion Rights	2029 Debentures will be convertible into cash and, in certain circumstances, shares of our common stock at the conversion price and conversion rate of the 2029 Debentures, pursuant to the terms of the 2029 Debentures. Holders may convert their 2029 Debentures into cash and, if applicable, shares of our common stock prior to the close of business on the trading day immediately preceding the maturity date, only if the conditions for conversion described below are satisfied. The initial conversion rate of the 2029 Debentures will be specified in the indenture for the 2029 Debentures, and will equal 1,000 divided by the initial conversion price. The initial conversion price will equal 125% of the Average VWAP, rounded to four decimal places; provided that in no event will the initial conversion price be less than $26.25. The “Average VWAP” means the arithmetic average, as determined by us, of the Daily VWAP for each trading day during the ten trading day period ending on and including the Expiration Date for the Exchange Offer, rounded to four decimal places.	2026 Debentures are convertible into cash and, in certain circumstances, shares of our common stock pursuant to the terms of the 2026 Debentures. The conversion rate of the 2026 Debentures is 11.3437 shares of common stock per $1,000 principal amount of 2026 Debentures (equivalent to a conversion price of approximately $88.15 per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances.	2025 Debentures are convertible into cash and, in certain circumstances, shares of our common stock pursuant to the terms of the 2025 Debentures. The conversion rate of the 2025 Debentures is 23.8872 shares of common stock per $1,000 principal amount of 2025 Debentures (equivalent to a conversion price of approximately $41.86 per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances.

2029 Debentures	2026 Debentures	2025 Debentures

The “Daily VWAP” for any trading day means the per share volume weighted average price of our common stock on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page WCC.N <Equity> AQR (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of our common stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for this purpose).
The conversion rate, and thus the conversion price, may be adjusted under certain circumstances.

	2029 Debentures	2026 Debentures	2025 Debentures

Adjustment to Conversion Rate upon a Non-Stock Change of Control	Prior to September 15, 2016, if and only to the extent holders elect to convert the 2029 Debentures in connection with certain non-stock change of control transactions, we will increase the conversion rate by a number of additional shares of common stock based on the date the non-stock change of control becomes effective and the price paid per share of our common stock as a percentage of the Reference Price in such non-stock change of control based on a matrix applicable to such security. If the price paid per share of our common stock in the non-stock change of control is less than the Reference Price or more than 500% of the Reference Price (subject to adjustment), there will be no such adjustment.	Prior to November 15, 2011, if and only to the extent holders elect to convert the 2026 Debentures in connection with certain non-stock change of control transactions, we will increase the conversion rate by a number of additional shares of common stock based on the date the non-stock change of control becomes effective and the price paid per share of our common stock in such non-stock change of control based on a matrix applicable to such security. If the price paid per share of our common stock in the non-stock change of control is less than $65.30 or more than $180.00 (subject to adjustment), there will be no such adjustment.	Prior to October 15, 2010, if and only to the extent holders elect to convert the 2025 Debentures in connection with certain non-stock change of control transactions, we will increase the conversion rate by a number of additional shares of common stock based on the date the non-stock change of control becomes effective and the price paid per share of our common stock in such non-stock change of control based on a matrix applicable to such security. If the price paid per share of our common stock in the non-stock change of control is less than $31.01 or more than $80.00 (subject to adjustment), there will be no such adjustment.
	If holders of our common stock receive only cash in the type of transaction described above, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control.	If holders of our common stock receive only cash in the type of transaction described above, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control.	If holders of our common stock receive only cash in the type of transaction described above, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control.

	2029 Debentures	2026 Debentures	2025 Debentures

Conversion After a Public Acquirer Change of Control	The 2029 Debentures do not provide for the conversion of the 2029 Debentures into shares of public acquirer common stock upon a non-stock change of control constituting a public acquirer change of control.	In the case of a non-stock change of control constituting a public acquirer change of control, we may, in lieu of adjusting the conversion rate to provide for the issuance of additional shares upon conversion, elect to adjust the conversion obligation and the conversion rate such that from and after the effective date of such public acquirer change of control, holders of the 2026 Debentures will be entitled to convert their 2026 Debentures (subject to the satisfaction of certain conditions) into cash and a number of shares of public acquirer common stock by adjusting the conversion rate in effect immediately before the public acquirer change of control by a fraction:	Same as 2026 Debentures.

•   the numerator of which will be:

•   in the case of a share exchange, consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration as determined by our Board of Directors paid or payable per share of common stock, or

	2029 Debentures	2026 Debentures	2025 Debentures

  •   in the case of any other public acquirer change of control, the average of the closing sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•   the denominator of which will be the average of the closing sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

Optional Redemption by us	At any time on or after September 15, 2016, we may redeem all or a part of the 2029 Debentures for cash at a redemption price equal to 100% of the principal amount of the 2029 Debentures, plus accrued and unpaid interest (including contingent and additional interest, if any) to, but not including, the redemption date.	At any time on or after November 15, 2011, we may redeem all or a part of the 2026 Debentures for cash at a redemption price equal to 100% of the principal amount of the 2026 Debentures, plus accrued and unpaid interest (including contingent and additional interest, if any) to, but not including, the redemption date.	Same as 2026 Debentures, except that the optional redemption period commences on October 15, 2010.

	2029 Debentures	2026 Debentures	2025 Debentures

In addition, at any time on or prior to September 15, 2010, if a Tax Triggering Event has occurred, we may redeem all or a part of the 2029 Debentures for cash at the redemption price equal to 101.5% of the principal amount thereof, plus, if the Conversion Value as of the redemption date of the 2029 Debentures being redeemed exceeds their Initial Conversion Value, 95% of the amount determined by subtracting the Initial Conversion Value of such 2029 Debentures from their Conversion Value as of the redemption date, plus accrued and unpaid interest (including contingent and additional interest, if any) to, but excluding, the redemption date.
Optional Repurchase Right of Holders	Holders of 2029 Debentures may not require us to repurchase all or a portion of their 2029 Debentures, except as discussed below under “Fundamental Change Repurchase Rights of Holders.”	Holders of 2026 Debentures may require us to repurchase all or a portion of their 2026 Debentures on November 15, 2011, November 15, 2016 and November 15, 2021 for cash at a repurchase price equal to 100% of the principal amount of the 2026 Debentures, plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the repurchase date.	Holders of 2025 Debentures may require us to repurchase all or a portion of their 2025 Debentures on October 15, 2010, October 15, 2015 and October 15, 2020 for cash at a repurchase price equal to 100% of the principal amount of the 2025 Debentures, plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the repurchase date.

	2029 Debentures	2026 Debentures	2025 Debentures

Fundamental Change Repurchase Right of Holders	If we undergo a fundamental change prior to maturity, holders of 2029 Debentures will have the right, at their option, to require us to repurchase for cash some or all of their 2029 Debentures for a specified period following the occurrence of a fundamental change for cash at a repurchase price equal to 100% of the principal amount of the 2029 Debentures being repurchased, plus accrued and unpaid interest (including contingent and additional interest, if any) to, but not including, the repurchase date.	Same as 2029 Debentures.	Same as 2029 Debentures.
Events of Default	If any event of default occurs, including a failure of WESCO Distribution to comply with its merger covenant, the principal amount of the 2029 Debentures, plus accrued and unpaid interest (including contingent and additional interest, if any) may be declared immediately due and payable, subject to certain conditions. These amounts automatically become due and payable in the case of certain types of bankruptcy, reorganization or insolvency events of default involving WESCO International.	If any event of default occurs, the principal amount of the 2026 Debentures, plus accrued and unpaid interest (including contingent and additional interest, if any) may be declared immediately due and payable, subject to certain conditions. These amounts automatically become due and payable in the case of certain types of bankruptcy, reorganization or insolvency events of default involving WESCO International.	Same as 2026 Debentures.

	2029 Debentures	2026 Debentures	2025 Debentures

In lieu of a right of acceleration, additional interest may accrue for up to 365 days after an event of default occurs in relation to the reporting covenant.
Market for the Debentures	We intend to list the 2029 Debentures for trading on the New York Stock Exchange.	The 2026 Debentures are not listed for trading on any national securities exchange.	The 2025 Debentures are not listed for trading on any national securities exchange.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences to holders of 2025 Debentures and 2026 Debentures of the Exchange Offer and the acquisition, ownership and disposition of the 2029 Debentures and, where noted, the common stock into which the 2029 Debentures are convertible. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis. No ruling from the Internal Revenue Service (the “IRS”) has been or is expected to be sought with respect to any aspect of the transactions described herein. The following discussion relates only to 2025 Debentures, 2026 Debentures, 2029 Debentures received in the Exchange Offer and, where noted, common stock received upon conversion of a 2029 Debenture that are held by holders who hold such 2025 Debentures, 2026 Debentures, 2029 Debentures, and common stock as capital assets. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their particular circumstances, or to certain types of holders such as banks and other financial institutions, certain expatriates, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, partnerships or other pass-through entities, dealers in securities, brokers, persons who have hedged the interest rate on the 2025 Debentures or 2026 Debentures or who hedge the interest rate on the 2029 Debentures, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. persons whose functional currency is not the U.S. dollar, or persons who hold the 2025 Debentures, 2026 Debentures, 2029 Debentures or common stock as part of a “straddle,” “hedge” or “conversion transaction.” In addition, this summary does not include any description of the U.S. federal alternative minimum tax or estate and gift tax consequences, or the consequences under any state, local or non-U.S. tax that may be applicable to a particular holder.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a 2025 Debenture, 2026 Debenture, 2029 Debenture or our common stock that is, for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) that is organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax without regard to its source; or (iv) a trust if: (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has made a valid election to be treated as a U.S. person. A “non-U.S. Holder” is a beneficial owner of a 2025 Debenture, 2026 Debenture, 2029 Debenture or our common stock that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a 2025 Debenture, 2026 Debenture, 2029 Debenture or our common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of owning and disposing of 2025 Debentures, 2026 Debentures, 2029 Debentures and our common stock.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE EXCHANGE OFFER, INCLUDING THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE 2029 DEBENTURES AND COMMON STOCK INTO WHICH THE 2029 DEBENTURES ARE CONVERTIBLE AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL AND NON-U.S. INCOME TAX AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS BEFORE DETERMINING WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

Classification of the 2025 Debentures and 2026 Debentures

We have taken the position that the 2025 Debentures and 2026 Debentures are indebtedness subject to the Treasury Regulations that govern contingent payment debt instruments (the “contingent debt regulations”). Moreover, under the indentures governing the 2025 Debentures and 2026 Debentures, we and each holder of a 2025 Debenture or 2026 Debenture have agreed, for U.S. federal income tax purposes, to treat the 2025 Debentures and 2026 Debentures as debt instruments that are subject to the contingent debt regulations and to be bound by our application of the contingent debt regulations to the 2025 Debentures and 2026 Debentures.

Due to the absence of authorities that directly address the proper characterization of the 2025 Debentures and 2026 Debentures and the application of the contingent debt regulations to the 2025 Debentures and 2026 Debentures, no assurance can be given that the IRS will accept, or that a court will uphold, the above characterization of the 2025 Debentures and 2026 Debentures.

The remainder of this discussion assumes that the 2025 Debentures and 2026 Debentures are treated properly as indebtedness subject to the contingent debt regulations and does not address any possible differing treatment of the 2025 Debentures and 2026 Debentures. Any differing treatment could affect the amount, timing and character of income, gain, or loss recognized by a holder pursuant to the Exchange Offer or with respect to the ownership of the 2029 Debentures from that described in this summary.

Classification of the 2029 Debentures

Under the indenture governing the 2029 Debentures, we and each holder of the 2029 Debentures agree, for U.S. federal income tax purposes, to treat the 2029 Debentures as indebtedness that is subject to the contingent debt regulations in the manner described below. However, the application of the contingent debt regulations to instruments such as the 2029 Debentures is uncertain in several respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Any differing treatment could affect the amount, timing, and character of income, gain, or loss in respect of an investment in the 2029 Debentures. For example, a holder might be required to accrue original issue discount at a lower rate, might not recognize income, gain, or loss upon conversion of the 2029 Debentures to the extent of common stock received, and might recognize capital gain or loss upon a taxable disposition of its 2029 Debentures.

Except as otherwise noted below, the remainder of this discussion assumes that the 2029 Debentures will be treated as indebtedness subject to the contingent debt regulations and does not address any possible differing treatments of the 2029 Debentures. Holders should consult their tax advisors regarding the tax treatment of holding the 2029 Debentures.

U.S. Federal Income Tax Consequences to Exchanging U.S. Holders

The Exchange of 2025 Debentures and 2026 Debentures for 2029 Debentures

We intend to take the position that, although not free from doubt, the exchange of 2025 Debentures or 2026 Debentures for 2029 Debentures will constitute a recapitalization for U.S. federal income tax purposes. Whether such exchange qualifies as a recapitalization to a holder depends upon, among other things, whether the 2025 Debentures or 2026 Debentures, as the case may be, and 2029 Debentures constitute “securities” for U.S. federal income tax purposes. The rules for determining whether debt instruments such as the 2025 Debentures, 2026 Debentures, and 2029 Debentures are securities are unclear. The term “security” is not defined in the Code or Treasury Regulations and has not been clearly defined by judicial decisions. The determination of whether a debt instrument is a security requires an overall evaluation of the nature of the debt instrument, with the term of the instrument typically regarded as one of the most significant factors. Although a debt instrument with a term of more than ten years generally is considered to be a security, there is no authority that clearly addresses the impact of the repurchase and redemption features included in the 2025 Debentures, 2026 Debentures and 2029 Debentures. Nevertheless, we intend to take the position that the 2025 Debentures, 2026 Debentures and 2029 Debentures constitute securities for U.S. federal income tax purposes.

Unless clearly stated to the contrary, the remainder of this discussion assumes that the exchange will be a recapitalization and that the 2025 Debentures, 2026 Debentures, and 2029 Debentures qualify as securities for U.S. federal income tax purposes. If the IRS were successful in asserting any contrary position, it could impact the amount, timing or character of the income, gain or loss you recognize with respect to the exchange or your ownership of the 2029 Debentures.

The application of the recapitalization provisions to debt instruments subject to the contingent debt regulations is unclear. Nevertheless, we believe that you should not recognize taxable gain or loss as a result of the exchange, except you will recognize gain in an amount equal to the lesser of: (i) the excess, if any, of the issue price (as described below) of the 2029 Debentures received and any cash (including cash paid in respect of accrued interest) received in the exchange over your adjusted tax basis in your 2025 Debentures or 2026 Debentures, and (ii) any cash (including cash paid in respect of accrued interest) received in the exchange, plus the fair market value of the principal amount of the 2029 Debentures you receive over the principal amount of the 2025 Debentures or 2026 Debentures that you surrender in exchange therefor. For purposes of determining the amount of gain recognized as a result of the exchange, the rules regarding the determination of the principal amount of the 2029 Debentures, 2025 Debentures, and 2026 Debentures are uncertain and complex. You should consult your tax advisor regarding the determination, for purposes of determining the amount (if any) of gain you would recognize as a result of the exchange, of the principal amount of the 2029 Debentures that you receive in the exchange offer and 2025 Debentures or 2026 Debentures that you surrender in exchange therefor. Any gain recognized on the exchange will be treated as ordinary interest income.

Your adjusted tax basis in a 2025 Debenture or 2026 Debenture should equal the price you paid for the 2025 Debenture or 2026 Debenture, increased by the amount of any original issue discount previously accrued on the 2025 Debenture or 2026 Debenture (determined without regard to any positive or negative adjustments arising from the difference between the projected amount of a contingent payment and the actual amount of a contingent payment on the 2025 Debenture or 2026 Debenture) and any positive adjustment arising as a result of the purchase of a 2025 Debenture or 2026 Debenture by you for an amount less than the adjusted issue price of the 2025 Debenture or 2026 Debenture at such time, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the 2025 Debenture or 2026 Debenture and any negative adjustment arising as a result of the purchase of a 2025 Debenture or 2026 Debenture by you for an amount greater than the adjusted issue price of the 2025 Debenture or 2026 Debenture at such time.

Your initial tax basis in a 2029 Debenture received in the exchange should equal your adjusted tax basis in the 2026 Debentures or 2025 Debentures that you exchanged, increased by the amount of any gain you recognize on the exchange and reduced by any cash (including cash paid in respect of accrued interest) received. Your holding period for the 2029 Debentures should include your holding period in the 2025 Debentures or 2026 Debentures exchanged therefor.

If the 2029 Debentures are considered to be “publicly traded” property, as defined by Treasury Regulations, the “issue price” of the 2029 Debentures will be equal to their fair market value on the date of the exchange. The 2029 Debentures will generally be considered to be “publicly traded” property if they are listed on a national securities exchange registered under section 6 of the Exchange Act. Since we expect to list the 2029 Debentures for trading on the New York Stock Exchange, we believe that the 2029 Debentures will be considered “publicly traded” for these purposes, and, thus, the issue price of the 2029 Debentures will be their fair market value on the date of the exchange. The rules regarding the determination of issue price are complex and highly detailed, however, and you should consult your tax advisor regarding the determination of the issue price of the 2029 Debentures.

The IRS could take positions with respect to the characterization of the recapitalization contrary to those described in the foregoing summary. For example, if the 2029 Debentures, 2026 Debentures or 2025 Debentures were not treated as securities, your exchange would not qualify as a recapitalization and you would generally recognize gain or loss with respect to your 2025 Debentures or 2026 Debentures being exchanged equal to the difference between: (i) the issue price of the 2029 Debentures received plus any cash

(including cash paid in respect of accrued interest) received, and (ii) your adjusted tax basis in the 2025 Debenture or 2026 Debenture. Any such gain would be treated as ordinary interest income, and any such loss would be treated as: (i) ordinary loss to the extent of the excess of previous original issue discount inclusions with respect to the 2025 Debenture or 2026 Debenture over the total negative adjustments previously taken into account as ordinary losses in respect of the 2025 Debenture or 2026 Debenture; and (ii) thereafter, capital loss. The deductibility of capital losses is subject to limitations.

Ownership of the 2029 Debentures

Accrual of Interest

Under the contingent debt regulations, actual cash payments on the 2029 Debentures, including payments of contingent interest, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these contingent debt regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the 2029 Debentures;

•	require you to accrue original issue discount at the comparable yield (as described below) which will be substantially in excess of interest payments actually received by you; and

•	generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the 2029 Debentures.

Subject to the adjustments described below under “— Adjustments to Interest Accruals and Projected Payments on the 2029 Debentures,” you will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the 2029 Debentures that equals:

•	the product of: (i) the adjusted issue price (as defined below) of the 2029 Debentures as of the beginning of the accrual period, and (ii) the comparable yield (as defined below) of the 2029 Debentures, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the 2029 Debentures.

The initial issue price of a 2029 Debenture will be determined as described above under the heading “— The Exchange of 2025 Debentures and 2026 Debentures for 2029 Debentures.” The adjusted issue price of a 2029 Debenture will be its initial issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below under the heading “— Adjustments to Interest Accruals and Projected Payments on the 2029 Debentures,” and decreased by the projected amounts of any payments previously scheduled to be made with respect to the 2029 Debentures.

As described above, and subject to the adjustments described below under “— Adjustments to Interest Accruals and Projected Payments on the 2029 Debentures,” you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the 2029 Debentures. Pursuant to the contingent debt regulations, we have determined the comparable yield of the 2029 Debentures based on the rate, as of the initial issue date, at which we would issue a fixed-rate, non-convertible debt instrument with no contingent payments but with terms and conditions otherwise similar to the 2029 Debentures. Accordingly, we have determined that the comparable yield is an annual rate of 14%, compounded semi-annually. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us.

We are required to furnish to you the comparable yield and, solely for tax purposes, a projected payment schedule that includes the actual interest payments, if any, on the 2029 Debentures and estimates the amount and timing of contingent interest payments and payment upon maturity on the 2029 Debentures taking into account the fair market value of the cash and common stock that might be paid upon a conversion of the 2029 Debentures. You may obtain the projected payment schedule by submitting a written request for it to us at our address set forth in “Where You Can Find More Information.” By exchanging your 2025 Debentures or 2026 Debentures for the 2029 Debentures, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount and adjustments thereof in respect of the 2029 Debentures and do not constitute a projection or representation regarding the actual or expected amount of the payments on a 2029 Debenture.

Adjustments to Interest Accruals and Projected Payments on the 2029 Debentures

If the actual contingent payments made on the 2029 Debentures differ from the projected contingent payments, adjustments to your original issue discount accruals will be made for the difference. If, during any taxable year, you receive actual payments with respect to the 2029 Debentures for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. If you receive in a taxable year actual payments with respect to the 2029 Debentures for the taxable year that in the aggregate are less than the amount of projected payments for that taxable year, you will incur a negative adjustment equal to the amount of such deficit. For these purposes, the payments in a taxable year include the fair market value of our common stock received upon conversion in that year.

If your initial tax basis in your 2029 Debentures differs from the initial issue price of your 2029 Debentures (see the discussion above under the heading “— The Exchange of 2025 Debentures and 2026 Debentures for 2029 Debentures”), you will be required to reasonably allocate such difference to the daily portions of original issue discount that accrues on your 2029 Debentures or projected payments on your 2029 Debentures in accordance with the provisions of the contingent debt regulations. Generally, if your adjusted tax basis exceeds the adjusted issue price of your 2029 Debenture, the portion of such excess allocated to a daily portion of original issue discount or projected payment should be treated as a negative adjustment on the date the daily portion accrues or the payment is made. If your adjusted issue price exceeds your adjusted tax basis of your 2029 Debenture, the amount of such excess allocated to a daily portion of original issue discount or projected payment should be treated as a positive adjustment on the date the daily portion accrues or payment is made. On the date of an adjustment described in this paragraph, your adjusted basis in your 2029 Debenture should be reduced by the amount described in this paragraph treated as a negative adjustment and increased by the amount described in this paragraph treated as a positive adjustment. If the 2029 Debentures are listed for trading on the New York Stock Exchange, as we expect to be the case, an allocation of any difference between the adjusted tax basis and issue price of your 2029 Debentures will be deemed reasonable if such allocation is made to daily portions of original issue discount accruals under the 2029 Debentures on a pro-rata basis over the term of the 2029 Debentures. This safe harbor allocation would not be available, however, to the extent that your yield on the 2029 Debentures, determined after taking into account the pro-rata allocations to daily portions of original issue discount, would be less than the applicable federal rate in effect on the date of consummation of the Exchange Offer.

The amount, if any, by which total positive adjustments on your 2029 Debentures in a taxable year exceed total negative adjustments on your 2029 Debentures in a taxable year will be treated as additional interest for the taxable year. The amount, if any, by which total negative adjustments on your 2029 Debentures in a taxable year exceed total positive adjustments on your 2029 Debentures in a taxable year will be treated as follows:

•	first, a net negative adjustment will reduce the amount of original issue discount required to be accrued in the current taxable year;

•	second, any net negative adjustment that exceeds the amount of original issue discount accrued in the current taxable year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the 2029 Debentures, reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

•	third, any excess net negative adjustment will be treated as a regular negative adjustment in the succeeding taxable year.

The rules governing the accrual of interest on the 2029 Debentures are extremely complex and you should consult your own tax advisors regarding the proper accrual of interest and adjustments thereto under the contingent debt regulations.

Sale, Exchange, Conversion or Redemption

Upon the sale, exchange, conversion or redemption of a 2029 Debenture, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the 2029 Debentures. As a holder of a 2029 Debenture, you agree to treat the cash and fair market value of our common stock that you receive on conversion as a contingent payment. Any gain recognized on a 2029 Debenture generally will be treated as ordinary interest income. Loss from the disposition of a 2029 Debenture will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the 2029 Debentures. Any loss in excess of that amount will be treated as capital loss. The deductibility of capital losses is subject to limitations.

Special rules apply in determining the adjusted tax basis of a 2029 Debenture. Your initial tax basis in a 2029 Debenture (as described above under the heading “— The Exchange of 2025 Debentures and 2026 Debentures for 2029 Debentures”) will be increased by original issue discount (without taking into account any adjustments other than any positive adjustments occurring as a result of a difference between your adjusted tax basis in a 2029 Debenture and the adjusted issue price of a 2029 Debenture) you previously accrued on the 2029 Debentures, and reduced by the projected amount of any payments previously scheduled to be made on the 2029 Debentures and any negative adjustments occurring as a result of a difference between your adjusted tax basis in a 2029 Debenture and the adjusted issue price of a 2029 Debenture.

Your adjusted tax basis in the common stock received upon conversion of a 2029 Debenture will be equal to the then current fair market value of such common stock. Your holding period for our common stock received will commence on the day following the conversion date.

Given the uncertain tax treatment of instruments such as the 2029 Debentures, you should contact your tax advisors concerning the tax treatment on conversion of a 2029 Debenture and the ownership of the common stock.

Constructive Distributions

The conversion ratio of the 2029 Debentures may be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the 2029 Debentures, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the 2029 Debentures (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to non-corporate holders would be eligible for the current preferential rates of U.S. federal income tax applicable in respect of certain dividends. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. You should consult your tax advisors concerning the tax treatment of such constructive dividends received by you.

U.S. Federal Income Tax Consequences to Exchanging Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to a non-U.S. Holder. Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

The Exchange of 2025 Debentures and 2026 Debentures for 2029 Debentures

Any gain recognized by you on the exchange of 2025 Debentures or 2026 Debentures for 2029 Debentures generally will be treated as ordinary interest income and will not be subject to U.S. federal income tax, provided you meet the portfolio interest requirements (described below under “— Ownership of the 2029 Debentures — Payments with Respect to the 2029 Debentures”) as they relate to the 2025 Debentures or 2026 Debentures, as applicable, and such gain is not effectively connected with the conduct of your U.S. trade or business. Any gain that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax as described below under “— Ownership of the 2029 Debentures — Payments with Respect to the 2029 Debentures,” as such provisions relate to the 2025 Debentures or 2026 Debentures.

Ownership of the 2029 Debentures

Payments with Respect to the 2029 Debentures

Subject to the discussion of backup withholding and information reporting below, payments of interest (including amounts taken into income under the accrual rules described above under “U.S. Federal Income Tax Consequences to Exchanging U.S. Holders — Ownership of the 2029 Debentures — Accrual of Interest,” a payment of cash and common stock pursuant to a conversion, and any gain from the sale or exchange of a 2029 Debenture that is treated as interest for this purpose) in respect of the 2029 Debentures will not be subject to U.S. federal income tax or withholding tax under the “portfolio interest” rule, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our capital stock that are entitled to vote within the meaning of Code Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” that is, directly or indirectly, related to us through stock ownership;

•	you are not a bank whose receipt of interest (including original issue discount) on the 2029 Debentures is described in Section 881(C)(3)(A) of the Code;

•	our common stock continues to be actively traded within the meaning of Code Section 871(h)(4)(c)(v)(I) of the Code and we are not a “U.S. real property holding corporation”; and

•	you: (i) provide your name and address and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on IRS Form W-8BEN (or other applicable form); or (ii) hold your 2029 Debentures through certain foreign intermediaries and satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to holders that are pass-through entities.

If the requirements described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest (including original issue discount or other amounts treated as interest) on the 2029 Debentures that is paid to you, unless, either: (i) an applicable income tax treaty reduces or eliminates such tax, and you claim the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (ii) the interest is effectively connected with your conduct of a trade or business in the United States and you provide an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If you are engaged in a U.S. trade or business and interest (including original issue discount or other amounts treated as interest) in respect of a 2029 Debenture is effectively connected with the conduct of that trade or business, you will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the appropriate statement is provided to us) generally in the same manner as a U.S. Holder. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to U.S. federal income tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by you in the United States and you claim the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, if you are a foreign corporation for U.S. federal income tax purposes, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Ownership of the Common Stock

Dividends on Shares of Common Stock and Constructive Distributions

A 30% withholding tax will generally apply to any distributions (including constructive dividends, as described above under “— Tax Consequences to Exchanging U.S. Holders — Ownership of 2029 Debentures — Constructive Distributions”) with respect to shares of our common stock to you to the extent that the cash and fair market value of property distributed does not exceed your pro rata share of our current and accumulated earnings and profits, if any, unless, either: (i) an applicable income tax treaty reduces or eliminates such tax, and you claim the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (ii) the distributions are effectively connected with your conduct of a trade or business in the United States and you provide an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If you are engaged in a U.S. trade or business and distributions with respect to our common stock are effectively connected with the conduct of that trade or business, you will be required to pay U.S. federal income tax on the distributions (and the 30% withholding tax described above will not apply provided the appropriate statement is provided to us) generally in the same manner as a U.S. Holder. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, any income arising from distributions that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to U.S. federal income tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by you in the United States and you claim the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, if you are a foreign corporation for U.S. federal income tax purposes, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Sale, Exchange or Other Taxable Disposition of the Common Stock

You will not be subject to U.S. federal income tax on any gain realized by you upon a sale, exchange or other taxable disposition of our common stock, unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States by you (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base in the case of an individual);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates. An individual non-U.S. Holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, exchange, redemption or other disposition, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. Holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a “branch profits tax” at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming, a U.S. real property holding corporation.

Backup Withholding and Information Reporting

In general, if you are a U.S. Holder with respect to the 2026 Debentures, 2025 Debentures, 2029 Debentures or our common stock, information reporting requirements may apply to the exchange of 2026 Debentures or 2025 Debentures for 2029 Debentures (and cash, if any), and such requirements will generally apply to all payments we make to you with respect to, and the proceeds from a sale of, a 2029 Debenture or share of common stock (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income.

In general, if you are a non-U.S. Holder, you will not be subject to backup withholding with respect to the exchange of 2026 Debentures or 2025 Debentures for 2029 Debentures (and cash, if any) and payments that we make to you with respect to the 2029 Debentures or shares of our common stock, provided that we do not have actual knowledge or reason to know that you are a United States person and you have provided a validly completed IRS Form W-8BEN (or suitable successor or substitute form) establishing that you are a non-U.S. Holder. We must report annually to the IRS and to each non-U.S. holder the amount of interest and dividends paid to such holder and the tax withheld with respect to such interest and dividends, regardless of whether withholding was required. Copies of the information returns reporting such interest and dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In addition, if you are a non-U.S. Holder, payments of the proceeds of a sale of a 2025 Debenture, 2026 Debenture, 2029 Debenture or share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries may be subject to both backup withholding and information reporting unless you certify under penalties of perjury that you are a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that you are a United States person) or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Tax Consequences to Non-Exchanging Holders

Because the terms of the 2025 Debentures and 2026 Debentures will not be modified in connection with the Exchange Offer, we believe that the exchange of some of the 2025 Debentures and 2026 Debentures for 2029 Debentures should not have any direct U.S. federal income tax consequences for holders of 2025 Debentures or 2026 Debentures who do not tender their 2025 Debentures or 2026 Debentures or whose 2025 Debentures or 2026 Debentures are not accepted for exchange in the Exchange Offer.

ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, or other retirement plan, account or arrangement to acquire or hold our 2029 Debentures should consider whether an investment in our 2029 Debentures would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (the “ERISA”), or Section 4975 of the Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code, as applicable, prohibit plans subject to Title I of ERISA and/or Section 4975 of the Code, including entities such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts whose underlying assets include the assets of such plans (each a “Plan”, and, collectively, the “Plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest,” under ERISA or “disqualified persons,” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons and penalties and liabilities under ERISA and the Code for the fiduciary of the Plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA and Section 414(e) of the Code with respect to which the election provided by Section 410(d) of the Code has not been made), and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the prohibited transaction requirements of Title I of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable federal, state, local, foreign or other regulations, rules or laws (collectively, “Similar Laws”).

The acquisition or holding of our 2029 Debentures by a Plan with respect to which we, the Exchange Agent, the Information Agent, the Dealer Managers or certain of our or their affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless our 2029 Debentures are acquired or held pursuant to and in accordance with an applicable exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the 2029 Debentures, such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 and PTCE 84-14. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, or the “Service Provider Exemption,” provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Each holder of our 2029 Debentures or any interest therein will be deemed to have represented and warranted, on each day from the date on which the holder acquires its interest in our 2029 Debentures to the date on which the holder disposes of its interest in our 2029 Debentures, by its acquisition or holding of our 2029 Debentures or any interest therein that (a) its acquisition and holding of our 2029 Debentures is not made on behalf of or with “plan assets” of any Plan, or (b) if its acquisition and holding of our 2029 Debentures is made on behalf of or with “plan assets” of a Plan, then its acquisition and holding of our 2029 Debentures will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring our 2029 Debentures on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment as well as the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

To our knowledge, none of our directors, executive officers or controlling persons, or any of their affiliates, beneficially own any 2026 Debentures or 2025 Debentures, other than Roy W. Haley, our Chairman and Chief Executive Officer, and Kenneth L. Way, a Director. Mr. Haley beneficially owns $500,000 aggregate principal amount of 2026 Debentures and $1,734,000 aggregate principal amount of 2025 Debentures. Mr. Way beneficially owns $200,000 aggregate principal amount of 2026 Debentures. If Messrs. Haley and Way tender all of their respective 2026 Debentures and 2025 Debentures in the Exchange Offer and all of such 2026 Debentures and 2025 Debentures are accepted for exchange, upon completion of the Exchange Offer, Messrs. Haley and Way would beneficially own $2,231,000 and $192,000 aggregate principal amount of 2029 Debentures, respectively. Messrs. Haley and Way also would receive cash payments of approximately $19,000 and $1,000, respectively, for accrued and unpaid interest on the 2026 Debentures and 2025 Debentures exchanged by them in accordance with the terms of the Exchange Offer. Mr. Haley additionally would receive a cash payment of $340 as a result of the 2029 Debentures being issued solely in integral multiples of $1,000 in excess of the minimum denomination of $2,000. If the 2025 Debentures are prorated as described under “Exchange Offer — Maximum Issue Amount; Acceptance Priority Levels; Proration,” Mr. Haley will be subject to proration to the same extent as other holders of 2025 Debentures. Neither we nor any of our subsidiaries nor, to our knowledge, any of our directors, executive officers or controlling persons, nor any affiliates of the foregoing, have engaged in any transaction in the 2026 Debentures or 2025 Debentures during the 60 days prior to the date hereof.

THE DEALER MANAGERS

The Lead Dealer Managers for the Exchange Offer are Goldman, Sachs & Co. and Barclays Capital Inc. The respective addresses and telephone numbers for the Lead Dealer Managers are set forth on the back cover of this prospectus. The Co-Dealer Managers for the Exchange Offer are Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, Robert W. Baird & Co. Incorporated and Raymond James & Associates, Inc. The Dealer Managers for the Exchange Offer will perform services customarily provided by investment banking firms acting as Dealer Managers of exchange offers of a like nature, including, but not limited to, soliciting tenders of 2026 Debentures or 2025 Debentures pursuant to the Exchange Offer and communicating generally regarding the Exchange Offer with brokers, dealers, commercial banks and trust companies and other persons, including the holders of the 2026 Debentures or 2025 Debentures. The Dealer Managers will receive customary compensation for such services and will be reimbursed for reasonable out-of-pocket expenses incurred in performing its services, including reasonable fees and expenses of legal counsel. We have also agreed to indemnify the Dealer Managers against certain claims and liabilities, including those that may arise under the U.S. federal securities laws.

Certain of the Dealer Managers and their respective affiliates have rendered, and the Dealer Managers may in the future render, various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. Certain of the Dealer Managers have received, and the Dealer Managers may in the future receive, customary compensation from us and our subsidiaries for such services.

The Dealer Managers and their respective affiliates may from time to time hold 2026 Debentures, 2025 Debentures, shares of our common stock and other securities of ours in their proprietary accounts, which holdings may be substantial. Certain of the Dealer Managers and their respective affiliates currently hold 2026 Debentures and 2025 Debentures, and, to the extent they own 2026 Debentures and 2025 Debentures in these accounts at the time of the Exchange Offer, the Dealer Managers and their respective affiliates may tender such 2026 Debentures and 2025 Debentures for exchange pursuant to the Exchange Offer. During the course of the Exchange Offer and subject to applicable law, the Dealer Managers and their respective affiliates may trade 2026 Debentures, 2025 Debentures and shares of our common stock or effect transactions in other securities of ours for their own account or for the accounts of their customers. As a result, the Dealer Managers and their respective affiliates may hold a long or short position in the 2026 Debentures, 2025 Debentures, our common stock or other of our securities.

THE EXCHANGE AGENT

We have appointed The Bank of New York Mellon as the Exchange Agent for the Exchange Offer. We have agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the Exchange Offer. We have also agreed to indemnify the Exchange Agent against certain claims and liabilities, including those that may arise under the U.S. federal securities laws. All completed letters of transmittal and requests for assistance in connection with the tender of your 2026 Debentures or 2025 Debentures, should be directed to the Exchange Agent as set forth on the back cover of this prospectus.

DELIVERY OF A LETTER OF TRANSMITTAL OR TRANSMISSION OF INSTRUCTIONS TO AN ADDRESS OR FACSIMILE NUMBER OTHER THAN THAT OF THE EXCHANGE AGENT AS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS IS NOT A VALID DELIVERY.

THE INFORMATION AGENT

The Information Agent for the Exchange Offer is Global Bondholder Services Corporation. Its address and telephone number are set forth on the back cover of this prospectus. We have agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the Exchange Offer. We have also agreed to indemnify the Information Agent against certain claims and liabilities, including those that may arise under the U.S. federal securities laws. Any requests for assistance in connection with the Exchange Offer or for additional copies of this prospectus, the related letter of transmittal and other materials related to this Exchange Offer, including the form of notice of guaranteed delivery and the form of notice of withdrawal, should be directed to the Information Agent at the addresses set forth on the back cover of this prospectus.

LEGAL MATTERS

The validity of the 2029 Debentures issuable in the Exchange Offer will be passed upon for us by K&L Gates LLP, Pittsburgh, Pennsylvania. K&L Gates LLP regularly performs legal services for us and our affiliates. The validity of the 2029 Debentures issuable in the Exchange Offer will be passed upon for the Dealer Managers by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Company’s Current Report on Form 8-K dated July 27, 2009 and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The Exchange Agent for the Exchange Offer is:

The Bank of New York Mellon

By Hand, Overnight Delivery or Mail
(Registered or Certified Mail Recommended):
The Bank of New York Mellon
Corporate Trust Operations
Reorganization Unit
101 Barclay Street-7 East
New York, New York 10286
Attention: William Buckley	By Facsimile Transmission: The Bank of New York Mellon (212) 298-1915 Attention: William Buckley Confirm by Telephone: (212) 815-5788

The Information Agent for the Exchange Offer is:

Global Bondholder Services Corporation

65 Broadway — Suite 723
New York, New York 10006
Attn: Corporate Actions
Banks and Brokers call: (212) 430-3774
Toll-Free: (866) 470-1500

Additional copies of this prospectus, the letter of transmittal or other tender offer materials may be obtained from the Information Agent and will be furnished at our expense. Questions and requests for assistance regarding the procedures to be followed for tendering your 2026 Debentures or 2025 Debentures should be directed to the Information Agent. For all other questions, please contact the Lead Dealer Managers.

The Lead Dealer Managers for the Exchange Offer are:

Goldman, Sachs & Co. Credit Liability Management Group One New York Plaza, 48th Floor New York, New York 10004 (877) 686-5059 (toll-free) (212) 357-2992 (collect)	Barclays Capital Inc. Liability Management Group 745 Seventh Avenue New York, New York 10019 (800) 438-3242 (toll-free) (212) 528-7581 (collect)

PART II

INFORMATION NOT REQUIRED IN DOCUMENT

Item 20.	Indemnification Of Officers And Directors

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Our restated certificate of incorporation provides, among other things, that the personal liability of our directors is so eliminated.

Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision.

The By-laws of WESCO International, Inc. and WESCO Distribution, Inc. each provide that it will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was or has agreed to become a director or officer of WESCO International, Inc. or WESCO Distribution, Inc., as the case may be, or is or was serving or has agreed to serve at the request of WESCO International, Inc. or WESCO Distribution, Inc., as the case may be, as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. WESCO International and WESCO Distribution each may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that the person is or was or has agreed to become an employee or agent of WESCO International, Inc. or WESCO Distribution, as the case may be, or is or serving or has agreed to serve at the request of WESCO International, Inc. or WESCO Distribution, Inc., as the case may be, as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit, or proceeding and any appeal therefrom, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of WESCO International, Inc. or WESCO Distribution, Inc., as the case may be, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful; except that in the case of an action or suit by or in the right of WESCO International, Inc. or WESCO Distribution, Inc., as the case may be, to procure a judgment in its favor (1) such indemnification will be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to WESCO International, Inc. or WESCO Distribution, as the case may be, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

WESCO International, Inc. and WESCO Distribution each are also authorized to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer, or is or was serving at its request as a director or officer of any other corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not WESCO International, Inc. or WESCO

Distribution, Inc., as the case may be, would have the power to indemnify such person against such liability under the DGCL, provided that such insurance is available on acceptable terms, which determination will be made by a vote of a majority of the entire Board of Directors of WESCO International, Inc. or WESCO Distribution, Inc., as the case may be.

Item 21.	Exhibits And Financial Statement Schedules

(a) Exhibits. The following exhibits are filed as part of this Registration Statement:

Exhibit
No.	Description of Exhibit	Prior Filing

2.1	Recapitalization Agreement, dated as of March 27, 1998, among Thor Acquisitions L.L.C., WESCO International, Inc. (formerly known as CDW Holding Corporation) and certain security holders of WESCO International, Inc.	Incorporated by reference to Exhibit 2.1 to WESCO International’s Registration Statement on Form S-4 (No. 333-43225)
3.1	Restated Certificate of Incorporation of WESCO International, Inc.	Incorporated by reference to Exhibit 3.1 to WESCO International’s Registration Statement on Form S-4 (No. 333-70404)
3.2	By-laws of WESCO International, Inc.	Incorporated by reference to Exhibit 3.2 to WESCO International’s Registration Statement on Form S-4 (No. 333-70404)
4.1	Indenture, dated as of September 27, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and J.P. Morgan Trust Company, National Association, as Trustee.	Incorporated by reference to Exhibit 4.1 to WESCO International’s Current Report on Form 8-K, dated September 21, 2005
4.2	Form of 2.625% Convertible Senior Debenture due 2025.	Included in Exhibit 4.1
4.3	Indenture, dated as of September 27, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and J.P. Morgan Trust Company, National Association, as Trustee.	Incorporated by reference to Exhibit 4.4 to WESCO International’s Current Report on Form 8-K, dated September 21, 2005
4.4	Form of 7.50% Senior Subordinated Note due 2017.	Included in Exhibit 4.3
4.5	Indenture, dated as of November 2, 2006, by and among WESCO International, Inc., WESCO Distribution, Inc. and The Bank of New York, as Trustee.	Incorporated by reference to Exhibit 4.1 to WESCO International’s Current Report on Form 8-K, dated November 2, 2006
4.6	Form of 1.75% Convertible Senior Debenture due 2026.	Included in Exhibit 4.5
4.7	Form of Indenture by and among WESCO International, Inc., WESCO Distribution, Inc. and The Bank of New York Mellon, as Trustee, governing 2029 Debentures.	Filed herewith
4.8	Form of 6.0% Convertible Senior Debenture due 2029.	Included in Exhibit 4.7
5.1	Opinion of K&L Gates LLP.	Filed herewith
8.1	Tax opinion of K&L Gates LLP.	Filed herewith
12.1	Statement re computation of ratios.	Filed herewith
23.1	Consent of PricewaterhouseCoopers LLP.	Filed herewith
23.2	Consent of K&L Gates LLP.	Included in Exhibit 5.1
23.3	Consent of K&L Gates LLP.	Included in Exhibit 8.1

Exhibit
No.	Description of Exhibit	Prior Filing

24.1	Powers of Attorney.	Included on signature page
25.1	Form T-1 of The Bank of New York Mellon, under the Trust Indenture Act of 1939.	Filed herewith
99.1	Form of Letter of Transmittal.	Filed herewith
99.2	Form of Notice of Guaranteed Delivery.	Filed herewith
99.3	Form of Notice of Withdrawal.	Filed herewith

The registrants hereby agree to furnish supplementally to the SEC, upon request, a copy of any omitted schedule to any of the agreements contained herein.

(b) Financial Statement Schedules. Incorporated herein by reference to Item 8 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2008.

Item 22.	Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(d) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of WESCO International, Inc.’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on July 27, 2009.

WESCO INTERNATIONAL, INC.	WESCO DISTRIBUTION, INC.

By: /s/ Stephen A. Van Oss Name: Stephen A. Van Oss Title: Senior Vice President and Chief Administrative Officer	By: /s/ Stephen A. Van Oss Name: Stephen A. Van Oss Title: Senior Vice President and Chief Administrative Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of WESCO International, Inc., a Delaware corporation, and WESCO Distribution, Inc., a Delaware corporation, do hereby constitute and appoint Roy W. Haley, John J. Engel, Stephen A. Van Oss, Richard P. Heyse and Leslie J. Parrette, or any of them, the undersigned’s true and lawful attorneys and agents, with full power of substitution and resubstitution in each, to do any and all acts and things in our name and on our behalf in our respective capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments, whether pursuant to Rule 462(b) or otherwise) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either one of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roy W. Haley Roy W. Haley	Chairman and Chief Executive Officer (Principal Executive Officer)	July 27, 2009

/s/ Richard P. Heyse Richard P. Heyse	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 27, 2009

/s/ Sandra Beach Lin Sandra Beach Lin	Director	July 27, 2009

/s/ John J. Engel John J. Engel	Director	July 27, 2009

/s/ George L. Miles, Jr. George L. Miles, Jr.	Director	July 27, 2009

Signature	Title	Date

/s/ John K. Morgan John K. Morgan	Director	July 27, 2009

/s/ Steven A. Raymund Steven A. Raymund	Director	July 27, 2009

/s/ James L. Singleton James L. Singleton	Director	July 27, 2009

/s/ Robert J. Tarr, Jr. Robert J. Tarr, Jr.	Director	July 27, 2009

/s/ Lynn M. Utter Lynn M. Utter	Director	July 27, 2009

/s/ Stephen A. Van Oss Stephen A. Van Oss	Director	July 27, 2009

/s/ William J. Vareschi William J. Vareschi	Director	July 27, 2009

/s/ Kenneth L. Way Kenneth L. Way	Director	July 27, 2009

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit	Prior Filing

2.1	Recapitalization Agreement, dated as of March 27, 1998, among Thor Acquisitions L.L.C., WESCO International, Inc. (formerly known as CDW Holding Corporation) and certain security holders of WESCO International, Inc.	Incorporated by reference to Exhibit 2.1 to WESCO International’s Registration Statement on Form S-4 (No. 333-43225)
3.1	Restated Certificate of Incorporation of WESCO International, Inc.	Incorporated by reference to Exhibit 3.1 to WESCO International’s Registration Statement on Form S-4 (No. 333-70404)
3.2	By-laws of WESCO International, Inc.	Incorporated by reference to Exhibit 3.2 to WESCO International’s Registration Statement on Form S-4 (No. 333-70404)
4.1	Indenture, dated as of September 27, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and J.P. Morgan Trust Company, National Association, as Trustee.	Incorporated by reference to Exhibit 4.1 to WESCO International’s Current Report on Form 8-K, dated September 21, 2005
4.2	Form of 2.625% Convertible Senior Debenture due 2025.	Included in Exhibit 4.1
4.3	Indenture, dated as of September 27, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and J.P. Morgan Trust Company, National Association, as Trustee.	Incorporated by reference to Exhibit 4.4 to WESCO International’s Current Report on Form 8-K, dated September 21, 2005
4.4	Form of 7.50% Senior Subordinated Note due 2017.	Included in Exhibit 4.3
4.5	Indenture, dated as of November 2, 2006, by and among WESCO International, Inc., WESCO Distribution, Inc. and The Bank of New York, as Trustee.	Incorporated by reference to Exhibit 4.1 to WESCO International’s Current Report on Form 8-K, dated November 2, 2006
4.6	Form of 1.75% Convertible Senior Debenture due 2026.	Included in Exhibit 4.5
4.7	Form of Indenture by and among WESCO International, Inc., WESCO Distribution, Inc. and The Bank of New York Mellon, as Trustee, governing 2029 Debentures.	Filed herewith
4.8	Form of 6.0% Convertible Senior Debenture due 2029.	Included in Exhibit 4.7
5.1	Opinion of K&L Gates LLP.	Filed herewith
8.1	Tax opinion of K&L Gates LLP.	Filed herewith
12.1	Statement re computation of ratios.	Filed herewith
23.1	Consent of PricewaterhouseCoopers LLP.	Filed herewith
23.2	Consent of K&L Gates LLP.	Included in Exhibit 5.1
23.3	Consent of K&L Gates LLP.	Included in Exhibit 8.1
24.1	Powers of Attorney.	Included on signature page
25.1	Form T-1 of The Bank of New York Mellon, under the Trust Indenture Act of 1939.	Filed herewith
99.1	Form of Letter of Transmittal.	Filed herewith
99.2	Form of Notice of Guaranteed Delivery.	Filed herewith
99.3	Form of Notice of Withdrawal.	Filed herewith

The registrants hereby agree to furnish supplementally to the SEC, upon request, a copy of any omitted schedule to any of the agreements contained herein.